Exhibit 99.1
R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2006 and 2005
(With Independent Auditors’ Report Thereon)

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors’ Report
The Board of Directors
R. J. Reynolds Tobacco Company:
We have audited the accompanying consolidated balance sheets of R. J. Reynolds Tobacco Company and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholder’s equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of R. J. Reynolds Tobacco Company and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, effective December 31, 2006, R. J. Reynolds Tobacco Company and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”
/s/ KPMG LLP
Greensboro, North Carolina
February 27, 2007

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Millions)

	For the Years Ended
	December 31,
	2006	2005	2004
Net sales[1]	$7,296	$7,409	$5,959
Net sales, related parties	572	505	258

Net Sales	7,868	7,914	6,217
Costs and expenses:
Cost of products sold[1,2]	4,611	4,763	3,774
Selling, general and administrative expenses	1,454	1,514	1,336
Loss on sale of assets	—	24	—
Amortization expense	27	41	24
Restructuring and asset impairment charges	1	2	6
Trademark impairment charges	90	198	199

Operating income	1,685	1,372	878
Interest expense on notes due to RJR	3	3	3
Interest income on notes due from RAI and RJR	(37)	(26)	(9)
Interest expense	1	1	—
Interest income	(116)	(74)	(24)
Other income, net	(15)	(9)	(8)

Income from continuing operations before income taxes	1,849	1,477	916
Provision for income taxes	709	641	277
Minority interest	3	3	3

Income from continuing operations	1,137	833	636
Discontinued operations:
Gain on sale of discontinued businesses, net of income taxes (2005—$1; 2004—$6)	—	2	12

Net income	$1,137	$835	$648

[1]	Excludes excise taxes of $2,014 million, $2,092 million and $1,785 million during 2006, 2005 and 2004, respectively.

[2]	See “Master Settlement Agreement and Federal Tobacco Buyout Expenses” in note 1.
See Notes to Consolidated Financial Statements

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	For the Years Ended
	December 31,
	2006	2005	2004
Cash flows from (used in) operating activities:
Net income	$1,137	$835	$648
Less income from discontinued operations	—	(2)	(12)
Adjustments to reconcile to net cash flows from (used in) continuing operating activities:
Depreciation and amortization	150	188	148
Restructuring and asset impairment charges	(13)	(61)	(150)
Acquisition restructuring charges	(81)	(59)	(86)
Trademark impairment charges	90	198	199
Deferred income tax expense (benefit)	115	127	(103)
Other changes, net of acquisition effects, that provided (used) cash:
Accounts receivable	4	4	2
Inventories	65	196	(24)
Related party, net	423	181	274
Accounts payable	219	(27)	(2)
Accrued liabilities including income taxes and other working capital	1	(165)	(30)
Litigation bonds	24	16	9
Tobacco settlement and related expenses	(23)	(135)	129
Pension and postretirement	(264)	(209)	(62)
Other, net	15	29	61

Net cash flows from operating activities	1,862	1,116	1,001

Cash flows from (used in) investing activities:
Purchases of short-term investments	(7,550)	(10,881)	(4,568)
Proceeds from short-term investments	7,760	9,983	4,757
Capital expenditures	(123)	(97)	(78)
Net proceeds from the sale of businesses	—	48	—
Cash received from acquisition	—	—	603
Receipts (additional investments) in notes due from affiliates	(113)	11	(418)
Distributions from equity investees	18	12	5
Proceeds from sales of fixed assets	23	6	3
Other, net	(4)	—	—

Net cash flows from (used in) investing activities	11	(918)	304

Cash flows from (used in) financing activities:
Dividends paid on common stock	(1,520)	(435)	(635)
Dividends paid to minority stockholder	—	(8)	—
Payments on notes due to RJR	—	(2)	(2)
Investment (returned to) from parent, net	(464)	7	—

Net cash flows used in financing activities	(1,984)	(438)	(637)

Net change in cash and cash equivalents	(111)	(240)	668
Cash and cash equivalents at beginning of year	1,002	1,242	574

Cash and cash equivalents at end of year	$891	$1,002	$1,242

Income taxes paid, net of refunds	$68	$86	$59
Income taxes paid to parent, net of refunds	$536	$444	$327
Interest paid	$1	$—	$1
See Notes to Consolidated Financial Statements

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$891	$1,002
Short-term investments	1,053	1,262
Accounts receivable, net of allowance (2006—$3; 2005—$5)	57	61
Accounts receivable, related party	53	135
Inventories	913	978
Deferred income taxes, net	767	844
Prepaid expenses	100	93
Notes and interest receivable from RAI and RJR	154	143

Total current assets	3,988	4,518
Property, plant and equipment, at cost:
Land and land improvements	87	96
Buildings and leasehold improvements	650	661
Machinery and equipment	1,617	1,612
Construction-in-process	39	49

Total property, plant and equipment	2,393	2,418
Less accumulated depreciation	1,425	1,410

Property, plant and equipment, net	968	1,008
Trademarks, net of accumulated amortization (2006—$517; 2005—$505)	1,906	2,008
Goodwill	5,303	5,309
Other intangibles, net of accumulated amortization (2006—$57; 2005—$42)	136	147
Notes receivable from RAI	472	367
Other assets and deferred charges	189	224

	$12,962	$13,581

Liabilities and shareholder’s equity
Current liabilities:
Accounts payable	$253	$34
Tobacco settlement and related accruals	2,216	2,236
Due to related party	581	31
Deferred revenue, related party	62	69
Notes and interest due to RJR	64	55
Other current liabilities	748	1,061

Total current liabilities	3,924	3,486
Notes due to RJR	4	6
Deferred income taxes, net	612	571
Long-term retirement benefits (less current portion)	1,098	1,312
Other noncurrent liabilities	106	123

Total liabilities	5,744	5,498

Minority interest (note 4)	5	2

Commitments and contingencies:
Shareholder’s equity:
Common stock (2006 and 2005: $.01 par, 100 shares)	—	—
Paid-in capital	8,566	9,352
Accumulated deficit	(961)	(778)
Accumulated other comprehensive loss—(Defined benefit pension and post-retirement plans: 2006—$393, net of tax. Cumulative minimum pension liability adjustment: 2005—$494, net of tax)	(392)	(493)

Total shareholder’s equity	7,213	8,081

	$12,962	$13,581

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY AND
COMPREHENSIVE INCOME
(Dollars in Millions)

			Retained	Accumulated
			Earnings	Other	Total
	Common	Paid-In	(Accumulated	Comprehensive	Shareholder’s	Comprehensive
	Stock	Capital	Deficit)	Income (Loss)	Equity	Income
Balance at December 31, 2003	$200	$6,071	$(1,191)	$(457)	$4,623
Net income	—	—	648	—	648	$648
Minimum pension liability, net of $10 tax expense	—	—	—	15	15	15

Total comprehensive loss						$663

Dividends declared	—		(635)	—	(635)
Acquisition transactions	(200)	3,274	—	—	3,074

Balance at December 31, 2004	—	9,345	(1,178)	(442)	7,725
Net income	—	—	835	—	835	$835
Minimum pension liability, net of $85 tax benefit	—	—	—	(52)	(52)	(52)
Other	—	—	—	1	1	1

Total comprehensive income						$784

Additional investment from parent	—	7	—	—	7
Dividends declared	—	—	(435)	—	(435)

Balance at December 31, 2005	—	9,352	(778)	(493)	8,081
Net income	—	—	1,137	—	1,137	$1,137
Minimum pension liability, net of $315 tax expense	—	—	—	487	487	487

Total comprehensive income						$1,624

Implementation of SFAS 158, net of $246 million tax	—	—	—	(386)	(386)
Additional investment from parent	—	6	—	—	6
Return of capital to parent	—	(592)	—	—	(592)
Dividends declared	—	(200)	(1,320)	—	(1,520)

Balance at December 31, 2006	$—	$8,566	$(961)	$(392)	$7,213

See Notes to Consolidated Financial Statements

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 1—Summary of Significant Accounting Policies
Overview
     The consolidated financial statements include the accounts of R. J. Reynolds Tobacco Company and its wholly and majority owned subsidiaries. R. J. Reynolds Tobacco Company is a wholly owned operating subsidiary of R. J. Reynolds Tobacco Holdings, Inc., referred to as RJR. RJR is a wholly owned subsidiary of Reynolds American Inc., referred to as RAI. RAI, as well as other RAI subsidiaries not owned by R. J. Reynolds Tobacco Company, may be referred to within this document as affiliates or related parties.
     RAI was incorporated as a holding company in the state of North Carolina on January 5, 2004, and its common stock is listed on the NYSE under the symbol RAI. RAI was created to facilitate the transactions on July 30, 2004, to combine the U.S. assets, liabilities and operations of Brown & Williamson Holdings, Inc., formerly known as Brown & Williamson Tobacco Company and referred to as B&W, an indirect, wholly owned subsidiary of British American Tobacco p.l.c., referred to as BAT, with R. J. Reynolds Tobacco Company. These July 30, 2004 transactions generally are referred to as the B&W business combination.
     References to RJR Tobacco prior to July 30, 2004, relate to R. J. Reynolds Tobacco Company, a New Jersey corporation and a wholly owned subsidiary of RJR. References to RJR Tobacco on and subsequent to July 30, 2004, relate to the combined U.S. assets, liabilities and operations of B&W and R. J. Reynolds Tobacco Company, a North Carolina corporation and an indirect, wholly owned operating subsidiary of RAI.
     The headquarters and primary operations of RJR Tobacco are located in Winston-Salem, North Carolina.
     RJR Tobacco is the second largest cigarette manufacturer in the United States and operates two manufacturing facilities in the United States and one in Puerto Rico. RJR Tobacco closed and sold the acquired B&W manufacturing facility in Macon, Georgia in 2006. RJR Tobacco’s largest selling cigarette brands, CAMEL, KOOL, DORAL, WINSTON and SALEM, are currently five of the ten best-selling brands of cigarettes in the United States. Those brands, and its other brands, including PALL MALL, MISTY and CAPRI, are manufactured in a variety of styles and marketed in the United States. The U.S. cigarette market is a mature market in which overall consumer demand has declined since 1987 and is expected to continue to decline. Raw materials are readily available.
     On May 2, 2005, RJR Tobacco and RJR Packaging, LLC sold the assets and business of RJR Packaging, LLC to five packaging companies. In connection with this sale, RJR Tobacco entered into agreements with four of the purchasers, pursuant to which those companies supply RJR Tobacco with certain of its tobacco packaging materials requirements. As a result, RJR Tobacco is now dependent upon third parties for its packaging requirements.
Basis of Presentation
     The consolidated financial statements have been prepared as if RJR Tobacco operated as a stand-alone entity. A portion of RAI overhead is allocated to RJR Tobacco and is included in selling, general and administrative expenses. Management believes that the allocation method used to allocate the costs and expenses is reasonable; however, such allocated amounts may or may not be indicative of what these expenses would have been if RJR Tobacco operated independently of RAI.
     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires estimates and assumptions to be made that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Certain reclassifications were made to conform prior years’ financial statements to the current presentation.
     The equity method is used to account for investments in businesses that RJR Tobacco does not control but has the ability to significantly influence operating and financial policies. The cost method is used to account for investments in which RJR Tobacco does not have the ability to significantly influence operating and financial policies. RJR Tobacco has no investments in entities greater than 20% for which it accounts by the cost method and has no investments in entities greater than 50% for which it accounts by the equity method. All material intercompany balances between RJR Tobacco and its subsidiaries have been eliminated.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     All dollar amounts are presented in millions, unless noted otherwise.
Master Settlement Agreement and Federal Tobacco Buyout Expenses
     Cost of products sold includes the following components for the Master Settlement Agreement and other state settlement agreements, referred to as the MSA, and federal tobacco buyout expenses for the years ended December 31:

	2006	2005	2004
Settlement	$2,591	$2,623	$2,238
Phase II growers’ liability offset	—	(79)	(69)
Phase II growers’ expense	—	38	—

Total settlement expense	$2,591	$2,582	$2,169

Federal tobacco quota buyout	$259	$259	$69
Federal quota tobacco stock liquidation assessment	(9)	79	—

Total quota buyout expense	$250	$338	$69

     For additional information, see “—Governmental Health-Care Cost Recovery Cases — MSA and Other State Settlement Agreements” and “—Tobacco Buyout Legislation” in note 11.
Cash, Cash Equivalents and Short-Term Investments
     Cash balances are recorded net of book overdrafts when a bank right-of-offset exists. All other book overdrafts are recorded in accounts payable. Cash equivalents include money market funds, commercial paper and time deposits in major institutions with high credit ratings to minimize investment risk. As short-term, highly liquid investments readily convertible to known amounts of cash, with remaining maturities of three months or less at the time of purchase, cash equivalents have carrying values that approximate fair values. Debt securities included in cash equivalents are classified and accounted for as held-to-maturity. The appropriate classification of cash equivalents and short-term investments is determined at the time of purchase, and the classification is reassessed at each reporting date. Short-term investments include investment pools and auction rate notes that are classified and accounted for as available-for-sale securities.
     Investment securities classified as available-for-sale are reported at fair value based on current market quotes with unrealized gains and losses, net of any tax effect, recorded as a separate component of accumulated other comprehensive income in shareholder’s equity until realized. Interest income and amortization of premiums and discounts are included in interest income. Gains and losses on investment securities sold are determined based on the specific identification method and are included in other (income) expense, net. Unrealized losses that are other than temporary are recognized in net income. No securities are held for speculative or trading purposes.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Accounts Receivable
     Accounts receivable are reported net of allowance for doubtful accounts. A summary of activity in the allowance for doubtful accounts is summarized as follows:

Balance at December 31, 2003	$1
Bad debt expense	1
Allowance for doubtful accounts acquired	4
Write-off of bad debt	(1)

Balance at December 31, 2004	5
Bad debt expense	1
Write-off of bad debt	(1)

Balance at December 31, 2005	5
Bad debt expense	1
Bad debt recoveries	(2)
Write-off of bad debt	(1)

Balance at December 31, 2006	$3

Inventories
     Inventories are stated at the lower of cost or market. The cost of tobacco inventories is determined principally under the last-in, first-out, or LIFO, method and is calculated at the end of each year. The cost of work in process and finished goods includes materials, direct labor, and variable costs and overhead and full absorption of fixed manufacturing overhead. Stocks of tobacco, which have an operating cycle that exceeds 12 months due to curing requirements, are classified as current assets, consistent with recognized industry practice.
Long-lived Assets
     Long-lived assets, such as property, plant and equipment, trademarks and other intangible assets with definite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The carrying value of long-lived assets would be impaired if the best estimate of future undiscounted cash flows expected to be generated by the asset is less than the carrying value. If an asset is impaired, the loss is measured as the difference between estimated fair value and carrying value.
Property, Plant and Equipment
     Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Useful lives range from 20 to 50 years for buildings and improvements and from 3 to 30 years for machinery and equipment. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts and the gain or loss on disposition is recognized in income.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Intangible Assets
     Intangibles include goodwill, trademarks and other intangibles. Trademarks and other intangibles are capitalized when acquired.
     Trademarks and other intangible assets with indefinite lives and goodwill are not amortized, but are tested annually, during the fourth quarter, for impairment or more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.
     The changes in the carrying amount of goodwill during the years ended December 31, 2005 and 2006 were as follows:

Balance as of January 1, 2005	$5,321
Adjustment to 2004 acquisition restructuring reserve, net of tax	(9)
Adjustment to deferred tax	(3)

Balance as of December 31, 2005	5,309
Adjustment to 2004 acquisition restructuring reserve, net of tax	(6)

Balance as of December 31, 2006	$5,303

     The changes in the carrying amount of trademarks during the years ended December 31, 2005 and 2006, were as follows:

	Indefinite Life	Finite Life	Total
Balance as of January 1, 2005	$2,144	$79	$2,223
Impairment included in operating income	(197)	(1)	(198)
Amortization expense	—	(17)	(17)

Balance as of December 31, 2005	1,947	61	2,008
Impairment included in operating income	(88)	(2)	(90)
Amortization expense	—	(12)	(12)

Balance as of December 31, 2006	$1,859	$47	$1,906

     The changes in the carrying amount of other intangibles during the years ended December 31, 2005 and 2006 were as follows:

	Indefinite Life	Finite Life	Total
Balance as of January 1, 2005	$16	$155	$171
Amortization expense	—	(24)	(24)

Balance as of December 31, 2005	16	131	147
Intangible acquired	4	—	4
Amortization expense	—	(15)	(15)

Balance as of December 31, 2006	$20	$116	$136

     Details of finite-lived intangible assets as of December 31, 2006 were as follows:

		Accumulated
	Gross	Amortization	Net
Consumer database	$3	$3	$—
Customer contracts	16	16	—
Contract manufacturing	151	37	114
Technology-based	3	1	2

Total other intangibles	173	57	116
Trademarks	82	35	47

	$255	$92	$163

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     As of December 31, 2006, the estimated remaining amortization expense associated with finite-lived intangible assets in each of the next five years and thereafter was as follows:

Year	Amount
2007	$22
2008	21
2009	19
2010	19
2011	19
Thereafter	63

$163

     In connection with the annual impairment testing of goodwill and indefinite-lived intangible assets in the fourth quarter of 2004, impairment occurred on certain RJR Tobacco’s non-growth brands, primarily WINSTON, SALEM and DORAL. The impairment primarily reflected RJR Tobacco’s decision in the fourth quarter of 2004 to implement brand strategies resulting from the B&W business combination, and to limit investment in these brands in an effort to optimize profitability. The annual impairment testing of goodwill and certain intangible assets in the fourth quarters of 2005 and 2006, included modification to the previously anticipated level of support among certain brands, and an increased rate of decline in projected net sales of certain brands, compared with that assumed in the prior year strategic plan.
     As a result of impairment testing, RJR Tobacco recorded impairment charges of $90 million, $198 million and $199 million, during 2006, 2005 and 2004, respectively. These charges were based on the excess of certain brands’ carrying values over their fair values, determined with the assistance of an independent appraisal firm, using the present value of estimated future cash flows assuming a discount rate of 10.75% in 2006 and 11.0% in each of 2005 and 2004. The discount rate was determined by adjusting the RJR Tobacco enterprise discount rate by an appropriate risk premium to reflect an asset group risk. These impairment charges are reflected as decreases in the carrying value of the trademarks in the consolidated balance sheets as of December 31, 2006 and 2005, as goodwill and trademark impairment charges in the consolidated income statements for the years ended December 31, 2006, 2005 and 2004 and had no impact on cash flows. In addition, during the 2004 annual valuation, the extent of the sales decline projected for certain brands that would no longer receive marketing support indicated that a definite life was probable. As a result, these brands are being amortized over their remaining lives, which range from 5 to 15 years, consistent with the pattern of economic benefits estimated to be received.
Software Costs
     Computer software and software development costs incurred in connection with developing or obtaining computer software for internal use that has a useful life of greater than three years are capitalized. These costs are amortized over five years or less. During 2006 and 2005, costs of $39 million and $22 million, respectively, were capitalized or included in construction in process. At December 31, 2006 and December 31, 2005, the unamortized balance was $62 million and $42 million, respectively. Related amortization expense was $19 million, $20 million and $32 million for the years ended December 31, 2006, 2005 and 2004, respectively. Amortization on a portion of the acquired software assets as a part of the B&W business combination was accelerated in 2004 as its useful life was limited due to the business integration.
Revenue Recognition
     Revenue from product sales is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price to the buyer is fixed or determinable, and collectibility is reasonably assured. For RJR Tobacco, these criteria are generally met when title and risk of loss pass to the customer. Certain sales of leaf, considered as bill-and-hold for accounting purposes, are recorded as deferred revenue when all of the above revenue recognition criteria are met except delivery, postponed by the customer’s request. Revenue is subsequently recognized upon delivery. Shipping and handling costs are classified as cost of products sold. Certain sales incentives, including coupons, buydowns and slotting allowances, are classified as reductions of net sales.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Advertising and Research and Development
     Advertising costs, which are expensed as incurred, were $69 million, $83 million and $120 million in the years ended December 31, 2006, 2005 and 2004, respectively. Research and development costs, which are expensed as incurred, were $56 million, $53 million and $47 million in the years ended December 31, 2006, 2005 and 2004, respectively.
Income Taxes
     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. As specified in a tax sharing agreement, RJR Tobacco reports federal income taxes in the consolidated return of its indirect parent, RAI, and is responsible for its share of the federal income tax liability, or receives its own benefit, based upon the amount determined as if it had filed its own federal income tax return. State income taxes for RJR Tobacco are calculated on a separate return basis.
Stock-Based Compensation
     RJR Tobacco participates in RAI’s stock plans with an allocation of the cost for RJR Tobacco’s employees for those plans considered compensatory. In the first quarter of 2006, RAI adopted SFAS No. 123(R), “Share-Based Payment,” issued by the Financial Accounting Standards Board, referred to as FASB, in December 2004. This statement is a revision of SFAS No. 123 and supersedes Accounting Principles Board, referred to as APB, No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS No. 123(R) addresses all forms of share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. RAI’s adoption of SFAS No. 123(R) did not have a material impact on RJR Tobacco’s financial condition, results of operations or cash flows.
     All of RJR Tobacco’s compensation costs related to employee stock awards that were granted prior to January 1, 2003, were recognized using the intrinsic value-based method under the provisions of APB Opinion No. 25. Compensation costs related to grants or modifications of existing grants subsequent to January 1, 2003, are recognized under the fair value method of SFAS No. 123. All compensation costs related to employee stock plans for all grant dates are disclosed under the provisions of SFAS No. 123, as amended. Compensation costs on grants that vest pro rata are recognized over the life of each award in the series as if it had its own separate vesting period. All intrinsic value-based employee stock awards vested concurrent with the completion of the B&W business combination on July 30, 2004. Therefore, there is no pro forma stock-based employee compensation disclosure for 2006 or 2005.
     The following table illustrates the effect on net income if RJR Tobacco had applied the fair value recognition provisions of SFAS No. 123 for all awards for the year ended December 31:

2004
Net income, as reported	$648
Add: Stock-based employee compensation expense included in reported net income, net of tax	13
Deduct: Stock-based employee compensation expense determined under fair value-based method for all awards, net of tax	11

Pro forma net income	$650

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Pension and Postretirement
     In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires balance sheet recognition of the net asset or liability for the overfunded or underfunded status of defined benefit pension and other postretirement benefit plans, on a plan by plan basis, and recognition of changes in the funded status in the year in which the changes occur. These changes are reported in other comprehensive loss as a separate component of shareholder’s equity as of December 31, 2006. See note 12 for additional information relating to the adoption of SFAS No. 158.
     Gains or losses are annual changes in the amount of either the benefit obligation or the market-related value of plan assets resulting from experience different from that assumed or from changes in assumptions. The minimum amortization of unrecognized gains or losses, as described in SFAS No. 87, “Employers’ Accounting for Pensions,” was included in pension expense, and as described in SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” was included in the postretirement benefit cost. Prior service costs, which are changes in benefit obligations due to plan amendments, are amortized on a straight-line basis over the average remaining service period for active employees. The market-related value of plan assets recognizes changes in fair value in a systematic and rational manner over five years. For further information and detailed disclosure in accordance with SFAS No. 132(R), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” see note 12.
Tobacco-Related Litigation Contingencies
     In accordance with SFAS No. 5, “Accounting for Contingencies,” RJR Tobacco will record any loss related to tobacco litigation at such time that an unfavorable outcome becomes probable and the amount can be reasonably estimated. When the reasonable estimate is a range, the recorded loss will be the best estimate within the range. If no amount in the range is a better estimate than any other amount, the minimum amount of the range will be recorded. RJR Tobacco discloses information concerning tobacco-related litigation for which an unfavorable outcome is more than remote. RJR Tobacco records its legal expenses and other litigation costs and related administrative costs as selling, general and administrative expenses as those costs are incurred. See note 11 for additional information on tobacco-related litigation.
Recently Issued Accounting Pronouncements
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement.” SFAS No. 157 does not require any new fair value measurements but provides a definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 is effective for RJR Tobacco as of January 1, 2008. RJR Tobacco has not yet determined the impact of the adoption of SFAS No. 157 on its financial position, results of operations or cash flows.
     In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” referred to as FIN No. 48. FIN No. 48 clarifies SFAS No. 109, “Accounting for Income Taxes,” by providing specific guidance for consistent reporting of uncertain income taxes recognized in a company’s financial statements, including classification, interest and penalties and disclosures. FIN No. 48 is effective for RJR Tobacco as of January 1, 2007. Based on preliminary analysis, RJR Tobacco does not expect the implementation of FIN 48, during the first quarter of 2007, to have a material impact on its financial position, results of operations or cash flows.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits all entities to choose to elect to measure eligible financial instruments at fair value. SFAS No. 159 is effective for RAI as of January 1, 2008. RAI has not yet determined the impact of the adoption of SFAS No. 159 on its financial position, results of operations or cash flows.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 2— B&W Business Combination
     RAI facilitated the July 30, 2004 transactions to combine the U.S. assets, liabilities and operations of B&W with RJR Tobacco. As a result of the business combination, B&W owns approximately 42% of RAI’s outstanding common stock and previous RJR stockholders were issued shares of RAI common stock in exchange for their existing shares of RJR common stock, resulting in their ownership of approximately 58% of RAI’s common stock outstanding.
Note 3—Related Parties
     RJR Tobacco engaged in transactions with related parties in the normal course of business. The following is a summary of balances and transactions with affiliates as of and for the years ended December 31:

	2006	2005
Balances:
Accounts receivable, related party — RAI subsidiaries	$—	$68
Accounts receivable, related party — BAT affiliates	53	67
Short-term notes and interest receivable from RAI and RJR	154	143
Long-term notes receivable from RAI and RJR	472	367
Due to related party — RAI subsidiaries	572	—
Due to related party — BAT affiliates	9	31
Deferred revenue — BAT affiliates	62	69
Short-term notes and interest due to RJR	64	55
Long-term notes due to RJR	4	6
Minority interest	5	2

	2006	2005	2004
Transactions:
Dividends declared	$1,520	$435	$635
Dividends declared to minority shareholder	—	7	—
Income taxes paid to RAI and RJR, net of refunds	—	444	327
Allocation of general and administrative expenses from RAI and RJR	35	26	58
Net sales to other RAI operating subsidiaries	85	42	23
Net sales to BAT affiliates	485	458	235
Net sales to joint venture	2	5	—
Fixed assets sales to related parties	7	1	—
Research and development services billed to related parties	5	4	—
BAT related legal indemnification expenses	4	36	—
Purchases from BAT affiliates	4	15	6
Interest income	37	26	9
Interest expense	3	3	3
Minority interest	3	3	3
     The due to affiliates, as of December 31, 2006, represents amounts due to RAI and RJR for income taxes net of other payments made by RJR Tobacco on behalf of certain of its related parties including operating expenses, such as payroll, vehicle leasing and audit fees. This balance is a current liability as of December 31, 2006, and is settled periodically.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The notes receivable from affiliates at December 31, 2006 and 2005, included an unsecured note from RAI for $367 million and $383 million, respectively, which note is payable in semi-annual installments through 2024 or earlier on demand. Interest is payable quarterly based on a rate of 2.5% over the London Interbank Offered Rate, referred to as LIBOR. An additional $1 billion revolving demand note was entered into in 2006 and is payable on demand or no later than the maturity date of September 11, 2016. Interest is payable quarterly based on a rate of 2.5% over LIBOR. The amount outstanding on December 31, 2006 against the revolving demand note was $121 million.
     The notes receivable from affiliates also includes advances under unsecured revolving lines of credit from RJR not to exceed $300 million. Interest is payable monthly at the IRS determined fair market value rate, 4.86% at December 31, 2006. The advances are payable on demand with no maturity date.
     The notes due to RJR at December 31, 2006 and 2005, included an unsecured line of credit from RJR to RJR Tobacco payable upon demand, bearing interest at 1.5% plus the six-month Euro LIBOR, which is adjusted to current rates and payable semi-annually. In addition, at December 31, 2006 and 2005, the balance included an unsecured note with outstanding balances of $6 million and $8 million, respectively, due March 2009 with annual principal payments of $2 million, bearing interest at 11%.
     The allocation of general and administrative expenses represents an allocation of certain of RAI’s centralized corporate services, including services provided by finance, tax, treasury, legal and human resources.
     RJR Tobacco sells cigarettes and other tobacco products to Lane, R. J. Reynolds Global Products, Inc., and Conwood Company, LLC, which are other operating subsidiaries of RAI. During 2006, net sales to RAI’s other operating subsidiaries were $85 million. RJR Tobacco also had $2 million of sales of raw materials to the R. J. Reynolds-Gallaher International Sarl joint venture with Gallaher Group Plc during 2006. In addition, an RJR Tobacco majority-owned subsidiary sold equipment to Gallaher Reynolds Equipment Company, an additional joint venture with Gallaher Group Plc, for $3 million which approximated the net book value.
     RJR Tobacco has entered into various transactions with affiliates of BAT, the indirect parent of B&W. RJR Tobacco sells contract-manufactured cigarettes and processed strip leaf to BAT affiliates. For 2006, pricing for contract-manufactured cigarettes was generally calculated based on 2004 prices, using B&W’s forecasted 2004 manufacturing costs plus 10%, increased by a multiple equal to the increase in the Producer Price Index for 2005 and 2006, reported by the U.S. Bureau of Labor Statistics. During 2006, net sales to BAT affiliates were $485 million, primarily cigarettes, representing 6.2% of RJR Tobacco’s consolidated net sales. In the fourth quarter of 2006, RJR Tobacco recorded $4 million, in selling, general and administrative expenses, for billings to BAT related to carrying costs of leaf no longer required for BAT contract manufacturing.
     RJR Tobacco recorded $62 million of deferred sales revenue in 2006 relating to leaf sold to BAT affiliates that had not been delivered as of December 31, 2006, given that RJR Tobacco had a legal right to bill the BAT affiliates. Leaf sales revenue to BAT affiliates will be recognized when the product is shipped to the customer.
     RJR Tobacco performs certain research and development for BAT affiliates pursuant to a joint technology sharing agreement entered into as a part of the B&W business combination. During 2006, $5 million was accrued and billed to BAT affiliates for these services recorded in selling, general and administrative expenses, net of associated costs. In 2006, RJR Tobacco also sold miscellaneous fixed assets to BAT for $4 million, which was approximately $1 million higher than net book value. This gain on sale of assets is recorded in selling, general and administrative expenses.
     RJR Tobacco also purchases unprocessed leaf at market prices and imports cigarettes at prices not to exceed manufacturing costs plus 10% from BAT affiliates. During 2006, the aggregate purchases for leaf and cigarettes were $4 million.
     In 2006, RJR Tobacco recorded $4 million in selling, general and administrative expenses, for funds to be reimbursed to BAT. These funds indemnify B&W and its affiliates for costs and expenses related to tobacco-related litigation in the United States. For additional information relating to this indemnification, see note 11.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     At December 31, 2006, $9 million of accounts payable is included in due to related party in the consolidated balance sheet, primarily relating to cigarette purchases and the 2006 litigation reimbursement accrual.
     In 2006, RJR Tobacco seconded certain of its employees to BAT in connection with particular assignments at BAT locations. During their service with BAT, the seconded employees are paid by RJR Tobacco and participate in employee benefit plans sponsored by RAI. BAT will reimburse RJR Tobacco for certain costs of the seconded employees’ compensation and benefits during the secondment period on a quarterly basis. In 2006, $2 million was billed to BAT relating to secondees.
     In 2006, RJR Tobacco acquired certain intellectual property rights for snus, a smokeless, spitless tobacco product, from BAT for approximately $2 million. In addition, RJR Tobacco entered into a contract manufacturing agreement with BAT for the production of snus, with pricing generally calculated at BAT costs of manufacturing plus 10%. In 2006, less than $1 million of snus product was purchased from BAT.
     Certain of RAI’s subsidiaries, including RJR Tobacco and certain of its subsidiaries, have guaranteed RAI’s obligations under its $2.1 billion credit facilities and have pledged substantially all of their assets to secure such obligations. RJR Tobacco and certain of its subsidiaries are also guarantors of RAI’s long-term secured notes in the aggregate principal amount of $2.9 billion due in 2007 through 2018. RJR has pledged its interest in RJR Tobacco common stock as collateral for RAI’s long-term secured notes. Also, RJR Tobacco’s material subsidiaries have pledged their principal properties to secure these obligations. These assets constitute a portion of the security for the obligations of RAI and the guarantors under RAI’s credit facilities. The collateral securing RAI’s long-term senior secured notes will be released automatically in certain circumstances. If these assets are no longer pledged as security for the obligations of RAI and the guarantors under RAI’s credit facilities, or any other indebtedness of RAI, they will be released automatically as security for RAI’s senior secured notes and the related guarantees. Generally, the terms of RAI’s guaranteed senior secured notes restrict the pledge of collateral, sale/leaseback transactions and the transfer of all or substantially all of the assets of certain of RAI’s subsidiaries.
     RJR Tobacco and certain of its subsidiaries are also guarantors of RJR’s long-term unsecured notes in the aggregate principal amount of $161 million due in 2007 through 2015.
     RAI and RJR use interest rate swap agreements to modify the interest rate risk on $750 million of their publicly registered notes. These interest rate swap agreements, which at December 31, 2006, had a net unrealized gain of $15 million, are guaranteed and secured by RAI’s material subsidiaries, including RJR Tobacco.
Note 4—Joint Venture
     On July 16, 2002, RJR Tobacco, through its majority owned subsidiary, R. J. Reynolds Tobacco C. V., acquired a 50% interest in R.J. Reynolds-Gallaher International Sarl, a joint venture created with Gallaher Group Plc, to manufacture and market a limited portfolio of American-blend cigarette brands. R. J. Reynolds Global Products, Inc., a direct subsidiary of RJR, manages RAI’s interest in the joint venture. The joint venture, headquartered in Switzerland, markets its products in France, Spain, the Canary Islands, Italy, Andorra, Belgium and Luxembourg. Its products are manufactured in Austria. RJR Tobacco is licensing REYNOLDS and AUSTIN, two American-blend brands, to the joint venture, and accounts for the investment using the equity method.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 5—Restructuring and Impairment Charges
     2004 B&W Business Combination Restructuring Costs
     The components of the B&W business combination restructuring costs accrued and utilized were as follows:

	Employee
	Severance and	Relocation/
	Benefits	Exit Costs	Total
Original accrual	$171	$101	$272
Utilized in 2004	(60)	(26)	(86)

Balance, December 31, 2004	111	75	186
Utilized in 2005	(40)	(28)	(68)
Adjusted in 2005	—	9	9
Adjustment to goodwill	1	(16)	(15)

Balance, December 31, 2005	72	40	112
Utilized in 2006	(69)	(12)	(81)
Adjustment to goodwill	(2)	(8)	(10)

Balance, December 31, 2006	$1	$20	$21

     In connection with the allocation of the cost of the B&W business combination to assets acquired and liabilities assumed, RJR Tobacco accrued restructuring costs of $272 million in 2004. Of these costs, $171 million relate to the severance of approximately 2,450 former B&W employees in operations, sales and corporate functions, which was significantly completed by midyear 2006. Other accruals include the cost to relocate former B&W employees retained and transferred from facilities that were to be exited. Additionally, other exit costs include contract terminations and the closure of the acquired headquarters, a leased facility in Louisville, Kentucky, as well as the closure of a leased warehouse and certain leased sales offices, net of expected sub-lease income.
     During 2005, RJR Tobacco determined that, under the B&W business combination restructuring plan, the employment of approximately 15 additional former B&W employees would be terminated, which resulted in an accrual of $1 million. The 2005 reduction in relocation/exit costs of $16 million was primarily due to lower-than-expected losses on home sales. Also, in 2005, $9 million was expensed in selling, general and administrative, primarily relating to lower-than-expected sub-lease income on closed facilities.
     During 2006, RJR Tobacco recorded an $8 million reduction to the reserve primarily due to lower-than-expected losses on home sales and a $2 million reduction to the reserve due to lower-than-expected costs for severance and related benefits.
     As of December 31, 2006, $235 million of the accrued amount had been paid. In the consolidated balance sheet as of December 31, 2006, $9 million is included in other current liabilities and $12 million is included in other noncurrent liabilities.
     As part of the integration of operations acquired through the B&W business combination, RJR Tobacco transitioned production from the former B&W manufacturing facility in Macon, Georgia to RJR Tobacco’s Winston-Salem, North Carolina facilities. The Macon facility had been placed in an active marketing program, and during the third quarter of 2006, was put in a condition available for immediate sale. The associated assets were remeasured at the lower of their carrying value or fair value less cost to sell, and, as a result, an impairment of $8 million was recognized and included in selling, general and administrative expenses in the third quarter of 2006. The facility was sold in the fourth quarter of 2006 for $8 million.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2003 Restructuring and Asset Impairment Charges
     The components of the 2003 restructuring and asset impairment charges, recorded and utilized were as follows:

	Employee
	Severance		Contract
	and	Asset	Termination/
	Benefits	Impairment	Exit Costs	Total
Original charge	$287	$28	$34	$349
Utilized in 2003	(89)	(28)	(33)	(150)

Balance, December 31, 2003	198	—	1	199
Incurred in 2004	—	—	1	1
Utilized in 2004	(92)	—	(2)	(94)
Adjusted in 2004	(33)	—	—	(33)

Balance, December 31, 2004	73	—	—	73
Utilized in 2005	(57)	—	—	(57)

Balance, December 31, 2005	16	—	—	16
Incurred in 2006	1	—	—	1
Utilized in 2006	(13)	—	—	(13)

Balance, December 31, 2006	$4	$—	$—	$4

     During 2003, in response to continuing challenges of an intensely competitive environment, RJR Tobacco incurred restructuring and asset impairment charges of $349 million, or $211 million after tax. Of these charges, RJR Tobacco incurred $287 million related to severance and benefits, $28 million related to asset impairments, primarily reflecting abandonment of certain merchandising fixtures not yet shipped to retailers, and $34 million related to professional fees for valuation and consulting services, as well as the discontinuation of certain event-marketing programs and other associated exit costs.
     During 2004, RJR Tobacco decided that approximately 750 sales positions that were expected to be outsourced would not be eliminated and had approximately 100 other less-than-expected workforce reductions, primarily in manufacturing. Accordingly, associated severance and related benefits of $33 million, or $20 million after tax, was reversed from the restructuring charge during 2004.
     After the adjustments during 2004, the workforce reduction was approximately 22%, or approximately 1,680 full-time employees, in operations and corporate functions. The workforce reduction substantially was completed during the fourth quarter of 2004. The remaining accrual represents severance that substantially will be paid by December 31, 2007. In the fourth quarter of 2006, a $1 million restructuring charge was incurred for additional employee severance and benefits.
     The cash portion of the restructuring and asset impairment charges to date is approximately $204 million, of which $169 million relates to employee severance costs and $35 million relates to exit costs. As of December 31, 2006, $200 million of this amount had been paid. Of the $114 million non-cash portion of the charges, $86 million related to benefit charges and $28 million related to asset impairments. In the consolidated balance sheet as of December 31, 2006, $3 million is included in other current liabilities and $1 million is included in other noncurrent liabilities. No significant additional charges are expected to be incurred in connection with the 2003 restructuring plans.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2002 Restructuring and Asset Impairment Charges
     The components of the 2002 restructuring and asset impairment charges, recorded and utilized were as follows:

	Employee
	Severance		Contract
	and	Asset	Termination/
	Benefits	Impairment	Exit Costs	Total
Original charge	$100	$115	$7	$222
Utilized in 2002	(43)	(115)	(2)	(160)

Balance, December 31, 2002	57	—	5	62
Utilized in 2003	(28)	—	—	(28)
Adjusted in 2003	(1)	—	(3)	(4)

Balance, December 31, 2003	28	—	2	30
Incurred in 2004	—	40	—	40
Utilized in 2004	(22)	(40)	—	(62)
Adjusted in 2004	(2)	—	—	(2)

Balance, December 31, 2004	4	—	2	6
Incurred in 2005	—	3	—	3
Utilized in 2005	(3)	(3)	—	(6)
Adjusted in 2005	—	—	(1)	(1)

Balance, December 31, 2005	1	—	1	2
Utilized in 2006	(1)	—	—	(1)

Balance, December 31, 2006	$—	$—	$1	$1

     In 2002, RJR Tobacco recorded a pre-tax restructuring charge of $222 million, $135 million after tax, in response to changing competitive practices within the tobacco industry.
     During 2003, $4 million of the charge was reversed, reflecting less-than-expected workforce reductions and exit costs of field sales offices, and during 2004, RJR Tobacco reversed $2 million for employee severance and benefits, due to less-than-expected workforce reductions. As adjusted, the employee severance and benefits relate to the elimination of approximately 500 full-time positions in operations support and corporate functions, which substantially were completed as of December 31, 2004. During 2005, $1 million of the charge was reversed relating to the sale of the packaging operations.
     Contract termination and exit costs included certain contract terminations and lease terminations of 15 sales offices. Exit costs also included the separation of the non-tobacco businesses held for sale.
     The asset impairment resulted from the remeasurement of the non-tobacco businesses at the lower of their carrying value or fair value less cost to sell. Based on the results of negotiations, a revaluation of the fair value of RJR Tobacco’s packaging operations resulted in additional impairment of $40 million in the fourth quarter of 2004. During 2005, the remaining assets relating to the additional non-tobacco business were revalued and resulted in additional impairment of $3 million.
     In 2005, RJR Tobacco completed the sale of its packaging operations to a consortium of five packaging companies for $48 million. In connection with this sale transaction, RJR Tobacco recorded a net loss on sale of assets of $25 million in the second quarter of 2005. In the fourth quarter of 2005, the net loss was reduced by $1 million to $24 million, due to lower estimated severance and related benefits.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     RJR Tobacco agreed to provide severance and related benefits to employees who would not receive offers for ongoing employment from the consortium of buyers. Accordingly, the loss includes approximately $27 million for severance and related benefits to be paid by RJR Tobacco to approximately 170 employees. RJR Tobacco also agreed to provide a transition bonus to eligible employees who continue to work during the transition period, which is expected to be completed by mid-year 2007. With the termination of the packaging employees, RJR Tobacco incurred a net curtailment gain of $10 million, reflecting $3 million of pension expense and $13 million of postretirement income. Pursuant to various exclusive requirements-based supply contracts, with terms of seven to nine years, entered into between the buyers and RJR Tobacco, RJR Tobacco will continue to obtain its packaging materials from certain of the buyers. Also, as a result of certain transitional supply pricing, which is above current market prices, $14 million was accrued as part of the loss. Of the charges incurred during the second quarter of 2005 related to the sale of the packaging operations, $16 million of these accruals were included in other current liabilities in the consolidated balance sheet as of December 31, 2006.
     The cash portion of the 2002 restructuring and asset impairment charges is expected to be $55 million and primarily relates to employee severance costs. As of December 31, 2006, $54 million of this amount had been paid. The $203 million non-cash portion included $43 million related to employee benefits, $158 million related to asset impairments and $2 million related to the write-off of prepaid promotional rights that were terminated. In the consolidated balance sheet as of December 31, 2006, $1 million is included in other current liabilities.
Note 6—Discontinued Operations
     Discontinued operations reflect transactions related to the 1999 sale of the international tobacco business to Japan Tobacco Inc. During 2005 and 2004, these transactions included $2 million and $12 million, respectively, of after-tax reversals of indemnification accruals. Including these adjustments, the net after-tax gain on the sale of the international tobacco business was $2.5 billion.
Note 7—Short-Term Investments
     Short-term investments classified as available-for-sale as of December 31 were as follows:

	2006	2005
Auction rate notes	$659	$1,083
Fixed income funds	394	179

	$1,053	$1,262

     The investments in auction rate notes are instruments with long-term contractual maturities but are highly liquid, as they reprice at intervals ranging from 7 to 49 days, and therefore the fair values approximate carrying values. The individual securities are generally held 30 to 45 days depending upon cash needs for operations. The contractual maturities of securities, other than auction rate notes, averaged less than one year. Realized and unrealized gains and losses on available-for-sale securities for the years ended December 31, 2006 and 2005, were not significant, and accordingly, the amortized cost of these securities approximated fair value.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 8—Inventories
     The major components of inventories at December 31 were as follows:

	2006	2005
Leaf tobacco	$746	$797
Raw materials	32	25
Work in process	38	53
Finished products	138	137
Other	22	29

Total	976	1,041
Less LIFO allowance	63	63

	$913	$978

     Inventories valued under the LIFO method were approximately $888 million and $947 million at December 31, 2006 and 2005, respectively, net of the LIFO allowance. The LIFO allowance reflects the excess of the current cost of LIFO inventories at December 31, 2006 and 2005, over the amount at which these inventories were carried on the consolidated balance sheets. RJR Tobacco recorded $2 million and $7 million of expense from LIFO inventory liquidations during 2006 and 2005, respectively. There was no impact on net income from LIFO inventory liquidations during 2004.
Note 9—Other Current Liabilities
     Other current liabilities at December 31 included the following:

	2006	2005
Payroll and employee benefits	$140	$154
Pension and other post-retirement benefits	66	300
Marketing and advertising	257	226
Restructuring	13	99
Other	272	282

	$748	$1,061

Note 10—Income Taxes
     The components of the provision for income taxes from continuing operations were as follows:

	For the Years Ended
	December 31,
	2006	2005	2004
Current:
Federal	$540	$449	$330
State and other	54	65	50

	594	514	380

Deferred:
Federal	59	100	(101)
State and other	56	27	(2)

	115	127	(103)

Provision for income taxes	$709	$641	$277

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The current deferred income tax asset shown on the consolidated balance sheets at December 31 included the following:

	2006	2005
Deferred tax assets (liabilities):
LIFO inventories	$(229)	$(240)
Pension and other postretirement liabilities	67	112
Tobacco settlement related accruals	877	887
Other accrued liabilities	52	85

	$767	$844

     The non-current deferred income tax liability shown on the consolidated balance sheets at December 31 included the following:

	2006	2005
Deferred tax assets:
Pension and other postretirement liabilities	$444	$527
Other accrued liabilities	38	79

	482	606

Deferred tax liabilities:
Property and equipment	(253)	(250)
Trademarks and other intangibles	(739)	(783)
Other	(102)	(144)

	(1,094)	(1,177)

	$(612)	$(571)

     The total deferred tax assets were $1,478 million and $1,690 million as of December 31, 2006 and 2005, respectively. The total deferred tax liabilities were $1,323 million and $1,417 million as of December 31, 2006 and 2005, respectively. There was no valuation allowance for deferred taxes as of December 31, 2006 and 2005, as RJR Tobacco believes it is more likely than not that all of the deferred tax assets will be realized.
     Pre-tax income for domestic and foreign operations consisted of the following:

	For the Years Ended
	December 31,
	2006	2005	2004
Domestic (includes U.S. exports)	$1,817	$1,441	$885
Foreign	32	36	31

	$1,849	$1,477	$916

     The differences between the provision for income taxes from continuing operations and income taxes computed at statutory U.S. federal income tax rates were as follows:

	For the Years Ended
	December 31,
	2006	2005	2004
Income taxes computed at statutory U.S. federal income tax rates	$647	$517	$321
State and local income taxes, net of federal tax benefits	52	58	31
Unfavorable (favorable) resolution of tax matters	—	79	(68)
Other items, net	10	(13)	(7)

Provision for income taxes from continuing operations	$709	$641	$277

Effective tax rate	38.3%	43.4%	30.2%

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In 2005, RJR Tobacco recorded an adjustment of $15 million as an increase in income tax expense and a corresponding increase in deferred tax liabilities. This adjustment resulted from differences between the deferred tax liabilities recorded in prior periods and the underlying cumulative timing differences supporting them.
     In 2005, RJR Tobacco received a $68 million cash distribution from a foreign subsidiary under the provisions of the American Jobs Creation Act. The provisions of the Act provide for a one-time repatriation of foreign earnings of an affiliate at a net 5.25% tax rate if the earnings are repatriated under a Qualified Domestic Reinvestment Plan. The earnings were repatriated under a QDRP, resulting in a net tax of 5.25% on the cash distribution.
     In 2005, the resolution of prior years’ tax matters resulted in an addition of income tax expense of $79 million and in 2004, the resolution of prior years’ tax matters resulted in a reduction of income tax expense of $68 million. The 2005 adjustment finalizes the Internal Revenue Service’s audit of tax returns for the years 1986 through 1996.
     As of December 31, 2006, there was $36 million of accumulated and undistributed income of foreign subsidiaries. RJR Tobacco plans to reinvest these earnings abroad indefinitely. Accordingly, no applicable deferred income taxes have been provided.
     In 2005 and 2004, RJR Tobacco recorded an adjustment to tax expense included in discontinued operations of $1 million and $6 million, respectively, related to the gain on the 1999 sale of RJR’s international tobacco business.
Note 11—Commitments and Contingencies
Tobacco Litigation — General
Introduction
     Various legal proceedings, including litigation claiming that cancer and other diseases, as well as addiction, have resulted from the use of, or exposure to, RJR Tobacco’s products are pending or may be instituted against RJR Tobacco, or its affiliates, including RAI and RJR, or indemnitees, including B&W. (As described in greater detail below, RJR Tobacco has agreed to indemnify B&W and its affiliates against certain litigation liabilities.) These legal proceedings include claims relating to cigarette products manufactured by RJR Tobacco or certain of its affiliates and indemnitees. A discussion of the legal proceedings relating to cigarette products is set forth below under the heading “—Litigation Affecting the Cigarette Industry.”
Certain Terms and Phrases
     Certain terms and phrases used in this disclosure may require some explanation. The terms “judgment” or “final judgment” refer to the final decision of the court resolving the dispute and determining the rights and obligations of the parties. At the trial court level, for example, a final judgment generally is entered by the court after a jury verdict and after post-verdict motions have been decided. In most cases, the losing party can appeal a verdict only after a final judgment has been entered by the trial court.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The term “damages” refers to the amount of money sought by a plaintiff in a complaint, or awarded to a party by a jury or, in some cases, by a judge. “Compensatory damages” are awarded to compensate the prevailing party for actual losses suffered, if liability is proved. In cases in which there is a finding that a defendant has acted willfully, maliciously or fraudulently, generally based on a higher burden of proof than is required for a finding of liability for compensatory damages, a plaintiff also may be awarded “punitive damages.” Although damages may be awarded at the trial court stage, a losing party generally may be protected from paying any damages until all appellate avenues have been exhausted by posting a supersedeas bond. The amount of such a bond is governed by the law of the relevant jurisdiction and generally is set at the amount of damages plus some measure of statutory interest, modified at the discretion of the appropriate court or subject to limits set by court or statute.
     The term “settlement” refers to certain types of cases in which cigarette manufacturers, including RJR Tobacco and B&W, have agreed to resolve disputes with certain plaintiffs without resolving the case through trial. The principal terms of settlements entered into by RJR Tobacco are explained below under “–Accounting for Tobacco-Related Litigation Contingencies.”
Theories of Recovery
     The plaintiffs seek recovery on a variety of legal theories, including negligence, strict liability in tort, design defect, special duty, voluntary undertaking, breach of warranty, failure to warn, fraud, misrepresentation, unfair trade practices, conspiracy, unjust enrichment, medical monitoring, public nuisance and violations of state and federal antitrust laws. In certain of these cases, the plaintiffs claim that cigarette smoking exacerbated injuries caused by exposure to asbestos.
     The plaintiffs seek various forms of relief, including compensatory and punitive damages, treble or multiple damages and statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and other equitable relief. Although alleged damages often are not determinable from a complaint, and the law governing the pleading and calculation of damages varies from state to state and jurisdiction to jurisdiction, compensatory and punitive damages have been specifically pleaded in a number of cases, sometimes in amounts ranging into the hundreds of millions and even billions of dollars.
Defenses
     The defenses raised by RJR Tobacco and its affiliates and indemnitees include, where applicable and otherwise appropriate, preemption by the Federal Cigarette Labeling and Advertising Act of some or all claims arising after 1969, the lack of any defect in the product, assumption of the risk, contributory or comparative fault, lack of proximate cause, remoteness, lack of standing and statutes of limitations or repose. RAI and RJR have asserted additional defenses, including jurisdictional defenses, in many of the cases in which they are named.
Accounting for Tobacco-Related Litigation Contingencies
     In accordance with generally accepted accounting principles, RJR Tobacco records any loss concerning tobacco-related litigation at such time as an unfavorable outcome becomes probable and the amount can be reasonably estimated. For the reasons set forth below, RJR Tobacco’s management continues to conclude that the loss of any particular pending smoking and health tobacco litigation claim against RJR Tobacco or its affiliates or indemnitees, including B&W, when viewed on an individual basis, is not probable.
     RJR Tobacco and its affiliates believe that they have a number of valid defenses to the smoking and health tobacco litigation claims against them, as well as valid bases for appeal of adverse verdicts against them. RJR Tobacco and its affiliates and indemnitees have, through their counsel, filed pleadings and memoranda in pending smoking and health tobacco litigation that set forth and discuss a number of grounds and defenses that they and their counsel believe have a valid basis in law and fact. Based on their experience in the smoking and health tobacco litigation against them and the strength of the defenses available to them in such litigation, RJR Tobacco and its affiliates believe that their successful defense of smoking and health tobacco litigation in the past will continue in the future.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     RJR Tobacco recorded less than $1 million related to the judgment in the Thompson v. B&W individual case in the fourth quarter of 2006, to be paid in 2007. No other liability for pending smoking and health tobacco litigation was recorded in RJR Tobacco’s consolidated balance sheet as of December 31, 2006. RJR has liabilities totaling $94 million that were recorded in 1999 in connection with certain indemnification claims asserted by Japan Tobacco Inc., referred to as JTI, against RJR and RJR Tobacco relating to certain activities of Northern Brands International, Inc., a now inactive, indirect subsidiary of RAI formerly involved in the international tobacco business. For further information on Northern Brands and related litigation and the indemnification claims of JTI, see “—Litigation Affecting the Cigarette Industry — Other Litigation and Developments” and “—Other Contingencies and Guarantees” below.
     RJR Tobacco and its affiliates and indemnitees continue to win the majority of smoking and health tobacco litigation claims that reach trial, and a very high percentage of the tobacco-related litigation claims brought against them continue to be dismissed at or before trial. Generally, RJR Tobacco and its affiliates and indemnitees have not settled, and currently RJR Tobacco and its affiliates do not intend to settle, any smoking and health tobacco litigation claims. It is the policy of RJR Tobacco and its affiliates to vigorously defend all tobacco-related litigation claims.
     The only smoking and health tobacco litigation claims settled by RJR Tobacco and B&W involved:
•	the MSA and other settlement agreements with the states of Mississippi, Florida, Texas and Minnesota, and the funding by various tobacco companies of a $5.2 billion trust fund contemplated by the MSA to benefit tobacco growers; and

•	the original Broin flight attendant case discussed below under “—Litigation Affecting the Cigarette Industry — Class-Action Suits.”
     The circumstances surrounding the MSA and other state settlement agreements and the funding of a trust fund to benefit the tobacco growers are readily distinguishable from the current categories of smoking and health cases involving RJR Tobacco, B&W and their respective affiliates. The claims underlying the MSA and other state settlement agreements were brought on behalf of the states to recover funds paid for health-care and medical and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. The MSA and other state settlement agreements settled all the health-care cost recovery actions brought by, or on behalf of, the settling jurisdictions and contain releases of various additional present and future claims. In accordance with the MSA, various tobacco companies agreed to fund a $5.2 billion trust fund to be used to address the possible adverse economic impact of the MSA on tobacco growers. A discussion of the MSA and other state settlement agreements, and a table depicting the related payment schedule under these agreements, is set forth below under “—Litigation Affecting the Cigarette Industry — Governmental Health-Care Cost Recovery Cases — MSA and Other State Settlement Agreements.”
     The states were a unique set of plaintiffs and are not involved in any of the smoking and health cases remaining against RJR Tobacco or its affiliates and indemnitees, including B&W. Although RJR Tobacco, B&W and certain of their respective affiliates continue to be defendants in health-care cost recovery cases similar in theory to the state cases but involving other plaintiffs, such as hospitals, Native American tribes and foreign governments, the vast majority of such cases have been dismissed on legal grounds. Indeed, eight federal courts of appeals have ruled uniformly that unions cannot successfully pursue such cases. As a result, no union cases are pending against RJR Tobacco or its affiliates or indemnitees. RJR Tobacco and its affiliates, including RAI, believe that the same legal principles that have resulted in dismissal of union and other types of health-care cost recovery cases either at the trial court level or on appeal should compel dismissal of the similar pending cases.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The U.S. Department of Justice case brought against various industry members, including RJR Tobacco and B&W, discussed below under “—Litigation Affecting the Cigarette Industry — Governmental Health-Care Cost Recovery Cases,” also can be distinguished from the circumstances surrounding the MSA and the other state settlement agreements. Under its Medical Care Recovery Act and Medicare Secondary Payer Act claims, the federal government made arguments similar to the states and sought to recover federal funds expended in providing health care to smokers who have developed diseases and injuries alleged to be smoking-related. The only claim remaining in the case involved alleged violations of civil provisions of the federal Racketeer Influenced and Corrupt Organizations Act statute, referred to as RICO. Under this statute, the federal government sought disgorgement of profits from the defendants in the amount of $280 billion. Overruling the trial court, the U.S. Court of Appeals for the District of Columbia held that disgorgement is not an available remedy. Trial of the case concluded on June 9, 2005. On August 17, 2006, the court found certain defendants liable for the RICO claims and issued an order for injunctive and other relief, but did not impose any direct financial penalties. Certain defendants, including RJR Tobacco, have appealed to the U.S. Court of Appeals for the District of Columbia. The government also has appealed. A comprehensive discussion of this case is set forth below under “—Litigation Affecting the Cigarette Industry — Governmental Health-Care Cost Recovery Cases.”
     Similarly, the other cases settled by RJR Tobacco can be distinguished from existing cases pending against RJR Tobacco and its affiliates and indemnitees, including B&W. The original Broin case, discussed below under “—Litigation Affecting the Cigarette Industry — Class-Action Suits,” was settled in the middle of trial during discussions with the federal government concerning the possible settlement of the claims underlying the MSA and other state settlement agreements, among other things. The Broin case was settled at that time in an attempt to remove this case as a political distraction during the industry’s settlement discussions with the federal government and a belief that further Broin litigation would be resolved by a settlement at the federal level.
     The DeLoach case, discussed below under “—Litigation Affecting the Cigarette Industry — Antitrust Cases,” was brought by a unique class of plaintiffs: a class of all tobacco growers and tobacco allotment holders. The class asserted that the defendants, including RJR Tobacco and B&W, engaged in bid-rigging of U.S. burley and flue-cured tobacco auctions. Despite valid legal defenses, RJR Tobacco and B&W separately settled this case to avoid a long and contentious trial with the tobacco growers. The remaining antitrust cases pending against RJR Tobacco and B&W involve different types of plaintiffs and different theories of recovery under the antitrust laws and should not be affected by the settlement of the DeLoach case.
     Finally, as discussed under “—Litigation Affecting the Cigarette Industry — MSA — Enforcement and Validity,” RJR Tobacco and B&W each has settled cases brought by states concerning the enforcement of the MSA. Despite valid legal defenses, these cases were settled to avoid further contentious litigation with the states involved. Each MSA enforcement action involves alleged breaches of the MSA based on specific actions taken by the particular defendant. Accordingly, any future MSA enforcement action will be reviewed by RJR Tobacco on the merits and should not be affected by the settlement of prior MSA enforcement cases.
Cautionary Statement
     Even though RJR Tobacco’s management continues to conclude that the loss of any particular pending smoking and health tobacco litigation claim against RJR Tobacco or its affiliates or indemnitees, when viewed on an individual basis, is not probable, the possibility of material losses related to such litigation is more than remote. Litigation is subject to many uncertainties, and generally it is not possible to predict the outcome of the litigation pending against RJR Tobacco, or its affiliates or indemnitees, or to reasonably estimate the amount or range of any possible loss.
     Although RJR Tobacco believes that it has valid bases for appeals in its pending cases, and RJR Tobacco believes it has a number of valid defenses to all actions, and intends to defend all actions vigorously, it is possible that there could be further adverse developments in pending cases, and that additional cases could be decided unfavorably against RJR Tobacco or its affiliates or indemnitees, including B&W.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Determinations of liability or adverse rulings in such cases or in similar cases involving other cigarette manufacturers as defendants, even if such judgments are not final, could materially adversely affect the litigation against RJR Tobacco or its affiliates or indemnitees and they could encourage the commencement of additional tobacco-related litigation. In addition, a number of political, legislative, regulatory and other developments relating to the tobacco industry and cigarette smoking have received wide media attention. These developments may negatively affect the outcomes of tobacco-related legal actions and encourage the commencement of additional similar litigation.
     Although it is impossible to predict the outcome of such events on pending litigation and the rate new lawsuits are filed against RJR Tobacco or its affiliates or indemnities, a significant increase in litigation or in adverse outcomes for tobacco defendants could have a material adverse effect on any or all of these entities. Moreover, notwithstanding the quality of defenses available to it and its affiliates and indemnitees in litigation matters, it is possible that RJR Tobacco’s results of operations, cash flows or financial condition could be materially adversely affected by the ultimate outcome of certain pending litigation matters against RJR Tobacco or its affiliates or indemnitees.
Litigation Affecting the Cigarette Industry
Overview
Introduction
     In connection with the business combination of RJR Tobacco and the U.S. cigarette and tobacco business of B&W on July 30, 2004, RJR Tobacco agreed to indemnify B&W and its affiliates against, among other things, certain litigation liabilities, costs and expenses incurred by B&W or its affiliates arising out of the U.S. cigarette and tobacco business of B&W. Accordingly, the cases discussed below include cases brought solely against RJR Tobacco and its affiliates, including RAI and RJR; cases brought against both RJR Tobacco, its affiliates and B&W; and cases brought solely against B&W and assumed by RJR Tobacco in the business combination.
     During the fourth quarter of 2006, 21 tobacco-related cases were served against RJR Tobacco or its affiliates or indemnitees, including B&W. On December 31, 2006, there were 1,237 cases (including 942 individual smoker cases pending in West Virginia state court as a consolidated action) pending in the United States against RJR Tobacco or its affiliates or indemnitees, including B&W, as compared with 1,270 on December 31, 2005, and 1,333 on December 31, 2004, pending against RJR Tobacco or its affiliates or indemnitees, including B&W.
     As of February 2, 2007, 1,271 tobacco-related cases were pending against RJR Tobacco or its affiliates or indemnitees: 1,263 in the United States; four in Puerto Rico; three in Canada and one in Israel. Of the 1,263 total U.S. cases, 34 cases are pending against B&W that are not also pending against RJR Tobacco. The U.S. case number does not include the 2,624 Broin II cases, which involve individual flight attendants alleging injuries as a result of exposure to environmental tobacco smoke, referred to as ETS or secondhand smoke, in aircraft cabins, pending as of February 2, 2007, and discussed below. The following table lists the number of U.S. tobacco-related cases by state that were pending against RJR Tobacco or its affiliates or indemnitees as of February 2, 2007:

	Number of
State	U.S. Cases
West Virginia	947	*
Florida	100
Missouri	27
New York	26
Maryland	23
Louisiana	20
Mississippi	19
California	13
Illinois	9
Alabama	5
Pennsylvania	4
Tennessee	4
Delaware	4

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Number of
State	U.S. Cases
New Jersey	4
District of Columbia	3
Georgia	3
Connecticut	3
Minnesota	2
Michigan	2
Ohio	2
North Carolina	2
South Dakota	2
Vermont	2
Massachusetts	2
Kentucky	2
Oregon	2
Kansas	2
Indiana	2
New Mexico	2
South Carolina	2
Arizona	2
Washington	2
Texas	1
Arkansas	1
Colorado	1
Hawaii	1
Iowa	1
Idaho	1
Montana	1
North Dakota	1
Nebraska	1
New Hampshire	1
Nevada	1
Utah	1
Virginia	1
Mariana Islands	1
Alaska	1
Maine	1
Rhode Island	1
Wisconsin	1
Wyoming	1

Total	1,263

*	942 of the 947 cases are pending as a consolidated action.
Of the 1,263 pending U.S. cases, 49 are pending in federal court, 1,213 in state court and one in tribal court.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table lists the categories of the U.S. tobacco-related cases pending against RJR Tobacco or its affiliates or indemnitees as of February 2, 2007, compared with the number of cases pending against RJR Tobacco, its affiliates or indemnitees as of October 13, 2006 as reported in RAI's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, filed with the SEC on November 7, 2006, and a cross-reference to the discussion of each case type.

		Change in
		Number of
	RJR Tobacco’s	Cases Since
	Case Numbers as of	October 13,
Case Type	February 2, 2007	2006	Page Reference
Individual Smoking and Health	1,169	-184	33
Flight Attendant — ETS (Broin II)	2,624	-2	35
Class-Action	23	+3	36
Governmental Health-Care Cost Recovery	3	No Change	44
Other Health-Care Cost Recovery and Aggregated Claims	3	No Change	48
Master Settlement Agreement-Enforcement and Validity	49	+12	49
Asbestos Contribution	0	No Change	52
Antitrust	6	+1	52
Other Litigation	10	+1	54

     Three pending cases against RJR Tobacco and B&W that have attracted significant media attention are the Florida state court class-action case Engle v. R. J. Reynolds Tobacco Co., the federal RICO case brought by the U.S. Department of Justice, and the federal lights class action, Schwab [McLaughlin] v. Philip Morris USA, Inc.
     In 2000, a jury in Engle rendered a punitive damages verdict in favor of the “Florida class” of approximately $145 billion against all defendants. On July 6, 2006, the Florida Supreme Court, among other things, affirmed an appellate court’s dismissal of the punitive damages award, decertified the class going forward, preserved several class-wide findings from the trial, including that nicotine is addictive and cigarettes are defectively designed, and authorized class members to avail themselves of these findings in individual lawsuits under certain conditions. On December 21, 2006, the Florida Supreme Court, in response to motions from both sides, issued a revised opinion in which it set aside the jury’s finding of a conspiracy to misrepresent. The court also clarified that the future plaintiffs could rely on the Engle jury’s findings on express warranty. The Supreme Court mandate was issued on January 11, 2007, thus beginning a one-year period in which class members may file individual lawsuits.
     In the U.S. Department of Justice case, brought in 1999 in the U.S. District Court for the District of Columbia, the government sought, among other forms of relief, the disgorgement of profits pursuant to the civil provisions of RICO. The U.S. Court of Appeals for the District of Columbia ruled in 2005 that disgorgement is not an available remedy in the case. The bench trial ended in June 2005, and the court, in August 2006, issued its ruling, among other things, finding the defendants liable for the RICO claims, imposing no direct financial penalties on the defendants, but ordering the defendants to make certain “corrective communications” in a variety of media and enjoining the defendants from using certain brand descriptors. Both sides have appealed to the U.S. Court of Appeals for the District of Columbia, and the trial court order has been stayed pending the appeal.
     In September 2006, the U.S. District Court for the Eastern District of New York in Schwab certified a nationwide class of “lights” smokers and set a trial date of January 22, 2007. On November 16, 2006, the Second Circuit granted the defendants’ motions to stay the district court proceedings and for review of the class certification ruling. Briefing is complete. Oral argument has not been scheduled.
     For a detailed description of these cases, see “—Class Action Suits — Engle Case,” “—Governmental Health-Care Cost Recovery Cases — Department of Justice Case” and “—Class Action Suits — ‘Lights’ Cases” below.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In November 1998, the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, entered into the MSA with 46 U.S. states and certain U.S. territories and possessions. These cigarette manufacturers previously settled four other cases, brought on behalf of Mississippi, Florida, Texas and Minnesota, by separate agreements with each state. The MSA and other state settlement agreements:
•	settled all health-care cost recovery actions brought by, or on behalf of, the settling jurisdictions;

•	released the major U.S. cigarette manufacturers from various additional present and potential future claims;

•	imposed future payment obligations on RJR Tobacco, B&W and other major U.S. cigarette manufacturers; and

•	placed significant restrictions on their ability to market and sell cigarettes.
     The aggregate cash payments made by RJR Tobacco under the MSA and other state settlement agreements were $2.6 billion, $2.7 billion and $2.0 billion in 2006, 2005 and 2004, respectively. RJR Tobacco estimates its payments will be approximately $2.6 billion in 2007 and will be approximately $2.8 billion thereafter. These payments are subject to adjustments for, among other things, the volume of cigarettes sold by RJR Tobacco, RJR Tobacco’s market share and inflation. See “—Governmental Health-Care Cost Recovery Cases — MSA and Other State Settlement Agreements” below for a detailed discussion of the MSA and the other state settlement agreements, including RJR Tobacco’s monetary obligations under these agreements. RJR Tobacco records the allocation of settlement charges as products are shipped.
     Scheduled Trials
     Trial schedules are subject to change, and many cases are dismissed before trial. Compared to prior years, however, it is possible that there will be an increased number of tobacco-related trials against RJR Tobacco or its affiliates and indemnitees, during 2007. The following table lists the trial schedule, as of February 2, 2007, for RJR Tobacco or its affiliates and indemnitees, including B&W, through December 31, 2007.

Trial Date	Case Name/Type	Defendant(s)	Jurisdiction

January 22, 2007	Whiteley v. R.J. Reynolds Tobacco Co.	RJR Tobacco	Superior Court
[ONGOING]	[Individual]		San Francisco County
(San Francisco, CA)

April 18, 2007	Falconer v. R.J. Reynolds Tobacco Co.	RJR Tobacco	Circuit Court
	[Individual]		Jackson County
(Kansas City, MO)

September 17, 2007	Hausrath v. Philip Morris USA, Inc.	B&W	NY Supreme Court
	[Individual]		Erie County
(Buffalo, NY)

October 29, 2007	Williams v. Brown & Williamson	RJR Tobacco, B&W	Circuit Court
	Tobacco Corp.		City of St. Louis
	[Individual]		(St. Louis, MO)

November 20, 2007	Ryan v. Philip Morris USA, Inc.	RJR Tobacco, B&W	U.S. District Court
	[Individual]		Northern District
Fort Wayne Division
(Indianapolis, IN)

     Trial Results
     From January 1, 1999 through February 2, 2007, 52 smoking and health and health-care cost recovery cases in which RJR Tobacco or B&W were defendants were tried. Verdicts in favor of RJR Tobacco, B&W and, in some cases, RJR Tobacco, B&W and other defendants, were returned in 36 cases (including four mistrials) tried in Florida (10), New York (4), Missouri (4), Tennessee (3), Mississippi (2), California (2), West Virginia (2), Ohio (2), Connecticut (1), Louisiana (1), New Jersey (1), Pennsylvania (1), South Carolina (1), Texas (1) and Washington (1).

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Additionally, from January 1, 1999 through February 2, 2007, verdicts were returned in 20 smoking and health cases in which RJR Tobacco, B&W, or their respective affiliates were not defendants. Verdicts were returned in favor of the defendants in 11 cases — four in Florida, two in California, and one in each of New Hampshire, New York, Pennsylvania, Rhode Island and Tennessee. Verdicts in favor of the plaintiffs were returned in nine cases — four in California, two in each of Florida and Oregon and one in Illinois. The defendants’ appeals or post-trial motions are pending in these cases.
     There were no cases in which RJR Tobacco or B&W was a defendant tried in the third or fourth quarters of 2006.
     One case was tried in the second quarter of 2006 in which RJR Tobacco was a defendant. In Kimball v. R.J. Reynolds Tobacco Co., an individual smoker case, a Washington state court jury returned a verdict in favor of RJR Tobacco on May 15, 2006. On June 20, 2006, the plaintiff waived his right to appeal or to pursue the case further and RJR Tobacco agreed to reduce the amount of costs taxed against the plaintiff.
     One case was tried in the first quarter of 2006 in which RJR Tobacco and B&W were defendants. In VanDenBurg v. Brown & Williamson Tobacco Corp., an individual smoker case, a Missouri state court jury returned a verdict in favor of the defendants, including RJR Tobacco and B&W, on February 22, 2006. The plaintiff’s motion for a new trial was denied on June 19, 2006. The plaintiff’s deadline for seeking an appeal has passed.
     The following chart reflects the verdicts and post-trial developments in the smoking and health cases that have been tried since January 1, 1999 and remain pending as of February 2, 2007, in which verdicts have been returned in favor of the plaintiffs and against RJR Tobacco or B&W, or both.

Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Post-Trial Status
July 7, 1999-Phase I April 7, 2000-Phase II July 14, 2000-Phase III	Engle v. R. J. Reynolds Tobacco Co. [Class Action]	Circuit Court, Miami-Dade County (Miami, FL)	$12.7 million compensatory damages against all the defendants; $145 billion punitive damages against all the defendants, of which approximately $36.3 billion and $17.6 billion was assigned to RJR Tobacco and B&W, respectively.	On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court and remanded the case to the Miami-Dade County Circuit Court with instructions to decertify the class. The Florida Supreme Court on July 6, 2006 affirmed the dismissal of the punitive damages award and decertified, on a going-forward basis, the class. The court preserved a number of classwide findings from Phase I of the Engle trial, and authorized class members to avail themselves of those findings in individual lawsuits, provided they commence those lawsuits within one year of the date the court’s decision becomes final. In addition, the court reinstated compensatory damage verdicts in favor of two plaintiffs in the amounts of $2.85 million and $4.023 million, respectively. On December 21, 2006, the Florida Supreme Court, in response to motions from both sides

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Post-Trial Status
issued a revised opinion in which it set aside the jury’s finding of a conspiracy to misrepresent and clarified that the future plaintiffs could rely on the Engle jury’s findings on express warranty. The Supreme Court mandate issued on January 11, 2007. On January 12, 2007, the defendants asked Florida’s Third District Court of Appeals to review issues that had been raised but not addressed by either appellate court. The Third District Court of Appeals denied the motion on February 21, 2007.

June 11, 2002	Lukacs v. R. J. Reynolds Tobacco Co. [Engle class member]	Circuit Court, Miami-Dade County (Miami, FL)	$500,000 economic damages, $24.5 million non-economic damages and $12.5 million loss of consortium damages against Philip Morris, B&W and Lorillard, of which B&W was assigned 22.5% of liability. Court has not entered final judgment for damages. RJR Tobacco was dismissed from the case in May 2002, prior to trial.	Judge reduced damages to $25.125 million of which B&W’s share is approximately $6 million. On August 2, 2006, the plaintiffs filed a motion for entry of partial judgment and notice of jury trial on punitive damages. The court granted the defendants’ motion to strike as premature the plaintiffs’ motion. On January 2, 2007, the defendants moved to set aside the June 11, 2002, verdict to dismiss the plaintiffs’ punitive damages claim. On January 3, 2007, the plaintiffs filed a motion for entry of judgment. A hearing on the motion is scheduled for March 15, 2007.

November 4, 2003	Thompson v. Brown & Williamson Tobacco Corp. [Individual]	Circuit Court, Jackson County (Independence, MO)	$1.05 million compensatory damages against Philip Morris and B&W, of which $209,351 was assigned to B&W.	On August 22, 2006, the Court of Appeals for the Western District of Missouri affirmed the judgment. The Missouri Supreme Court refused to hear the case. On January 3, 2007, RJR Tobacco, due to its obligation to indemnify B&W, paid the plaintiff approximately $268,100 (judgment plus interest).

December 18, 2003	Frankson v. Brown & Williamson Tobacco Corp. [Individual]	Supreme Court, Kings County (Brooklyn, NY)	$350,000 compensatory damages; 50% fault assigned to B&W and two industry organizations; $20 million in punitive damages, of which $6 million was assigned to B&W, $2 million to a predecessor company and $12 million to two industry organizations.	On January 21, 2005, the plaintiff stipulated to the court’s reduction in the amount of punitive damages from $20 million to $5 million, apportioned as follows: $0 to American Tobacco; $4 million to B&W; $500,000 to the Counsel for Tobacco Research and $500,000 to the Tobacco Institute. The defendants’ motion to stay entry and

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Post-Trial Status
enforcement of the final judgment pending further appeals was granted on January 5, 2007. The defendants filed a notice of appeal on January 25, 2007.

May 21, 2004	Scott v. American Tobacco Co. [Class Action]	District Court, Orleans Parish (New Orleans, LA)	$591 million against RJR Tobacco, B&W, Philip Morris, Lorillard, and the Tobacco Institute, jointly and severally, for a smoking cessation program.	On September 29, 2004, the defendants posted a $50 million bond and noticed their appeal to the Louisiana Court of Appeal. RJR Tobacco posted $25 million toward the bond. On February 7, 2007, the Louisiana Court of Appeal found that any class member who started smoking or whose right to participate in the program accrued after September 1, 1988, is not entitled to recovery. The court also rejected the award of pre-judgment interest and most of the specific components of the smoking cessation program. However, the court upheld the class certification and found the defendants responsible for funding smoking cessation for eligible class members. On February 21, 2007, the defendants filed a motion for rehearing.

February 2, 2005	Smith v. Brown & Williamson Tobacco Corp. [Individual]	Circuit Court, Jackson County (Independence, MO)	$2 million in compensatory damages (reduced to $500,000 because of jury’s findings that the plaintiff was 75% at fault); $20 million in punitive damages.	On June 1, 2005, B&W filed its notice of appeal. Oral argument occurred on October 5, 2006. A decision is pending.

March 18, 2005	Rose v. Brown & Williamson Tobacco Corp. [Individual]	Supreme Court, New York County (Manhattan, NY)	RJR Tobacco found not liable; $3.42 million in compensatory damages against B&W and Philip Morris, of which $1.71 million was assigned to B&W; $17 million in punitive damages against Philip Morris only.	On August 18, 2005, B&W filed its notice of appeal. Pursuant to its agreement to indemnify B&W, RJR Tobacco posted a supersedeas bond in the amount of $2.058 million on February 7, 2006. Oral argument occurred on December 12, 2006. A decision is pending.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Post-Trial Status
August 17, 2006	United States v. Philip Morris USA, Inc. [Governmental Health-Care Cost Recovery]	U.S. District Court, District of Columbia (Washington, DC)	RJR Tobacco and B&W were found liable for civil RICO claims; were enjoined from using certain brand descriptors and from making certain misrepresentations; and were ordered to make corrective communications on five subjects, including smoking and health and addiction, required to reimburse the U.S. Department of Justice appropriate costs associated with the lawsuit, and maintain document web sites.	On September 11, 2006, RJR Tobacco and B&W filed their notices of appeal. On October 16, 2006, the government filed its notice of appeal. In addition, the government has requested the defendants pay a total of approximately $1.9 million in costs. The court of appeals granted the defendants’ motion to stay the district court’s order on October 31, 2006. On November 28, 2006, the court of appeals stayed the appeals pending the defendants’ motion for clarification of the trial court’s ruling on the order.

     Individual Smoking and Health Cases
     As of February 2, 2007, 1,169 individual cases, including 942 individual smoker cases in West Virginia state court in a consolidated action, were pending in the U.S. against RJR Tobacco, B&W, as its indemnitee, or both. This category of cases includes smoking and health cases alleging personal injury brought by or on behalf of individual plaintiffs, but does not include the Broin II cases discussed below. A total of 1,163 of the individual cases are brought by or on behalf of individual smokers or their survivors, while the remaining six cases are brought by or on behalf of individuals or their survivors alleging personal injury as a result of exposure to ETS.
     Below is a description of the individual smoking and health cases against RJR Tobacco or B&W, or both, which went to trial or were decided or remained on appeal, since January 1, 2006.
     On March 20, 2000, in Whiteley v. Raybestos-Manhattan, Inc. (a case filed in April 1999, and pending in Superior Court, San Francisco County, California), a jury awarded the plaintiffs $1.72 million in compensatory damages and $20 million in punitive damages. RJR Tobacco and Philip Morris were each assigned $10 million of the punitive damages award. The defendants appealed the final judgment to the California Court of Appeals. On April 7, 2004, the court of appeals reversed the judgment and remanded the case for a new trial. On April 28, 2006, the plaintiffs filed a consolidated amended complaint for survival/loss of consortium/wrongful death. The plaintiffs allege that use of the defendants’ products, along with exposure to asbestos, caused Mrs. Whiteley to develop lung cancer and ultimately die. With the filing of the consolidated complaint, the case name became Whiteley v. R. J. Reynolds Tobacco Co. Jury selection began on January 22, 2007. Opening statements occurred on February 26, 2007.
     On October 12, 2000, in Jones v. Brown & Williamson Tobacco Corp. (a case filed in July 1997, and pending in Circuit Court, Hillsborough County, Florida), a jury found against RJR Tobacco and awarded approximately $200,000 in compensatory damages only. The action was brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking to recover an amount in excess of $150,000. The plaintiff was also allowed to make a claim for punitive damages. The plaintiff alleged that Mrs. Jones’s use of the defendants’ products caused her to develop lung cancer, emphysema, heart disease, chronic obstructive pulmonary disease, referred to as COPD, and ultimately caused her death. The judge granted RJR Tobacco a new trial on December 28, 2000, and the new trial decision was affirmed by the Second District Court of Appeal of Florida on August 30, 2002. On April 27, 2005, the Florida Supreme Court dismissed the plaintiff’s notice of appeal without prejudice. The plaintiff dismissed all claims against RJR Tobacco on April 19, 2006.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     On December 21, 2001, in Kenyon v. R. J. Reynolds Tobacco Co. (a case filed in July 2000, in Circuit Court, Hillsborough County, Florida), a jury awarded the plaintiff $165,000 in compensatory damages only in an action brought by Florence Kenyon against RJR Tobacco seeking to recover compensatory damages and costs. The plaintiff alleged that Mr. Kenyon’s use of the defendants’ products caused his development of lung cancer and/or other illnesses. On May 30, 2003, the Second District Court of Appeal of Florida affirmed per curiam (that is, without writing an opinion) the trial court’s final judgment. After exhausting its state court appeals, RJR Tobacco paid the plaintiff approximately $196,000 (judgment plus interest). RJR Tobacco also paid approximately $1.3 million in attorneys’ fees to the plaintiff’s counsel.
     On August 15, 2003, a jury returned a verdict in favor of B&W in Eiser v. Brown & Williamson Tobacco Corp. (a case filed in March 1999, and pending in the Court of Common Pleas, Philadelphia County, Pennsylvania). The plaintiff, Lois Eiser, sought compensatory and punitive damages in an amount in excess of $50,000, together with interest, costs of suit and attorneys’ fees in this wrongful death action against B&W. The plaintiff contends the decedent’s injury and death were directly related to the actions of the defendants. On January 19, 2006, the Superior Court of Pennsylvania affirmed the verdict. On September 22, 2006, the Pennsylvania Supreme Court granted the plaintiff’s petition to appeal. Oral argument is scheduled for April 16, 2007.
     On November 4, 2003, in Thompson v. Brown & Williamson Tobacco Corp. (a case filed in August 2000 in Circuit Court, Jackson County, Missouri), a jury awarded $2.1 million in compensatory damages against B&W and Philip Morris in an action brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking an unspecified amount of compensatory and punitive damages. The plaintiffs, Michael Thompson and Christi Thompson, alleged that the defendants manufactured, sold and placed in the stream of commerce cigarettes that caused Mr. Thompson’s throat cancer. B&W was found to be 10% at fault, Philip Morris was found to be 40% at fault, and the plaintiff was found to be 50% at fault. As a result, B&W’s share of the final judgment was approximately $210,000. The Missouri Court of Appeals affirmed the judgment on August 22, 2006 and denied the defendants’ motion to transfer the case to the Missouri Supreme Court. The defendants’ application for transfer in the Missouri Supreme Court was denied on December 19, 2006. On January 3, 2007, RJR Tobacco, due to its obligation to indemnify B&W, paid the plaintiff approximately $268,100 (judgment plus interest) in satisfaction of the judgment.
     On December 18, 2003, in Frankson v. Brown & Williamson Tobacco Corp. (a case filed in August 2000, and pending in Supreme Court, Kings County, New York), a jury awarded $350,000 in compensatory damages against B&W and two former tobacco industry organizations, the Tobacco Institute and the Council for Tobacco Research, in an action brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking $270 million in compensatory damages, unspecified punitive damages, attorneys’ fees, costs and disbursements. The plaintiff, Gladys Frankson, alleged that Mr. Frankson became physically and psychologically addicted to nicotine, was unable to cease smoking, developed lung cancer and subsequently died as a result. The defendants as a group and the deceased smoker were each found to be 50% at fault. On January 8, 2004, the jury awarded $20 million in punitive damages, of which $6 million was assigned to B&W, $2 million was assigned to American Tobacco, a predecessor company to B&W, and $6 million was assigned to each of the Council for Tobacco Research and the Tobacco Institute. On June 22, 2004, the trial judge granted a new trial unless the parties consented to an increase in compensatory damages to $500,000 and a decrease in punitive damages to $5 million, of which $4 million would be assigned to B&W. On January 21, 2005, the plaintiff stipulated to the reduction in punitive damages from $20 million to $5 million, apportioned as follows: $0 to American Tobacco; $4 million to B&W; and $500,000 to each of the Council for Tobacco Research and the Tobacco Institute.
     On July 5, 2006, the Appellate Division denied the defendants’ appeal of the trial court’s decision denying the defendants’ post-trial motions. The defendants’ motion for rehearing, or in the alternative, for leave to appeal to the New York Court of Appeals was denied on October 5, 2006. On November 20, 2006, the plaintiff filed a motion to enter judgment in the sums of $175,000 in compensatory damages (the original jury award reduced by 50%) and $5 million in punitive damages (the amount the plaintiff stipulated to). The motion was granted on December 8, 2006, and the defendants filed a notice of appeal on January 25, 2007. The defendants’ motion to stay entry and enforcement of the final judgment pending further appeals was granted on January 5, 2007. The stay is in effect for 15 days after the plaintiff serves notice of entry of judgment in order to allow the defendants to post a supersedeas bond. Once the plaintiff serves the notice of entry of judgment, the defendants will file a notice of appeal within 15 days.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     On February 1, 2005, a jury returned a split verdict in Smith v. Brown & Williamson Tobacco Corp. (a case filed in May 2003, and pending in Circuit Court, Jackson County, Missouri), finding in favor of B&W on two counts, fraudulent concealment and conspiracy, and finding in favor of the plaintiff on the negligence count (which incorporates failure to warn and product defect claims). The plaintiff, Lincoln Smith, claimed that the defendant’s tobacco products caused Mrs. Smith’s death from lung cancer and sought an unspecified amount of compensatory and punitive damages. The plaintiff was awarded $2 million in compensatory damages; however, the jury found the plaintiff to be 75% at fault (and B&W 25% at fault), and thus the compensatory award was reduced to $500,000. The jury also found aggravating circumstances, which provided an entitlement to punitive damages. On February 2, 2005, the jury awarded the plaintiff $20 million in punitive damages. On June 1, 2005, B&W filed its notice of appeal with the Missouri Court of Appeals. Oral argument occurred on October 5, 2006. A decision is pending. Pursuant to its agreement to indemnify B&W, RJR Tobacco will post a supersedeas bond in the amount of $24.3 million if necessary.
     On March 18, 2005, in Rose v. Brown & Williamson Tobacco Corp. (a case filed in December 1996, and pending in New York Supreme Court, County of New York), a jury returned a verdict in favor of RJR Tobacco, but returned a $3.42 million compensatory damages verdict against B&W and Philip Morris, of which $1.71 million was assigned to B&W. A punitive damages verdict of $17 million against Philip Morris only was returned by the jury on March 28, 2005. The action was brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking to recover $15 million in compensatory damages and $35 million in punitive damages. The plaintiffs, Norma Rose and Leonard Rose, allege that their use of the defendants’ products caused them to become addicted to nicotine and develop lung cancer, COPD and other smoking related conditions and/or diseases. Oral argument on B&W’s appeal occurred on December 12, 2006. A decision is pending. Pursuant to its agreement to indemnify B&W, RJR Tobacco posted a supersedeas bond in the amount of $2.058 million on February 7, 2006.
     On February 22, 2006, in VanDenBurg v. Brown & Williamson Tobacco Corp. (a case filed in January 2003, and pending in Circuit Court, Jackson County, Missouri), a jury returned a verdict in favor of the defendants, including RJR Tobacco and B&W in an action brought against the major U.S. cigarette manufacturers seeking an unspecified amount of compensatory and punitive damages. This individual case was part of a multi-plaintiff action and was served on the defendants in June and July of 2003. The group of plaintiffs alleged that their use of the defendants’ tobacco products caused each to be inflicted with various types of cancer. The plaintiff’s motion for new trial requesting an evidentiary hearing was denied on June 19, 2006. The plaintiff’s deadline for seeking an appeal has passed.
     On May 15, 2006, in Kimball v. R. J. Reynolds Tobacco Co. (a case filed in January 2003, and pending in Superior Court, Whatcom County, Washington), a jury returned a verdict in favor of the only defendant, RJR Tobacco, in an action seeking in excess of $75,000 in compensatory and punitive damages. The plaintiff, Philip Kimball, alleged that Mrs. Kimball sustained personal injury as a result of using the defendant’s products causing damages, including medical expenses, pain and suffering, anxiety and severe emotional distress. On June 20, 2006, the plaintiff agreed to waive his right to appeal or to pursue the case further and RJR Tobacco agreed to reduce the amount of costs taxed against the plaintiff.
          Broin II Cases
     As of February 2, 2007, there were 2,624 lawsuits pending in Florida brought by individual flight attendants for personal injury as a result of illness allegedly caused by exposure to ETS in airplane cabins, referred to as the Broin II cases. In these lawsuits, filed pursuant to the terms of the settlement of the Broin v. Philip Morris, Inc. class action, discussed below under “—Class-Action Suits,” each individual flight attendant will be required to prove that he or she has a disease and that the individual’s exposure to ETS in airplane cabins caused the disease. Punitive damages are not available in these cases.
     On October 5, 2000, the Broin court entered an order applicable to all Broin II cases that the terms of the Broin settlement agreement do not require the individual Broin II plaintiffs to prove the elements of strict liability, breach of warranty or negligence. Under this order, there is a rebuttable presumption in the plaintiffs’ favor on those elements, and the plaintiffs bear the burden of proving that their alleged adverse health effects actually were caused by exposure to ETS. Below is a description of the Broin II cases against RJR Tobacco and B&W that went to trial, were decided, remained on appeal or were otherwise pending, since January 1, 2006.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In Janoff v. Philip Morris, Inc. (a case filed in February 2000 in Circuit Court, Dade County, Florida), a jury found in favor of the defendants, including RJR Tobacco and B&W, on September 5, 2002, in an action brought against the major U.S. cigarette manufacturers seeking to recover compensatory damages pursuant to the Broin settlement. The plaintiff, Suzette Janoff, alleged that as a result of exposure to ETS in airline cabins, she suffered from, among other illnesses, chronic sinusitis, chronic bronchitis and other respiratory and pulmonary problems. The judge granted the plaintiff’s motion for a new trial on January 8, 2003. The defendants appealed to the Florida Third District Court of Appeal, which, on October 27, 2004, affirmed the trial court’s order. On November 1, 2005, the Florida Supreme Court refused to hear the case. At this time, the plaintiff has not indicated whether the case will be retried.
     In Swaty v. Philip Morris, Inc. (a case filed in September 2000 in Circuit Court, Dade County, Florida), a jury found in favor of the defendants, including RJR Tobacco and B&W, on May 3, 2005, in an action brought against the major U.S. cigarette manufacturers seeking to recover an unspecified amount of compensatory damages pursuant to the Broin settlement. The plaintiff, Lorraine Swaty, alleged that as a result of exposure to ETS in airline cabins, she suffered from chronic sinusitis and asthma. On November 8, 2006, the Third District Court of Appeal affirmed the verdict. The plaintiff’s motion for rehearing and motion for clarification was denied on January 11, 2007. The mandate issued on January 29, 2007.
     Class-Action Suits
          Overview
     As of February 2, 2007, 23 class-action cases were pending in the United States against RJR Tobacco or its affiliates or indemnitees, including B&W. In May 1996, in Castano v. American Tobacco Co., the Fifth Circuit Court of Appeals overturned the certification of a nation-wide class of persons whose claims related to alleged addiction to tobacco products. Since this ruling by the Fifth Circuit, most class-action suits have sought certification of statewide, rather than nation-wide, classes. Class-action suits based on claims similar to those asserted in Castano or claims that class members are at a greater risk of injury or injured by the use of tobacco or exposure to ETS are pending against RJR Tobacco and its affiliates and indemnitees, including B&W, in state or federal courts in California, Florida, Illinois, Louisiana, Minnesota, Missouri, New York, Oregon, Washington, West Virginia and the District of Columbia. Cases in which classes have been certified or class certification decisions are pending are discussed below.
     The pending class-actions against RJR Tobacco or its affiliates or indemnitees, including B&W, include 12 cases alleging that the use of the term “lights” constitutes unfair and deceptive trade practices under state law or violates the federal RICO statute. Such suits are pending in state or federal courts in Florida, Illinois, Louisiana, Minnesota, Missouri, New York and Washington. Each of these cases is discussed below.
     Finally, certain third-party payers have filed health-care cost recovery actions in the form of class-actions. These cases are discussed separately below.
     Few smoker class-action complaints have been certified or, if certified, have survived on appeal. Eighteen federal courts, including two courts of appeals, and most state courts that have considered the issue have rejected class certification in such cases. Apart from the Castano case discussed above, only two federal district courts have certified a smoker class action — In re Simon (II) Litigation (in which the class was ultimately decertified) and Schwab [McLaughlin] v. Philip Morris USA, Inc., discussed below under “—‘Lights’ Cases,” both of which were filed in the U.S. District Court for the Eastern District of New York.
     In Simon (II) (a case filed in September 2000, and pending in U.S. District Court, Eastern District, New York), on September 19, 2002, the court certified a nationwide mandatory, non-opt-out punitive damages class in an action brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers seeking an unspecified amount in punitive damages. The class sought to represent persons who suffered from or have died from diseases allegedly caused by smoking of cigarettes designed, manufactured, marketed and sold by the defendant cigarette companies. The plaintiffs alleged that the cigarette companies designed, manufactured, marketed and sold cigarettes in a defective condition, that they fraudulently and deceptively denied and concealed that they were defective and posed significant health risks to those who used them. On May 6, 2005, the Second Circuit, in a unanimous opinion, decertified the class. On August 8, 2005, the Second Circuit denied plaintiffs’ petition for rehearing and remanded the case to the District Court for further proceedings. On March 20, 2006, the court entered final judgment dismissing the case. The class did not appeal.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     On February 10, 2003, in Simms v. Philip Morris, Inc. (a case filed in May 2001, and pending in the U.S. District Court, District of Columbia), the court denied certification of a proposed nation-wide class of smokers who purchased cigarettes while underage in an action brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking: treble damages; disgorgement of unjust enrichment; to enjoin defendants from engaging in marketing or advertising campaigns that target and/or encourage under-age youth to purchase cigarettes, and from making false, misleading or deceptive statements concerning the health effects and addictive natures of cigarettes; to require the defendants to make corrective statements; and the recovery of attorneys fees, expert fees and costs. The action was brought to recover the purchase price paid by the plaintiffs and class members for defendants’ products while they were underage, or in the alternative, to recover the unjust enrichment obtained by the defendants from the plaintiffs and class members while they were underage through the use of fraud, deception, misrepresentation, and other activities constituting racketeering, in violation of federal law. On December 21, 2006, the court denied the plaintiffs’ motions for reconsideration and reversal of the order that denied class certification.
     Medical Monitoring and Smoking Cessation Cases
     Classes have been certified in several state court class-action cases in which either RJR Tobacco or B&W is a defendant. On November 5, 1998, in Scott v. American Tobacco Co. (a case filed in May 1996, and pending in District Court, Orleans Parish, Louisiana), an appeals court affirmed the certification of a medical monitoring or smoking cessation class of Louisiana residents who were smokers on or before May 24, 1996, in an action brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking to recover an unspecified amount of compensatory and punitive damages. The plaintiffs allege that their use of the defendants’ products caused them to become addicted to nicotine. Opening statements occurred on January 21, 2003. On July 28, 2003, the jury returned a verdict in favor of the defendants on the plaintiffs’ claim for medical monitoring and found that cigarettes were not defectively designed. However, the jury also made certain findings against the defendants on claims relating to fraud, conspiracy, marketing to minors and smoking cessation. Notwithstanding these findings, this portion of the trial did not determine liability as to any class member or class representative. What primarily remained in the case was a class-wide claim that the defendants pay for a program to help people stop smoking. On March 31, 2004, phase two of the trial began to address only the scope and cost of smoking cessation programs. On May 21, 2004, the jury returned a verdict in the amount of $591 million on the class’s claim for a smoking cessation program. On September 29, 2004, the defendants posted a $50 million bond (pursuant to legislation that limits the amount of the bond to $50 million collectively for MSA signatories) and noticed their appeal. RJR Tobacco posted $25 million (i.e., the portions for RJR Tobacco and B&W) towards the bond. The Louisiana Court of Appeal issued its opinion on February 7, 2007. The court found that any class member who started smoking or whose right to participate in the program accrued after September 1, 1988, is not entitled to any recovery under Louisiana law. The court also rejected the award of pre-judgment interest and most of the specific components of the smoking cessation program. However, the court upheld the class certification and found the defendants responsible for funding smoking cessation for eligible class members. On February 21, 2007, the defendants filed a motion for rehearing.
     In addition to the Scott case, two other medical monitoring class-actions have been brought against RJR Tobacco, B&W, and other cigarette manufacturers. In Blankenship v. American Tobacco Co., the first tobacco-related medical monitoring class action to be certified and to reach trial, a West Virginia state court jury found in favor of RJR Tobacco, B&W and other cigarette manufacturers on November 14, 2001. The West Virginia Supreme Court affirmed the judgment on May 6, 2004. In Lowe v. Philip Morris, Inc. (a case filed in November 2001, and pending in Circuit Court, Multnomah County, Oregon), a judge dismissed the complaint on November 4, 2003, for failure to state a claim in an action against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking creation of a court-supervised program of medical monitoring, smoking cessation and education, and recovery of attorneys’ fees. The plaintiffs appealed, and on September 6, 2006, the Court of Appeals affirmed the trial court’s dismissal of the plaintiffs’ complaint. On December 27, 2006, the plaintiffs filed a petition for review with the Oregon Supreme Court. Briefing is underway.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Engle Case
     Trial began in July 1998 in Engle v. R. J. Reynolds Tobacco Co. (a case filed in May 1994, and pending in Circuit Court, Dade County, Florida), in which a class consisting of Florida residents, or their survivors, alleges diseases or medical conditions caused by their alleged “addiction” to cigarettes. The action was brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking actual damages and punitive damages in excess of $100 billion each and the creation of a medical fund to compensate individuals for future health care costs. The plaintiffs alleged that their use of the defendants’ products caused their development of various illnesses and their addiction. On July 7, 1999, the jury found against RJR Tobacco, B&W and the other cigarette-manufacturer defendants in the initial phase, which included common issues related to certain elements of liability, general causation and a potential award of, or entitlement to, punitive damages.
     The second phase of the trial, which consisted of the claims of three of the named class representatives, began on November 1, 1999. On April 7, 2000, the jury returned a verdict against all the defendants. It awarded plaintiff Mary Farnan $2.85 million, the estate of plaintiff Angie Della Vecchia $4.023 million and plaintiff Frank Amodeo $5.831 million.
     The trial court also ordered the jury in the second phase of the trial to determine punitive damages, if any, on a class-wide basis. On July 14, 2000, the jury returned a punitive damages verdict in favor of the “Florida class” of approximately $145 billion against all the defendants, with approximately $36.3 billion and $17.6 billion being assigned to RJR Tobacco and B&W, respectively.
     On November 6, 2000, the trial judge denied all post-trial motions and entered judgment. In November 2000, RJR Tobacco and B&W posted appeal bonds in the amount of $100 million each, the maximum amount required pursuant to a Florida bond cap statute enacted on May 9, 2000, and intended to apply to the Engle case, and initiated the appeals process. On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Miami-Dade County Circuit Court with instructions to decertify the class. The class appealed, and the Florida Supreme Court accepted the case on May 12, 2004.
     On July 6, 2006, the court issued its decision. The court affirmed the dismissal of the punitive damages award and decertified the class, on a going-forward basis. The court preserved a number of class-wide findings from Phase I of the trial, including that cigarettes can cause certain diseases, that nicotine is addictive and that defendants placed defective and unreasonably dangerous cigarettes on the market, and authorized class members to avail themselves of those findings in individual lawsuits, provided they commence those lawsuits within one year of the date the court’s decision becomes final. The court specified that the class is confined to those Florida residents who developed smoking-related illnesses that “manifested” themselves on or before November 21, 1996. In addition, the court reinstated the compensatory damages awards of $2.85 million to Mary Farnan and $4.023 million to Angie Della Vecchia, but ruled that the claims of Frank Amodeo were barred by the statute of limitations. Finally, the court reversed the Third District Court of Appeal’s 2003 ruling that class counsel’s improper statements during trial required reversal.
     On August 7, 2006, RJR Tobacco and the other defendants filed a rehearing motion arguing, among other things, that the findings from the Engle trial are not sufficiently specific to serve as the basis for further proceedings and that the Florida Supreme Court’s application of the class-action rule denies defendants due process. On the same day, the plaintiffs also filed a rehearing motion arguing that some smokers who became sick after November 21, 1996, and who are therefore not class members, should nevertheless have the statute of limitations tolled since they may have refrained from filing suit earlier in the mistaken belief that they were Engle class members. On December 21, 2006, the Florida Supreme Court, issued a revised opinion in which it set aside the jury’s findings of a conspiracy to misrepresent and clarified that the future plaintiffs could rely on the Engle jury’s findings on express warranty. The court issued its mandate on January 11, 2007, which begins the one-year period for individual class members to file lawsuits. On January 12, 2007, the defendants asked the Third District Court of Appeal to rule on certain outstanding issues that were raised by the parties, but not addressed by the court in its prior rulings. That motion was denied on February 21, 2007. RAI anticipates that individual case filings in Florida will increase as a result of the Engle decision.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     RJR Tobacco and/or B&W have been named as a defendant(s) in several individual cases filed by members of the Engle class. One such case, Lukacs v. Philip Morris, Inc. (a case filed in February 2001, and pending in Circuit Court, Dade County, Florida), was tried against Philip Morris, Liggett and B&W, and resulted in a verdict for the plaintiffs on June 11, 2002, in a personal injury action brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking to recover an unspecified amount in compensatory and punitive damages. The plaintiff alleged that his use of the defendants’ brands caused his development of bladder, throat, oral cavity and tongue cancer. RJR Tobacco was voluntarily dismissed on May 1, 2002. The Florida state court jury awarded the plaintiffs a total of $37.5 million in compensatory damages. The jury assigned 22.5% fault to B&W, 72.5% fault to the other defendants and 5% fault to plaintiff John Lukacs. On April 1, 2003, the Miami-Dade County Circuit Court granted in part the defendants’ motion for remittitur and reduced the jury’s award to plaintiff Yolanda Lukacs, on the loss of consortium claim, from $12.5 million to $0.125 million decreasing the total award to $25.125 million. On August 2, 2006, the plaintiff filed a motion for entry of partial judgment and notice of jury trial on punitive damages. Trial was scheduled to begin on November 27, 2006; however, on September 27, 2006, the trial court granted the defendants’ motion to strike as premature the plaintiffs’ motions and removed the case from the trial calendar. On January 2, 2007, the defendants asked the court to set aside the jury’s June 11, 2002, verdict for the plaintiffs and to dismiss the plaintiffs’ punitive damages claim. On January 3, 2007, the plaintiffs filed a motion for entry of judgment. A hearing on the motion is scheduled for March 15, 2007.
     California Business and Professions Code Cases
     On November 30, 2000, in Daniels v. Philip Morris Cos., Inc. (a case filed in April 1998, and pending in Superior Court, San Diego County, California), a judge, based on a California unfair business practices statute, certified a class consisting of all persons who, as California resident minors, smoked one or more cigarettes in California between April 2, 1994 and December 1, 1999. The action had been brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking to recover an unspecified amount of compensatory and punitive damages, restitution to each member of the class and to the general public, and an injunction prohibiting the defendants from engaging in further violation of California Business & Professions Code §17200 and §17500. The plaintiffs allege that due to the deceptive practices of the defendants, they became addicted to cigarettes as teenagers. The court granted the defendants’ motions for summary judgment on preemption and First Amendment grounds and dismissed the action on October 21, 2002. On October 6, 2004, the California Court of Appeal affirmed the trial court. On February 16, 2005, the California Supreme Court granted the plaintiffs’ petition for review. Briefing is complete. Oral argument has not been scheduled.
     On April 11, 2001, in Brown v. American Tobacco Co., Inc. (a case filed in June 1997, and pending in Superior Court, San Diego County, California), the same judge in Daniels granted in part the plaintiffs’ motion for certification of a class composed of residents of California who smoked at least one of the defendants’ cigarettes from June 10, 1993 through April 23, 2001, and who were exposed to the defendants’ marketing and advertising activities in California. The action was brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking to recover restitution, disgorgement of profits and other equitable relief under California Business and Professions Code §17200 et seq. and §17500 et seq. Certification was granted as to the plaintiffs’ claims that the defendants violated §17200 of the California Business and Professions Code pertaining to unfair competition. The court, however, refused to certify the class under the California Legal Remedies Act and on the plaintiffs’ common law claims. Following the November 2004 passage of a proposition in California that changed the law regarding cases of this nature, the defendants filed a motion to decertify the class. On March 7, 2005, the court granted the defendants’ motion. The plaintiffs filed a notice of appeal on May 19, 2005. On September 5, 2006, the California Court of Appeals affirmed the judge’s order decertifying the class. On October 13, 2006, the plaintiffs filed a petition for review with the California Supreme Court. The petition for review was granted on November 1, 2006. Briefing is underway.
     “Lights” Cases
     As noted above, “lights” class-action cases are pending against RJR Tobacco or B&W in Illinois (2), Missouri (2), Minnesota (2), Louisiana (2), Florida (2), Washington (1) and New York (1). The class in these cases generally seek to recover $50,000 to $75,000 per class member for compensatory and punitive damages, attorneys’ fees and costs from RJR Tobacco and/or B&W, unless otherwise noted.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     On November 14, 2001, in Turner v. R. J. Reynolds Tobacco Co. (a case filed in February 2000, and pending in Circuit Court, Madison County, Illinois), a judge certified a class defined as “[a]ll persons who purchased defendants’ Doral Lights, Winston Lights, Salem Lights and Camel Lights, in Illinois, for personal consumption, between the first date that defendants sold Doral Lights, Winston Lights, Salem Lights and Camel Lights through the date the court certifies this suit as a class action....” The plaintiffs claim that the defendants sold and packaged “light cigarettes” as having lowered tar and nicotine delivery when in reality they were designed to deliver higher levels of tar and nicotine. On June 6, 2003, RJR Tobacco filed a motion to stay the case pending Philip Morris’ appeal of the Price v. Philip Morris Inc. case, which is discussed below. RJR Tobacco filed an emergency stay/supremacy order request on October 15, 2003. On November 5, 2003, the Illinois Supreme Court granted RJR Tobacco’s motion for a stay pending the court’s final appeal decision in Price.
     On December 18, 2001, in Howard v. Brown & Williamson Tobacco Corp. (another case filed in February 2000, and pending in Circuit Court, Madison County, Illinois), a judge certified a class defined as “[a]ll persons who purchased Defendant’s Misty Lights, GPC Lights, Capri Lights and Kool Lights cigarettes in Illinois for personal consumption, from the first date that Defendant sold Misty Lights, GPC Lights, Capri Lights and Kool Lights cigarettes in Illinois through this date.” The plaintiffs allege that the defendants violated the Illinois Consumer Fraud and Deceptive Business Practices Act by not fully disclosing the true nature of “light cigarettes” and carried out false and deceptive advertising concerning “light cigarettes.” On June 6, 2003, the trial judge issued an order staying all proceedings pending resolution of the Price v. Philip Morris, Inc. case, discussed below. The plaintiffs appealed this stay order to the Illinois Fifth District Court of Appeals, which affirmed the Circuit Court’s stay order on August 19, 2005.
     A “lights” class-action case is pending in the same jurisdiction in Illinois against Philip Morris, Price v. Philip Morris, Inc., formerly known as Miles v. Philip Morris, Inc. The case was filed on February 10, 2000, in the Circuit Court for the Third Judicial Circuit, Madison County, Illinois. The class members claim that the defendants sold and packaged “light cigarettes” as having lowered tar and nicotine delivery when in reality they were designed to deliver higher levels of tar and nicotine. Trial began on January 21, 2003. On March 21, 2003, the trial judge entered judgment against Philip Morris in the amount of $7.1 billion in compensatory damages and $3 billion in punitive damages to the State of Illinois. Based on Illinois law, the bond required to stay execution of the judgment was set initially at $12 billion. Because of the difficulty of posting a bond of that magnitude, Philip Morris pursued various avenues of relief from the $12 billion bond requirement. On April 14, 2003, the trial judge reduced the amount of the bond. He ordered the bond to be secured by $800 million, payable in four equal quarterly installments beginning in September 2003, and a pre-existing $6 billion long-term note to be placed in escrow pending resolution of the case. The plaintiffs appealed the judge’s decision to reduce the amount of the bond. On July 14, 2003, the appeals court ruled that the trial judge exceeded his authority in reducing the bond and ordered the trial judge to reinstate the original bond. On September 16, 2003, the Illinois Supreme Court ordered that the reduced bond be reinstated and agreed to hear Philip Morris’ appeal without need for intermediate appellate court review. On December 15, 2005, the Illinois Supreme Court reversed the lower state court’s decision and sent the case back to the lower court with instructions to dismiss the case. On May 8, 2006, the plaintiffs filed a motion to stay mandate until final disposition of their petition for certiorari to the U.S. Supreme Court. The motion was granted on May 19, 2006. The plaintiffs’ petition for writ of certiorari was denied on November 27, 2006. On December 15, 2006, the Illinois Supreme Court reversed the Circuit Court’s judgment and remanded the case with instructions to dismiss. On December 18, 2006, the defendants filed a motion to dismiss and for entry of final judgment, which was granted by the court. Judgment was entered dismissing the case with prejudice on the same day. The plaintiffs filed a motion to vacate and/or withhold judgment in the Circuit Court on January 17, 2007. In the event RJR Tobacco and its affiliates or indemnitees, including B&W, lose the Turner or Howard cases, or one or more of the other pending “lights” class action suits, RJR Tobacco could face similar bonding difficulties depending upon the amount of damages ordered, if any, which could have a material adverse effect on RJR Tobacco’s results of operations, cash flows or financial condition.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Schwab [McLaughlin] v. Philip Morris USA, Inc., a nation-wide “lights” class-action, was filed on May 11, 2004, in the U.S. District Court for the Eastern District of New York, against RJR Tobacco and B&W, as well as other tobacco manufacturers. The plaintiffs seek compensatory and treble damages against each defendant, jointly and severally, for all losses and damages suffered as a result of the defendants’ alleged wrong-doings complained of, including pre- and post-judgment interest, costs and disbursements of the action, including attorneys’ fees and experts’ fees and costs. The plaintiffs also seek temporary, preliminary and permanent equitable and/or injunctive relief, including enjoining future wrong-doing, rescission, disgorgement of defendants’ ill-gotten funds, and attaching, impounding or imposing a constructive trust upon or otherwise restricting the proceeds of defendants’ ill-gotten funds. The plaintiffs brought the case pursuant to RICO, challenging the practices of the defendants in connection with the manufacturing, marketing, advertising, promotion, distribution and sale of cigarettes that were labeled as “lights” or “light.” The plaintiffs’ motion for class certification and summary judgment motions by both sides were heard in September 2005. Although trial was scheduled to commence in January 2006, the court decided to permit several months of additional discovery before deciding the class certification issue. The defendants’ motions for summary judgment, the plaintiffs’ supplemental brief in support of class certification and various other motions were filed on June 9, 2006. On September 25, 2006, the court issued its decision, among other things, granting class certification and setting a trial date of January 22, 2007. On October 6, 2006, the defendants filed a petition asking the U.S. Court of Appeals for the Second Circuit to review the class certification ruling. The defendants also filed a motion to stay the case pending resolution of the proposed interlocutory appeal. On November 16, 2006, the Second Circuit granted the defendants’ motions to stay the district court proceedings and for review of the class certification ruling. Briefing is complete. Oral argument has not been scheduled.
     A “lights” class-action case is pending against each of RJR Tobacco and B&W in Missouri. On December 31, 2003, in Collora v. R. J. Reynolds Tobacco Co. (a case filed in May 2000, and pending in Circuit Court, St. Louis County, Missouri), a judge in St. Louis certified a class defined as “[a]ll persons who purchased Defendants’ Camel Lights, Camel Special Lights, Salem Lights and Winston Lights cigarettes in Missouri for personal consumption between the first date the Defendants placed their Camel Lights, Camel Special Lights, Salem Lights and Winston Lights cigarettes into the stream of commerce through the date of this Order.” The plaintiffs seek mandatory injunctive relief sufficient to inform consumers of, among other things, the fact that “light” smoke is actually more mutagenic than regular tobacco smoke. The plaintiffs claim that while promoting “low” tar and nicotine deliveries, the defendants designed light cigarettes to deliver higher levels of tar and nicotine than could be measured by the standard testing apparatus, therefore achieving support for the claim that the cigarettes were “light” and that they contained “low tar and nicotine.” On January 14, 2004, RJR and RJR Tobacco removed this case to the U.S. District Court for the Eastern District of Missouri. On September 30, 2004, the case was remanded to the Circuit Court for the City of St. Louis. On September 23, 2005, RJR Tobacco again removed the case to the U.S. District Court for the Eastern District of Missouri, based on the U.S. Court of Appeals for the Eighth Circuit’s August 25, 2005 decision in Watson v. Philip Morris Companies, Inc., which upheld the federal officers removal statute as a basis for removal in “lights” cases. The plaintiffs’ motion to remand was granted on April 18, 2006. On December 22, 2006, the plaintiffs filed a motion to reassign Collora and the following cases to a single general division: Craft v. Philip Morris Companies, Inc. and Black v. Brown & Williamson Tobacco Corp. (discussed below).
     In Black v. Brown & Williamson Tobacco Corp. (a case filed in November 2000, pending in Circuit Court, City of St. Louis, Missouri), B&W removed the case to the U.S. District Court for the Eastern District of Missouri on September 23, 2005. The plaintiffs claim that while promoting “low” tar and nicotine deliveries, the defendants designed light cigarettes to deliver higher levels of tar and nicotine than could be measured by the standard testing apparatus. They also claim that the defendants failed to disclose that the smoke produced by the “light” cigarettes is more mutagenic than regular tobacco smoke. On October 25, 2005, the plaintiffs filed a motion to remand, which was granted on March 17, 2006. As discussed in the prior paragraph, on December 22, 2006, the plaintiffs filed a motion to reassign this case and certain other cases to a single general division.
     RJR Tobacco and B&W, respectively, removed two Louisiana “lights” class-actions to federal court. In Harper v. R. J. Reynolds Tobacco Co. (filed in May 2003, and pending in U.S. District Court, Western District, Louisiana), on January 27, 2005, the judge denied the plaintiffs’ motions to remand. The plaintiffs are claiming economic losses for the purchase of RJR Tobacco’s “light” cigarette brands in Louisiana. The plaintiffs appealed the denial of the motion, and on July 17, 2006, the Fifth Circuit Court of Appeals affirmed the district court’s order. On June 17, 2005, RJR Tobacco and RJR filed a motion for summary judgment based on federal preemption.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In Brown v. Brown & Williamson Tobacco Corp. (a case filed in April 2003, and pending in U.S. District Court, Western District, Louisiana), B&W filed a similar motion for summary judgment on July 5, 2005. The plaintiffs are seeking economic losses for the purchase of B&W’s “light” cigarette brands in Louisiana, claiming that these products were defective and marked in a fraudulent and deceptive manner by defendants. On September 14, 2005, the court granted the motion in part by dismissing with prejudice the plaintiffs’ Louisiana Unfair Trade and Consumer Protection Act claims. The remainder of the motion was denied. On December 2, 2005, the judge denied B&W’s motion for reconsideration, but certified the case for interlocutory appeal. On February 10, 2006, the U.S. Court of Appeals for the Fifth Circuit granted B&W’s petition to appeal. On February 14, 2007, the Fifth Circuit reversed the judgment and remanded the case with directions to dismiss all claims with prejudice.
     In Dahl v. R. J. Reynolds Tobacco Co. (a case filed in April 2003, and pending in District Court, Hennepin County, Minnesota), a judge dismissed the case on May 11, 2005, because the “lights” claims are preempted by the Federal Cigarette Labeling and Advertising Act. The plaintiffs claim that while promoting “low” tar and nicotine deliveries, the defendants designed “light” cigarettes to deliver higher levels of tar and nicotine than could be measured by the standard testing apparatus. They also claim that the defendants failed to disclose that the smoke produced by the “light” cigarettes is more mutagenic per milligram of tar than “regular” cigarettes. On July 11, 2005, the plaintiffs filed a notice of appeal with the Minnesota Court of Appeals for the Fourth Judicial District. During the pendency of the appeal, RJR Tobacco removed the case to the U.S. District Court for the District of Minnesota, based on Watson v. Philip Morris Companies, Inc. (described above). On October 17, 2005, the plaintiffs filed a motion to remand, which was denied on February 14, 2006. On March 7, 2006, the parties requested that the case be transferred to the U.S. Court of Appeals for the Eighth Circuit, which was granted on March 9, 2006. Briefing is complete. Oral argument occurred on December 14, 2006. A decision is pending.
     In Thompson v. R. J. Reynolds Tobacco Co. (a case filed in February 2003, and also pending in District Court, Hennepin County, Minnesota), RJR Tobacco removed the case on September 23, 2005 to the United States District Court for the District of Minnesota, also based on Watson v. Philip Morris Companies, Inc. The plaintiffs claim that while promoting “low” tar and nicotine deliveries, the defendants designed “light” cigarettes to deliver higher levels of tar and nicotine than could be measured by the standard testing apparatus. They also claim that the defendants failed to disclose that the smoke produced by the “light” cigarettes is more mutagenic per milligram of tar than “regular” cigarettes. The plaintiffs’ motion to remand was denied on February 14, 2006. On August 7, 2006, the parties filed a stipulation to stay the case pending resolution of the appeal in Dahl v. R. J. Reynolds Tobacco Co.
     In Huntsberry v. R. J. Reynolds Tobacco Co. (a case filed in April 2004, and pending in Superior Court, King County, Washington), the plaintiffs’ motion for class certification was denied on April 21, 2006. The case was brought against RJR Tobacco seeking, among other things, actual economic damages in the form of a refund of amounts paid by each plaintiff and the class to purchase RJR Tobacco’s “light” cigarettes, or in the alternative, diminished value as proven at trial, treble damages in an amount up to $10,000 per plaintiff and class member, and attorneys’ fees. The sum of all actual damages, treble damages, and attorneys’ fees is less than $75,000 per plaintiff or class member. The plaintiffs allege that the defendants have misrepresented and continue to misrepresent the tar and nicotine delivery and other qualities of “light” cigarettes, deliberately design and market “light” cigarettes to cause smokers to believe the cigarettes are less hazardous to smokers and deliver lower tar and nicotine than regular cigarettes. On September 18, 2006, the plaintiffs’ motion for discretionary review was denied. The plaintiffs’ motion to modify the ruling with the Washington Court of Appeals was denied on December 18, 2006. On January 18, 2007, the plaintiffs filed a petition for review with the Washington Supreme Court, asking the court to review the rulings that denied their motions for class certification. The petition will be considered during a February 22, 2007, motion calendar.
     Rios v. R. J. Reynolds Tobacco Co. (a case filed in February 2002, and pending in Circuit Court, Palm Beach County, Florida), is dormant pending plaintiffs’ counsel’s attempt to appeal the Florida Fourth District Court of Appeal’s decertification in Hines v. Philip Morris, Inc. The plaintiffs in Rios brought the action against RJR Tobacco and RJR seeking to recover an unspecified amount in compensatory (in excess of $15,000 but less than $75,000 per claimant) and an unspecified amount in punitive damages. The plaintiffs claim that while promoting “low” tar and nicotine deliveries, the defendants designed “light” cigarettes to deliver higher levels of tar and nicotine than could be measured by the standard testing apparatus. They also claim that the defendants failed to disclose that the smoke produced by the “light” cigarettes is more mutagenic per milligram of tar than “regular” cigarettes.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Finally, in Rivera v. Brown & Williamson Tobacco Corp. (filed in October 2006, pending in Circuit Court, Broward County, Florida), B&W removed the case to the U.S. District Court for the Southern District of Florida on November 15, 2006, and filed their answers to the complaint on November 22, 2006. The plaintiffs claim that while promoting “low” tar and nicotine deliveries, the defendants designed “light” cigarettes to deliver higher levels of tar and nicotine than could be measured by the standard testing apparatus. They also claim that the defendants failed to disclose that the smoke produced by the “light” cigarettes is more mutagenic per milligram of tar than “regular” cigarettes.
     Other Class Actions
     In Cleary v. Philip Morris, Inc. (a case filed in June 1998, and pending in Circuit Court, Cook County, Illinois), the plaintiffs filed their motion for class certification on December 21, 2001 in an action brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W. The action is brought on behalf of persons who have allegedly been injured by (1) the defendants’ purported conspiracy pursuant to which defendants concealed material facts regarding the addictive nature of nicotine, (2) the defendants’ alleged acts of targeting its advertising and marketing to minors, and (3) the defendants’ claimed breach of the public right to defendants’ compliance with the laws prohibiting the distribution of cigarettes to minors. The plaintiffs request that the defendants be required to disgorge all profits unjustly received through its sale of cigarettes to plaintiffs and classes, which in no event will be greater than $75,000 each, inclusive of punitive damages, interest and costs. On April 8, 2005, the plaintiffs filed a second amended complaint. On February 3, 2006, a hearing on the defendants’ motion to dismiss occurred. The court dismissed count V (public nuisance) and count VI (unjust enrichment) on March 27, 2006. On April 5, 2006, the plaintiffs filed a motion to reconsider certain of the findings in the court’s ruling on defendants’ motion to dismiss counts V and VI of the plaintiffs’ second amended complaint. The plaintiffs’ motion for reconsideration was granted in part and denied in part. The court stated that reconsideration would not revive the plaintiffs’ public nuisance and unjust enrichment claims because the plaintiffs still cannot allege a special or separate harm. The court merely reconsidered certain components of its analysis, but did not modify its original decision. On July 11, 2006, the plaintiffs filed a motion for class certification.
     Young v. American Tobacco Co., Inc. (a case filed in November 1997, and pending in Circuit Court, Orleans Parish, Louisiana), is an ETS class action against U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR, on behalf of all residents of Louisiana who, though not themselves cigarette smokers, have been exposed to secondhand smoke from cigarettes which were manufactured by the defendants, and who suffer injury as a result of that exposure. The plaintiffs seek to recover an unspecified amount of compensatory and punitive damages. On October 13, 2004, the trial court stayed this case pending the outcome of the appeal in Scott v. American Tobacco Co., Inc., discussed under “ —Medical Monitoring and Smoking Cessation Cases” above.
     In Parsons v. A C & S, Inc. (a case filed in February 1998, and pending in Circuit Court, Ohio County, West Virginia), the plaintiff sued asbestos manufacturers, U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR, seeking to recover $1,000,000 in compensatory and punitive damages individually and an unspecified amount for the class in both compensatory and punitive damages. The plaintiffs allege that Mrs. Parsons’ use of tobacco products and exposure to asbestos products caused her to develop lung cancer and to become addicted to tobacco. The case has been stayed pending a final resolution of the plaintiffs’ motion to refer tobacco litigation to the judicial panel on multi-district litigation filed in In Re: Tobacco Litigation in the Supreme Court of Appeals of West Virginia. On December 26, 2000, three defendants (Nitral Liquidators, Inc., Desseaux Corporation of North American and Armstrong World Industries) filed bankruptcy petitions in the U.S. Bankruptcy Court for the District of Delaware, In re Armstrong World Industries, Inc. Pursuant to section 362(a) of the Bankruptcy Code, Parsons is automatically stayed with respect to all defendants.
     In Jones v. American Tobacco Co., Inc. (a case filed in December 1998, and pending in Circuit Court, Jackson County, Missouri), the defendants removed the case to the U.S. District Court for the Western District of Missouri on February 16, 1999. The action was brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR, on behalf of tobacco product users and purchasers on behalf of all similarly situated Missouri consumers. The plaintiffs allege that their use of the defendants’ tobacco products has caused them to become addicted to nicotine. The plaintiffs seek to recover an unspecified amount of compensatory and punitive damages. The case was remanded to the Circuit Court on February 17, 1999. There has been limited activity in this case.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Finally, a class action complaint was filed against certain cigarette manufacturers and their parents, including RAI and RJR Tobacco, in December 2006, in the Circuit Court for Cook County, Illinois. In Espinosa v. Philip Morris USA, Inc., the plaintiffs brought the case on behalf of any and all persons similarly situated throughout Illinois and/or the United States who, from 1996 to the date of judgment, purchased, not for resale, the defendants’ cigarettes. The plaintiffs allege that the defendants increased the nicotine in their cigarette products and failed to inform the plaintiff and/or the class. The plaintiffs seek to recover an amount not less than the purchase price of defendants’ cigarette products, plus interest, attorneys’ fees and costs and such other relief as the court deems appropriate. The plaintiffs filed a motion for class certification and a motion for preservation of documents on December 11, 2006. On December 12, 2006, the defendants removed the case to the U.S. District Court for the Northern District of Illinois.
     Broin Settlement
     RJR Tobacco, B&W and other cigarette manufacturer defendants settled one class-action suit, Broin v. Philip Morris, Inc., in October 1997. This case had been brought in Florida state court on behalf of all flight attendants of U.S. airlines alleged to be suffering from diseases or ailments caused by exposure to ETS in airplane cabins. The settlement agreement required the participating tobacco companies to pay a total of $300 million in three annual $100 million installments, allocated among the companies by market share, to fund research on the early detection and cure of diseases associated with tobacco smoke. It also required those companies to pay a total of $49 million for the plaintiffs’ counsel’s fees and expenses. RJR Tobacco’s portion of these payments was approximately $86 million; B&W’s portion of these payments was approximately $57 million. The settlement agreement bars class members from bringing aggregate claims or obtaining punitive or exemplary damages and also bars individual claims to the extent that they are based on fraud, misrepresentation, conspiracy to commit fraud or misrepresentation, RICO, suppression, concealment or any other alleged intentional or willful conduct. The defendants agreed that, in any individual case brought by a class member, the defendant will bear the burden of proof with respect to whether ETS can cause certain specifically enumerated diseases, referred to as “general causation.” With respect to all other issues relating to liability, including whether an individual plaintiff’s disease was caused by his or her exposure to ETS in aircraft cabins, referred to as “specific causation,” the individual plaintiff will have the burden of proof. Florida’s Third District Court of Appeal denied various challenges to this settlement on March 24, 1999, and subsequently denied motions to reconsider. On September 7, 1999, the Florida Supreme Court approved the settlement. The Broin II cases, discussed above, arose out of the settlement of this case.
     Governmental Health-Care Cost Recovery Cases
          MSA and Other State Settlement Agreements
     In June 1994, the Mississippi attorney general brought an action, Moore v. American Tobacco Co., against various industry members, including RJR Tobacco and B&W. This case was brought on behalf of the state to recover state funds paid for health care and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. Most other states, through their attorneys general or other state agencies, sued RJR Tobacco, B&W and other U.S. cigarette manufacturers based on similar theories. The cigarette manufacturer defendants, including RJR Tobacco and B&W, settled the first four of these cases scheduled for trial — Mississippi, Florida, Texas and Minnesota — by separate agreements with each such state.
     On November 23, 1998, the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, entered into the MSA with attorneys general representing the remaining 46 states, the District of Columbia, Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Marianas. The MSA became effective on November 12, 1999, and settled all the health-care cost recovery actions brought by, or on behalf of, the settling jurisdictions and contained releases of various additional present and future claims.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In the settling jurisdictions, the MSA released RJR Tobacco, B&W, and their affiliates and indemnitees, including RAI, from:
•	all claims of the settling states and their respective political subdivisions and other recipients of state health-care funds, relating to past conduct arising out of the use, sale, distribution, manufacture, development, advertising, marketing or health effects of, the exposure to, or research, statements or warnings about, tobacco products; and

•	all monetary claims of the settling states and their respective political subdivisions and other recipients of state health-care funds, relating to future conduct arising out of the use of or exposure to, tobacco products that have been manufactured in the ordinary course of business.
     Set forth below are tables depicting the unadjusted tobacco industry settlement payment schedule and the settlement payment schedule for RJR Tobacco under the MSA and other state settlement agreements and related information for 2004 and beyond:
Unadjusted Original Participating Manufacturers’ Settlement Payment Schedule

							2010 and
	2004	2005	2006	2007	2008	2009	thereafter
First Four States’ Settlements: (1)
Mississippi Annual Payment	$136	$136	$136	$136	$136	$136	$136
Florida Annual Payment	440	440	440	440	440	440	440
Texas Annual Payment	580	580	580	580	580	580	580
Minnesota Annual Payment	204	204	204	204	204	204	204
Remaining States’ Settlement:
Annual Payments(1)	7,004	7,004	7,004	7,004	7,143	7,143	7,143
Additional Annual Payments (through 2017)(1)	—	—	—	—	861	861	861
Base Foundation Funding	25	25	25	25	25	—	—
Growers’ Trust (through 2010) (2)	500	500	500	500	500	295	295
Offset by federal tobacco buyout (2)	—	(500)	(500)	(500)	(500)	(295)	(295)
Minnesota Blue Cross and Blue Shield	—	—	—	—	—	—	—

Total	$8,889	$8,389	$8,389	$8,389	$9,389	$9,364	$9,364

RJR Tobacco’s Settlement Expenses and Payment Schedule

Settlement expenses	$2,169	$2,583	$2,591	—	—	—	—
Settlement cash payments	$2,037	$2,718	$2,614	—	—	—	—
Projected settlement expenses	—	—	—	>$2,800	>$2,750	>$2,800	>$2,900
Projected settlement cash payments	—	—	—	>$2,600	>$2,800	>$2,750	>$2,800

(1)	Subject to adjustments for changes in sales volume, inflation and other factors. All payments are to be allocated among the companies on the basis of relative market share.

(2)	The Growers’ Trust payments scheduled to expire in 2010 will be offset by obligations resulting from the federal tobacco buyout legislation, not included in this table, signed in October 2004. See “—Tobacco Buyout Legislation.”
     The MSA also contains provisions restricting the marketing of cigarettes. Among these provisions are restrictions or prohibitions on the use of cartoon characters, brand-name sponsorships, apparel and other merchandise, outdoor and transit advertising, payments for product placement, free sampling and lobbying. The MSA also required the dissolution of three industry-sponsored research and trade organizations.
     The MSA and other state settlement agreements have materially adversely affected RJR Tobacco’s shipment volumes. RJR Tobacco believes that these settlement obligations may materially adversely affect the results of operations, cash flows or financial condition of RJR Tobacco in future periods. The degree of the adverse impact will depend, among other things, on the rate of decline in U.S. cigarette sales in the premium and value categories, RJR Tobacco’s share of the domestic premium and value cigarette categories, and the effect of any resulting cost advantage of manufacturers not subject to the MSA and other state settlement agreements.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Department of Justice Case
     On September 22, 1999, the U.S. Department of Justice brought an action against RJR Tobacco, B&W and other tobacco companies in the U.S. District Court for the District of Columbia. The government initially sought to recover federal funds expended by the federal government in providing health care to smokers who have developed diseases and injuries alleged to be smoking-related. In addition, the government sought, pursuant to the civil provisions of RICO, disgorgement of profits the government contends were earned as a consequence of a RICO racketeering “enterprise.” In September 2000, the court dismissed the government’s claims asserted under the Medical Care Recovery Act as well as those under the Medicare Secondary Payer provisions of the Social Security Act, but did not dismiss the RICO claims. In February 2005, the U.S. Court of Appeals for the District of Columbia ruled that disgorgement is not an available remedy in this case. The government’s petition for rehearing was denied in April 2005, and its petition for writ of certiorari with the U.S. Supreme Court was denied in October 2005. The bench (non-jury) trial began in September 2004, and closing arguments concluded on June 10, 2005.
     On August 17, 2006, the court found certain defendants liable for the RICO claims, but did not impose any direct financial penalties. The court instead enjoined the defendants from committing future racketeering acts, participating in certain trade organizations, making misrepresentations concerning smoking and health and youth marketing, and using certain brand descriptors such as “low tar,” “light,” “ultra light,” “mild” and “natural.” The court also ordered defendants to issue “corrective communications” on five subjects, including smoking and health and addiction, and to comply with further undertakings, including maintaining web sites of historical corporate documents and disseminating certain marketing information on a confidential basis to the government. The court also placed restrictions on the ability of the defendants to dispose of certain assets for use in the United States, unless the transferee agrees to abide by the terms of the court’s order, and ordered the defendants to reimburse the U.S. Department of Justice its taxable costs incurred in connection with the case.
     Certain defendants, including RJR Tobacco, filed notices of appeal to the U.S. Court of Appeals for the District of Columbia on September 11, 2006. The government filed its notice of appeal on October 16, 2006. In addition, the defendants, including RJR Tobacco, filed joint motions asking the district court to clarify and to stay its order pending defendants’ appeal. On September 28, 2006, the district court denied defendants’ motion to stay. On September 29, 2006, the defendants, including RJR Tobacco, filed a motion asking the court of appeals to stay the district court’s order pending the defendants’ appeal. The court granted the motion on October 31, 2006. On November 28, 2006, the court of appeals stayed the appeals pending the trial court’s ruling on the defendants’ motion for clarification.
     The stay of the district court’s order suspends the enforcement of the order pending the outcome of defendants’ appeal. RJR Tobacco does not know the timing of an appellate decision or, if the order is affirmed, the compliance deadlines that will be imposed. If the order is affirmed without modification, then RJR Tobacco believes that certain provisions of the order (such as the ban on certain brand style descriptors and the corrective advertising requirements) would have adverse business effects on the marketing of RJR Tobacco’s current product portfolio and that such effects could be material. Also, if the order is affirmed, then RJR Tobacco would incur costs in connection with complying with the order (such as the costs of changing its current packaging to conform to the ban on certain brand descriptors and the costs of corrective communications). Given the uncertainty over the timing and substance of an appellate decision, RJR Tobacco currently is not able to estimate reasonably the costs of such compliance. Moreover, if the order were ultimately affirmed and RJR Tobacco were to fail to comply with the order on a timely basis, then RJR Tobacco could be subject to substantial monetary fines or penalties.
     Local Government Cases
     Some local government entities have filed lawsuits based largely on the same theories and seeking the same relief as the state attorneys general cases. All of the cases filed by local governments have been dismissed. As of February 2, 2007, no such cases were pending.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     International Cases
     A number of foreign countries have filed suit in state and federal courts in the United States against RJR Tobacco, B&W and other tobacco industry defendants to recover funds for health-care, medical and other assistance paid by those foreign governments to their citizens. In Venezuela v. Philip Morris Cos., Inc., Florida’s Third District Court of Appeal affirmed the trial court’s dismissal on October 1, 2002. The Florida Supreme Court declined Venezuela’s petition for review. The court further indicated that it would not entertain a motion for rehearing. In light of the Venezuela decision, on August 25, 2003, the Circuit Court of Miami-Dade County, Florida, granted the defendants’ motion for judgment on the pleadings in two additional cases brought by foreign sovereigns — Republic of Tajikistan v. Brooke Group Ltd., Inc. and State of Tocantins, Brazil v. Brooke Group Ltd., Inc. This ruling led 22 other foreign nations to dismiss their cases.
     There are two health-care reimbursement cases currently pending against RJR Tobacco and its affiliates or indemnitees, including B&W, in the United States. In the Republic of Panama v. The American Tobacco Co. and State of Sao Paulo v. The American Tobacco Co., the cases, originally filed in Louisiana, were consolidated and then dismissed by the trial court on the basis that Louisiana is not an appropriate forum. These plaintiffs filed new cases in the Superior Court for the State of Delaware in and for New Castle County on July 19, 2005, against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking restitution, damages and compensation for all past and future damages including, but not limited to, all past and future health-care expenditures for illnesses associated with tobacco products, punitive or exemplary damages as may be allowed by law, pre- and post-judgment interest and all costs as provided by law, reasonable attorneys’ fees and costs for all general and equitable relief. The plaintiffs allege that the defendants are liable under breach of duty, negligence, breach of implied warranty, breach of express warranty, misrepresentation and conspiracy. On July 13, 2006, the Delaware Superior Court granted the defendants’ motion to dismiss. The plaintiffs filed notices of appeal to the Delaware Supreme Court on July 19, 2006. On August 28, 2006, the appeals were consolidated. Oral argument occurred on December 6, 2006. On February 23, 2007, the Delaware Supreme Court affirmed the dismissals.
     Two health-care reimbursement cases are pending against RJR Tobacco or B&W outside the United States, one in each of Canada and Israel. Other foreign governments and entities have stated that they are considering filing such actions in the United States.
     On November 12, 1998, the government of British Columbia enacted legislation creating a civil cause of action permitting the government to directly recoup the costs of health-care benefits incurred for B.C. residents arising from tobacco-related disease. The government’s subsequent suit against Canadian defendants and foreign defendants (including RJR Tobacco) was dismissed in February 2000, when the B.C. Supreme Court ruled that the legislation was unconstitutional and set aside service ex juris against the foreign defendants for that reason. The government then enacted a revised statute and brought a new action (filed in January 2001, and pending in Supreme Court, British Columbia). The plaintiff seeks to recover the present value of the total expenditure by the government for health-care benefits provided for insured persons resulting from tobacco-related disease or the risk of tobacco-related disease, the present value of the estimated total expenditure by the government for health-care benefits that could reasonably be expected will be provided for those insured persons resulting from tobacco-related disease or the risk of tobacco-related disease, court ordered interest, and costs, or in the alternative, special or increased costs. The plaintiff alleges that the defendants are liable under the following theories: defective product, failure to warn, sale of cigarettes to children and adolescents, strict liability, deceit and misrepresentation, and violation of trade practice and competition acts. In response to motions of certain defendants challenging, among other things, the constitutionality of the new statute, the court, in June 2003, dismissed the government’s action and set aside service ex juris. The government appealed. On May 20, 2004, the Court of Appeal held that the statute was constitutionally valid and remitted the ex juris motions to the trial court for further consideration. On June 23, 2005, the trial court found that service was proper. On July 19, 2005, RJR Tobacco filed its notice of appeal of this ruling. On September 28, 2005, the Supreme Court, in response to motions of certain defendants, ruled that the statute is constitutionally valid. On September 15, 2006, the B.C. Court of Appeal unanimously ruled that the foreign defendants served ex juris are subject to British Columbia law, allowing the government to proceed with its lawsuit against them. On November 10, 2006, RJR Tobacco filed an application for leave to appeal. The defendants, on November 24, 2006, filed a motion on consent to stay of proceedings pending the Supreme Court of Canada’s decision on the leave to appeal.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     On September 1, 1998, the General Health Services filed a statement of claim against certain cigarette manufacturers, including RJR Tobacco and B&W, in the District Court of Jerusalem, Israel. The plaintiff seeks to recover the past and future value of the total expenditures for health-care services provided to residents of Israel resulting from tobacco-related disease, court ordered interest for past expenditures from date of filing the statement of claim, increased and/or punitive and/or exemplary damages and costs. The plaintiffs allege that the defendants are liable under the following theories: negligence, public nuisance, fraud, misleading advertisement, defective product, failure to warn, sale of cigarettes to children and adolescents, strict liability, deceit, concealment, misrepresentation and conspiracy. In 2002, the plaintiff obtained leave to serve RJR Tobacco and B&W outside the jurisdiction. On behalf of RJR Tobacco, JTI filed a motion challenging the grant of leave, which was denied. JTI appealed the decision to the Supreme Court. A hearing occurred on February 14, 2005, and a decision is pending.
     Pursuant to the terms of the 1999 sale of RJR Tobacco’s international tobacco business, JTI assumed RJR Tobacco’s liability, if any, in the health-care cost recovery cases brought by foreign countries.
Other Health-Care Cost Recovery and Aggregated Claims Cases
     Although the MSA settled some of the most potentially burdensome health-care cost recovery actions, many other such cases have been brought by other types of plaintiffs. Unions, groups of health-care insurers, a private entity that purported to self-insure its employee health-care programs, Native American tribes, hospitals, universities, taxpayers and senior associations have advanced claims similar to those found in the governmental health-care cost recovery actions. These cases largely have been unsuccessful on remoteness grounds, which means that one who pays an injured person’s medical expenses is legally too remote to maintain an action against the person allegedly responsible for the injury.
     As of February 2, 2007, three other health-care cost recovery cases were pending in the United States against RJR Tobacco, B&W, as its indemnitee, or both, discussed below.
     Union Cases
     As of February 2, 2007, there were no pending lawsuits by union trust funds against cigarette manufacturers.
     Numerous trial court judges have dismissed union trust fund cases on remoteness grounds. The first and only union case to go to trial to date was Iron Workers Local No. 17 v. Philip Morris, Inc., which was tried in federal court in Ohio. On March 18, 1999, the jury returned a unanimous verdict for the defendants, including RJR Tobacco and B&W. The plaintiffs dismissed their appeal of the verdict.
     Since March 1999, the U.S. Courts of Appeals for the Second, Third, Fifth, Seventh, Eighth, Ninth, Eleventh and District of Columbia Circuits all have ruled in favor of the tobacco industry in similar union cases. The U.S. Supreme Court has denied petitions for certiorari filed by unions in cases from the Second, Third, Ninth and District of Columbia Circuits.
     Native American Tribe Cases
     As of February 2, 2007, one Native American tribe case was pending before a tribal court in South Dakota against RJR Tobacco and B&W, Crow Creek Sioux Tribe v. American Tobacco Co. (a case filed in September 1997, and pending in Tribal Court, Crow Creek Sioux, South Dakota). The plaintiffs seek to recover actual and punitive damages, restitution, funding of a clinical cessation program, funding of a corrective public education program, and disgorgement of unjust profits from sales to minors. The plaintiffs claim that the defendants are liable under the following theories: unlawful marketing and targeting of minors, contributing to the delinquency of minors, unfair and deceptive acts or practices, unreasonable restraint of trade and unfair method of competition, negligence, negligence per se, conspiracy and restitution of unjust enrichment. The case is dormant at this time.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Hospital Cases
     As of February 2, 2007, one case brought by hospitals was pending against cigarette manufacturers, including RJR Tobacco and B&W: City of St. Louis v. American Tobacco Co., Inc., filed in November 1998, and pending in the Circuit Court of the City of St. Louis, Missouri. This case seeks recovery of uncompensated, unreimbursed health-care costs expended or to be expended by hospitals on behalf of patients who suffer, or have suffered, from illnesses allegedly resulting from the use of cigarettes. On June 28, 2005, the court granted the defendants’ motion for summary judgment as to claims for damages which accrued prior to November 16, 1993. The claims for damages which accrued after November 16, 1993, are still pending. The case is in discovery.
       Other Cases
     On August 4, 2005, the United Seniors Association filed a case against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, in the U.S. District Court for the District of Massachusetts. The case seeks to recover for the Medicare program all of the expenditures that the Medicare program made from August 4, 1999, to present for the health-care services rendered to Medicare’s beneficiaries for the treatment of diseases attributable to smoking. The plaintiff alleges that the defendants concealed, denied and manipulated the addictive properties of their cigarettes; and engaged in tortious and other wrongful conduct. On October 24, 2005, the defendants filed a motion to dismiss or, in the alternative, transfer the case to the U.S. District Court for the Middle District of Florida where a virtually identical case against Philip Morris and Liggett was dismissed. On August 28, 2006, the defendants’ motion to dismiss was granted. On September 7, 2006, the plaintiff filed a notice of appeal with the U.S. Court of Appeals for the First Circuit. Oral argument is scheduled for March 6, 2007.
     Effective August 1, 2005, Minnesota enacted a “health impact fee” that imposes a $0.75 per pack fee on cigarettes, which is in addition to that state’s cigarette excise tax of $0.48 per pack. The stated purpose of the health impact fee is “to recover for the state health care costs related to or caused by tobacco use.” RJR Tobacco and other cigarette manufacturers filed a motion in Minnesota state court asserting that imposition of the health impact fee violated the terms of the settlement agreement entered into between participating manufacturers and Minnesota in 1998. After a hearing on this motion, the court ruled, on December 20, 2005, that the health impact fee violated the terms of the settlement agreement and was unconstitutional. The state appealed the court’s ruling, and on May 16, 2006, the Minnesota Supreme Court held that the health impact fee neither violated the terms of the settlement agreement nor was unconstitutional. On February 20, 2007, the U.S. Supreme Court, denied the defendants’ petition for writ of certiorari.
     Minnesota’s health impact fee also led to the January 2006 filing of a class-action complaint in the Fourth Judicial District, Hennepin County, Minnesota on behalf of “consumers of cigarettes and other tobacco products in the State of Minnesota from August 1, 2005 to the present.” The class-action complaint named RJR Tobacco and various other entities as defendants, and asserted an unjust enrichment claim, sought the imposition of a constructive trust with respect to the monies collected pursuant to the health impact fee, and requested that these monies “be distributed by the best means practicable to the Class members.” The plaintiffs allege that the defendants were primarily responsible for remitting the health impact fee to the State of Minnesota, but the ultimate burden of the fees was passed on to end-purchase tobacco consumers. This case was transferred to the court presiding over RJR Tobacco’s above-referenced motion seeking to enforce the terms of the parties’ 1998 settlement agreement. On August 28, 2006, following the ruling by the Minnesota Supreme Court on RJR Tobacco’s challenge to the health impact fee, the plaintiffs voluntarily dismissed this action.
     MSA-Enforcement and Validity
     As of February 2, 2007, there were 49 cases concerning the enforcement, validity or interpretation of the MSA and other state settlement agreements in which RJR Tobacco or B&W is a party. This number includes those cases relating to disputed payments under the MSA (discussed below).

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     On April 7, 2004, a class-action lawsuit, Sanders v. Philip Morris USA, Inc., was filed in the Superior Court of Los Angeles County against RJR, RJR Tobacco, Philip Morris, Altria and B&W. The case was brought on behalf of California residents who purchased cigarettes in California from April 2, 2000 to the present. The plaintiff generally alleged that the MSA was anticompetitive in that the defendants used the terms of the MSA to reduce competition and to raise the price of cigarettes. The plaintiff voluntarily dismissed this case and, on June 9, 2004, filed a new action in the U.S. District Court for the Northern District of California. The defendants are RJR Tobacco, B&W, Philip Morris, Lorillard and Bill Lockyer, in his capacity as Attorney General for the State of California. The plaintiff asserts claims for declaratory and injunctive relief based on preemption and Supremacy Clause grounds (alleging that the MSA supposedly is inconsistent with the federal antitrust laws), for injunctive relief based on claimed violations of the Sherman Act, for damages and injunctive relief based on claimed violations of California’s state antitrust law (the Cartwright Act), for an accounting of profits based on claimed statutory and common law theories of unfair competition, and for restitution based on claimed unjust enrichment. On March 29, 2005, the U.S. District Court for the Northern District of California granted the defendants’ motion to dismiss with prejudice. The plaintiff appealed to the U.S. Court of Appeals for the Ninth Circuit. Oral argument occurred on February 15, 2007.
     On May 27, 2004, the State of Texas filed a motion to enforce B&W’s 1998 settlement agreement with that state. The motion alleges that B&W owes the state approximately $16.4 million in past settlement payments, plus interest, with respect to cigarettes that B&W contract manufactured for Star Tobacco, Inc. The motion also alleges that B&W’s entry into the business combination agreement with RJR violates a provision of the Texas settlement agreement that requires all parties to the settlement agreement to consent to its assignment. The motion asks the court to award damages, order an accounting, and prohibit B&W from assigning the settlement agreement without the consent of the state. On March 28, 2005, the U.S. District Court for the District of Texas, Texarkana Division, entered final judgment in favor of B&W. On April 27, 2005, the State of Texas filed a notice of appeal to the U.S. Court of Appeals for the Fifth Circuit. On September 1, 2006, the Court of Appeals affirmed the trial court.
     On March 28, 2005, the National Association of Attorneys General, referred to as NAAG, sent a notice, signed by 40 Attorneys General that one or more of the states intend to initiate proceedings against RJR Tobacco for violating Section III(r) of the MSA, the various Consent Decrees implementing the MSA and/or consumer fraud statutes in various states, all in connection with RJR Tobacco’s advertisements for Eclipse cigarettes. After a June 2005 meeting between representatives of RJR Tobacco and NAAG, the Vermont Attorney General filed suit in July 2005, in the Vermont Superior Court, Chittenden County, alleging that certain Eclipse advertising violated both the MSA and the Vermont Consumer Fraud Statute. The State of Vermont is seeking declaratory, injunctive, and monetary relief. RJR Tobacco has answered the complaint. Discovery is underway. The case is to be trial ready on October 1, 2007.
     On April 13, 2005, the Mississippi Attorney General notified B&W of its intent to seek approximately $3.9 million in additional payments under the Mississippi Settlement Agreement. The Mississippi Attorney General asserts that B&W failed to report in its net operating profit or its shipments cigarettes manufactured by B&W under contract for Star Tobacco or its parent, Star Scientific, Inc. On April 28, 2005, B&W advised the state that it did not owe the state any money. On August 11, 2005, the Mississippi Attorney General filed in the Chancery Court of Jackson County, Mississippi, a Notice of Violation, Motion to Enforce Settlement Agreement, and Request for an Accounting by Defendant Brown & Williamson Holdings, Inc., formerly known as Brown & Williamson Tobacco Corporation. In this filing, Mississippi estimated that its damages now exceed $5.0 million. This matter is currently in the discovery phase.
     On May 17, 2006, the State of Florida filed a motion, in the Circuit Court of the Fifteenth Judicial Circuit, in and for Palm Beach County, Florida, to enforce the Settlement Agreement, for an Accounting by Brown & Williamson Holdings, Inc., and for Order of Contempt, raising substantially the same issues as raised by the Mississippi Attorney General and seeking approximately $12.4 million in additional payments under the Florida Settlement Agreement, as well as $17.0 million in interest payments. Discovery in this matter is underway.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Effective October 11, 2006, RJR Tobacco entered into a voluntary agreement with the Attorneys General of 40 states wherein they settled claims that certain Camel, Kool and Salem brand styles with fruit, candy or alcoholic beverage names were alleged to violate the MSA’s prohibition against taking any action, directly or indirectly, to target youth in the advertising, promotion or marketing of tobacco products. These brand styles accounted for less than one-tenth of one percent of RJR Tobacco’s annual cigarette volume and the last of these styles was discontinued earlier in 2006. There were no fines, penalties or fees paid by RJR Tobacco as part of the agreement. The agreement bans the future sale of these brand styles in the United States and contains restrictions on how flavored cigarettes (as defined in the agreement) can be marketed and sold in the future.
     The MSA includes an adjustment, referred to as an NPM Adjustment, that potentially reduces RJR Tobacco’s and other participating manufacturers’ annual payment obligations. Certain requirements must be satisfied before the NPM Adjustment, which relates to a specified market year, is available. An independent auditor designated under the MSA must determine that the participating manufacturers have experienced a certain market share loss to those manufacturers, referred to as NPMs, that do not participate in the MSA, and an independent firm of economic consultants must find that the disadvantages of the MSA were a significant factor contributing to such loss.
     For 2003, the MSA independent auditor determined that the participating manufacturers suffered a market share loss sufficient to trigger an NPM Adjustment. In March 2006, the independent economic consulting firm issued a final, non-appealable determination that the disadvantages of the MSA were “a significant factor contributing” to the 2003 market share loss. Based on the foregoing determinations, on April 17, 2006, RJR Tobacco placed approximately $647 million of its MSA payment into a disputed payments account, in accordance with a procedure established by the MSA. That amount represented RJR Tobacco’s share of the 2003 NPM Adjustment as calculated by the MSA independent auditor.
     The settling states contend they have diligently enforced their respective Qualifying Statutes, within the meaning of the MSA, and that RJR Tobacco and other participating manufacturers are not entitled to the 2003 NPM Adjustment. The settling states also contend that this dispute must be resolved by MSA courts in each of the 52 settling states and territories. RJR Tobacco believes that the MSA requires that this dispute be resolved by arbitration before a panel of three former federal judges. Between April 13, 2006 and February 2, 2007, 37 of the settling states filed legal proceedings in their respective courts seeking declaratory orders that they diligently enforced their Qualifying Statutes during 2003 and/or orders compelling RJR Tobacco and the other participating manufacturers that placed money in the disputed payments account to pay such disputed amounts to the settling states. RJR Tobacco intends to defend these proceedings vigorously by, among other things, moving to compel arbitration as provided in the MSA.
     As of February 2, 2007, 34 out of 35 courts that had addressed the question whether disputes concerning the 2003 NPM Adjustment are arbitrable had ruled that arbitration is required under the MSA.
     On September 13, 2006, RJR Tobacco and certain of the other participating manufacturers sent letters to the 15 settling states that had not yet objected to the arbitration noticed by the tobacco manufacturers and/or filed legal proceedings relating to the dispute regarding the 2003 NPM Adjustment in their respective MSA courts. These letters stated that unless the settling states indicated otherwise, the tobacco manufacturers would assume that these settling states would not object to the required arbitration. All but one of the settling states that received these letters responded that they would not agree to submit the dispute to arbitration and would oppose any effort to compel arbitration of the dispute. The tobacco manufacturers have filed motions to compel arbitration in the MSA courts of all of these settling states, except certain of the territories.
     During 2006, proceedings were initiated and prosecuted with respect to an NPM Adjustment for 2004. The independent auditor determined that the participating manufacturers again suffered a market share loss sufficient to trigger an NPM Adjustment for 2004. On April 17, 2006, RJR Tobacco and the other cigarette manufacturers initiated the “significant factor” proceedings called for under the MSA. On February 12, 2007, the independent economic consulting firm retained by the settling states and the cigarette manufacturers issued a final, non-appealable determination that the disadvantages of the MSA were “a significant factor contributing” to the 2004 market share loss. RJR Tobacco is evaluating what actions to take in light of this determination.
     On October 12, 2006, the State of New York sent a 30-day notice, signed by twenty-six additional attorneys general, that one or more of these states intended to initiate proceedings seeking declarations construing one or more terms under the MSA. The terms that the signatory states identified relate to the questions presented to the economic consulting firm in the context of the “significant factor proceedings” relating to the expected NPM Adjustment for the year 2004. To date, no actions have been filed pursuant to this notice.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Asbestos Contribution Cases
     As of February 2, 2007, no lawsuits were pending against RJR Tobacco and B&W in which asbestos companies and/or asbestos-related trust funds allege that they “overpaid” claims brought against them to the extent that tobacco use, not asbestos exposure, was the cause of the alleged personal injuries. The last of those cases, Fibreboard Corp. v. R. J. Reynolds Tobacco Co., filed in November 1997, pending in Superior Court, Alameda County, California, was dismissed with prejudice on July 28, 2006. The plaintiffs brought the action against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking: to recover an unspecified amount in actual and punitive damages; a declaratory judgment determining, among other things, that there has existed and currently exists among defendants a conspiracy to abuse the legal process and spread disinformation and that such conspiracy has allowed tobacco companies to escape liability for their relative contribution to injuries caused or contributed to by a combination of smoking and exposure to asbestos; and an order barring advertising directed in part to those segments of the population exposed to asbestos. The plaintiffs alleged that the use of the defendants’ products is a substantial contributing factor, if not the predominant factor, in the development of lung cancer and other cancers in persons exposed to asbestos.
     Antitrust Cases
     A number of tobacco wholesalers and consumers have sued U.S. cigarette manufacturers, including RJR Tobacco and B&W, in federal and state courts, alleging that cigarette manufacturers combined and conspired to set the price of cigarettes in violation of antitrust statutes and various state unfair business practices statutes. In these cases, the plaintiffs asked the court to certify the lawsuits as class-actions on behalf of other persons who purchased cigarettes directly or indirectly from one or more of the defendants. The federal cases against RJR Tobacco and B&W were consolidated and sent by the Judicial Panel on Multi-District Litigation for pretrial proceedings in the U.S. District Court for the Northern District of Georgia. The court certified a nation-wide class of direct purchasers on January 27, 2001. The court granted the defendants’ motion for summary judgment in the consolidated federal cases on July 11, 2002, and the U.S. Court of Appeals for the Eleventh Circuit affirmed that decision on September 22, 2003. As of February 2, 2007, all state court cases on behalf of indirect purchasers have been dismissed, except for two cases pending in Kansas and in New Mexico.
     In Smith v. Philip Morris Cos., Inc. (a case filed in February 2000, pending in District Court, Seward County, Kansas), the court granted class certification on November 15, 2001, in an action brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, and the parent companies of the major U.S. cigarette manufacturers, including RJR, seeking to recover an unspecified amount in actual and punitive damages. The plaintiffs allege that the defendants participated in a conspiracy to fix or maintain the price of cigarettes sold in the United States. Discovery is underway.
     In Romero v. Philip Morris Cos., Inc. (a case filed in April 2000, pending in District Court, Rio Arriba County, New Mexico), a court granted class certification on May 14, 2003, but granted the defendant’s motion for summary judgment on June 30, 2006, in an action brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, and the parent companies of the major U.S. cigarette manufacturers, including RJR, seeking to recover an amount not to exceed $74,000 per class member in actual and punitive damages, exclusive of interest and costs. The plaintiffs allege that the defendants conspired to fix, raise, advance and/or stabilize prices for cigarettes in the State of New Mexico from at least as early as January 1, 1998, through the present. On August 14, 2006, the plaintiff filed a notice of appeal to the New Mexico Court of Appeals.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In a gray market trademark suit originally brought by RJR Tobacco in February 1999 in the U.S. District Court for the Northern District of Illinois, Cigarettes Cheaper! asserted antitrust counterclaims, alleging that it was denied promotional resources in violation of the Robinson-Patman Act and that RJR Tobacco had violated Section 1 of the Sherman Antitrust Act. The defendant’s counterclaim sought to recover actual and treble damages, attorneys’ fees and costs. On June 25, 2003, the court granted RJR Tobacco’s motion for summary judgment on Cigarettes Cheaper!’s counterclaim alleging an illegal conspiracy under the Sherman Antitrust Act, but denied the motion with respect to the counterclaims alleging price discrimination under the Robinson-Patman Act. The court severed RJR Tobacco’s trademark claims (including a trademark dilution claim) from the defendants’ Robinson-Patman claims. Trial on the trademark claims began on April 25, 2004, and on May 5, 2004, the jury returned a verdict in favor of RJR Tobacco on all counts in the amount of $3.5 million. Trial began on the Robinson-Patman claims on September 14, 2004, and on October 15, 2004, the jury returned a unanimous verdict in favor of RJR Tobacco. On December 8, 2004, the plaintiff appealed to the U.S. Court of Appeals for the Seventh Circuit. On August 24, 2006, the Court of Appeals affirmed the judgment of the district court. On September 7, 2006, the plaintiff filed a petition for rehearing and a petition for rehearing en banc. Both petitions were denied on September 15, 2006. On December 14, 2006, the plaintiff filed a petition for writ of certiorari with the U.S. Supreme Court, which was denied on February 20, 2007.
     On February 16, 2000, an antitrust class-action complaint, DeLoach v. Philip Morris Cos., Inc., was brought against RJR Tobacco, B&W and other cigarette manufacturers and others, in the U.S. District Court for the District of Columbia on behalf of a class of all tobacco growers and tobacco allotment holders. The plaintiffs asserted that the defendants conspired to fix the price of tobacco leaf and to destroy the federal government’s tobacco quota and price support program. On November 30, 2000, the case was moved to U.S. District Court for the Middle District of North Carolina. In May 2003, the plaintiffs reached a court-approved settlement with B&W and other cigarette manufacturer defendants, but not RJR Tobacco. The settling defendants agreed to pay $210 million to the plaintiffs, of which B&W’s share was $23 million, to pay the plaintiffs’ attorneys’ fees as set by the court, of which B&W’s share was $9.8 million, and to purchase a minimum amount of U.S. leaf for ten years, expressed as both a percentage of domestic requirements, with 35% for B&W, and as a minimum number of pounds per year, with 55 million pounds for B&W.
     On April 22, 2004, RJR Tobacco and the plaintiffs settled, and the court approved that settlement on March 21, 2005. Under that settlement, RJR Tobacco paid $33 million into a settlement fund, which included costs and attorneys fees. RJR Tobacco also agreed to purchase annually a minimum of 90 million pounds, including the assumed obligation of B&W, of domestic green leaf flue-cured and burley tobacco combined for the next 10 years, beginning with the 2004 crop year. The obligation to purchase leaf was extended an additional year because the federal government eliminated the tobacco price quota and price support program at the end of 2005.
     Pursuant to an amended complaint filed in the U.S. District Court for the Eastern District of Tennessee on October 23, 2003, in Smith Wholesale Co. v. R.J. Reynolds Tobacco Co., Smith Wholesale and Rice Wholesale asserted federal antitrust claims in connection with RJR Tobacco’s termination of distribution agreements with the plaintiffs. The plaintiffs seek preliminary and permanent injunctive relief, enjoining RJR Tobacco from, among other things: continuing with the termination of the plaintiffs’ distributorship; continuing to refuse to honor invoices from the plaintiffs toward retail buydowns and retail contract payments; further reducing the price discounts and back-end monies received by the plaintiffs; and continuing its discriminatory pricing scheme. The plaintiffs allege that RJR Tobacco, in August 2000, implemented a discriminatory pricing scheme whereby it sold cigarettes at different prices to competing distributors, placing certain distributors at an extreme competitive disadvantage. As a result of the purported pricing scheme, the plaintiffs allegedly have suffered substantial damages in the form of lost profits and sales, loss of customers, loss of goodwill and additional injuries. Additional wholesalers, together with the states of Tennessee and Mississippi, have joined the case as plaintiffs. On June 3, 2005, the district court granted summary judgment in RJR Tobacco’s favor. On June 23, 2005, the district court dismissed the entire case. On June 23, 2005, the plaintiffs filed a notice of appeal of the summary judgment and dismissal. Oral argument in the U.S. Court of Appeals for the Sixth Circuit occurred on April 21, 2006. RJR Tobacco reached a non-monetary settlement with one wholesaler and with the states of Tennessee and Mississippi on July 22, 2005. RJR Tobacco terminated its distribution agreement with four plaintiffs, and those plaintiffs moved for preliminary injunctions in the district court and court of appeals. The courts denied those motions on November 28 and November 29, 2005, respectively. In March 2006, McLane Company, Inc., a distributor and RJR Tobacco’s largest customer, acquired one of the remaining wholesaler plaintiffs, whose claim for damages in this case is approximately $3 million.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     On January 11, 2006, Smith Wholesale filed another lawsuit against RJR Tobacco and its customer, H.T. Hackney Corp., in Carter County, Tennessee Circuit Court. Smith Wholesale seeks $60 million in damages and a preliminary injunction against RJR Tobacco’s termination of Smith Wholesale’s direct-buying status. Smith Wholesale alleges that the defendants, through agreements with one another and other actions, engaged in a scheme to damage competition in the distribution of cigarettes and specifically damage the plaintiff. The court has not set a hearing date on the preliminary injunction. The case was removed to federal court on January 26, 2006. RJR Tobacco filed a motion to dismiss on February 13, 2006. On February 21, 2006, the plaintiffs filed, among other things, a motion to remand. On September 28, 2006, the court granted the plaintiff’s motion to remand the case to the Circuit Court for Carter County, Tennessee. RJR Tobacco filed a motion to dismiss the first amended and reinstated complaints on November 27, 2006. The plaintiff filed a motion for temporary injunction on the same day.
Other Litigation and Developments
     On January 24, 2003, RJR and RJR Tobacco each were served with a subpoena issued by a federal grand jury sitting in the Southern District of New York. The subpoena seeks the production of documents relating to the sale and distribution of cigarettes in international markets. RJR and RJR Tobacco have responded appropriately to the subpoena and otherwise cooperated with this grand jury investigation. Although this investigation has been dormant for some time now, it remains a pending matter.
     By purchase agreement dated May 12, 1999, referred to as the 1999 Purchase Agreement, RJR and RJR Tobacco sold the international tobacco business to JTI. RJR and RJR Tobacco retained certain liabilities relating to the activities of Northern Brands International, Inc., referred to as Northern Brands, including those relating to a 1998 guilty plea entered in the U.S. District Court for the Northern District of New York, as well as an investigation conducted by the Royal Canadian Mounted Police, referred to as RCMP, for possible violations of Canadian law related to the activities that led to the Northern Brands guilty plea and certain conduct by Stanley Smith, a former executive of RJR-Macdonald, Inc., referred to as RJR-MI, which led to the termination of his severance agreement. Under its reading of the indemnification provisions of the 1999 Purchase Agreement, JTI has requested indemnification for any damages arising out of the matters described below.
•	In February 2003, the RCMP filed criminal charges in the Province of Ontario against and purported to serve summonses on JTI-Macdonald Corp., referred to as JTI-MC, Northern Brands, R. J. Reynolds Tobacco International, Inc., referred to as RJR-TI, R. J. Reynolds Tobacco Co. (Puerto Rico), referred to as RJR-PR, and eight individuals associated with RJR-MI and/or RJR-TI during the period January 1, 1991 through December 31, 1996. The charges allege fraud and conspiracy to defraud Canada and the Provinces of Ontario and Quebec in connection with the purchase, sale, export, import and/or re-export of cigarettes and/or fine cut tobacco. In October 2003, Northern Brands, RJR-TI and RJR-PR each challenged both the propriety of the service of the summonses and the jurisdiction of the court. On February 9, 2004, the Superior Court of Justice ruled in favor of these companies. The government filed a notice of appeal from that ruling on February 18, 2004, but has not actively pursued an appeal. A preliminary hearing was commenced on April 11, 2005 for the purpose of determining whether the Canadian prosecutor has sufficient evidence supporting the criminal charges to justify a trial of the defendants that have been properly served to date. A decision is still pending.

•	In July 2003, a Statement of Claim was filed against JTI-MC and others in the Superior Court of Justice, Ontario, Canada by Leslie and Kathleen Thompson. Mr. Thompson is a former employee of Northern Brands and JTI-MC’s predecessor, RJR-MI. Mr. and Mrs. Thompson have alleged breach of contract, breach of fiduciary duty and negligent misrepresentation, among other claims. They are seeking lost wages and other damages, including punitive damages, in an aggregate amount exceeding $12 million.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
•	On September 18, 2003, RJR, RJR Tobacco, RJR-TI, RJR-PR, and Northern Brands were served with a Statement of Claim filed in August 2003 by the Attorney General of Canada in the Superior Court of Justice, Ontario, Canada. Also named as defendants are JTI and a number of its affiliates. The Statement of Claim seeks to recover taxes and duties allegedly not paid as a result of cigarette smuggling and related activities. As filed, the Attorney General’s Statement of Claim seeks to recover $1.5 billion Canadian in compensatory damages and $50 million Canadian in punitive damages, as well as equitable and other forms of relief. (However, in the Companies’ Creditor Arrangement Act proceeding described below, the Attorney General amended and increased Canada’s claim to $4.3 billion Canadian). The parties have agreed to a stay of all proceedings pending in the Superior Court of Justice, subject to notice by one of the parties that it wishes to terminate the stay. On January 19, 2007, the court ordered that the case be scheduled for trial no later than December 31, 2008, subject to further order of the court.

•	In August 2004, the Quebec Ministry of Revenue (1) issued a tax assessment, covering the period January 1, 1990 through December 31, 1998, against JTI-MC for alleged unpaid duties, penalties and interest in an amount of about $1.36 billion Canadian; (2) issued an order for the immediate payment of that amount; and (3) obtained an ex parte judgment to enforce the payment of that amount. On August 24, 2004, JTI-MC applied for protection under the Companies’ Creditor Arrangement Act in the Ontario Superior Court of Justice, Toronto, Canada, referred to as CCAA Proceedings, and the court entered an order staying the Quebec Ministry of Revenue’s proceedings as well as other claims and proceedings against JTI-MC. The stay has been extended to May 31, 2007. In November 2004, JTI-MC filed a motion in the Superior Court, Province of Quebec, District of Montreal, seeking a declaratory judgment to set aside, annul and declare inoperative the tax assessment and all ancillary enforcement measures and to require the Quebec Minister of Revenue to reimburse JTI-MC for funds unduly appropriated, along with interest and other relief. On May 3, 2005, the court in the CCAA Proceedings entered a Crown Claims Bar Order establishing June 27, 2005, as the deadline for Canada, and any of its Provinces and Territories, to assert any individual civil or statutory claim, except criminal claims, against JTI-MC for taxes and revenues owed as a result of Contraband Tobacco Activities, as defined in the Order. As of June 27, 2005, Canada and several Provinces filed Crown claims against JTI-MC in the CCAA Proceedings in the following amounts: Canada ($4.3 billion Canadian); Ontario ($1.5 billion Canadian); New Brunswick ($1.5 billion Canadian); Quebec ($1.4 billion Canadian); British Columbia ($450 million Canadian); Nova Scotia ($326 million Canadian); Prince Edward Island ($75 million Canadian) and Manitoba ($23 million Canadian). In the CCAA Proceedings, the Canadian federal government and some of the provincial governments have asserted that they can make the same tax and related claims against RJR and certain of its subsidiaries, including RJR Tobacco. To date, none of those provincial governments have filed and served RJR or any of its affiliates with a formal Statement of Claim like the Canadian federal government did in August and September 2003.

•	On November 17, 2004, a Statement of Claim was filed against JTI-MC in the Supreme Court of British Columbia by Stanley Smith, a former executive of RJR-MI, for alleged breach of contract and other legal theories. Mr. Smith is claiming $840,000 Canadian for salary allegedly owed under his severance agreement with RJR-MI, as well as other unspecified compensatory and punitive damages.
     In addition, in a letter dated March 31, 2006, counsel for JTI stated that JTI would be seeking indemnification under the 1999 Purchase Agreement for any damages it may incur or may have already incurred arising out of the Southern District of New York grand jury investigation mentioned above, a now-terminated Eastern District of North Carolina grand jury investigation, and various actions filed by the European Community and others in the U.S. District Court for the Eastern District of New York, referred to as the EDNY, against RJR Tobacco and certain of its affiliates on November 3, 2000, August 6, 2001 and October 30, 2002 (see below) and against JTI on January 11, 2002.
     Although RJR and RJR Tobacco recognize that, under certain circumstances, they may have indemnification obligations to JTI under the 1999 Purchase Agreement, RJR and RJR Tobacco disagree with JTI as to whether the circumstances relating to any of these matters give rise to any indemnification obligation by RJR and RJR Tobacco. RJR and RJR Tobacco conveyed their position to JTI, and the parties have agreed to resolve their differences at a later time. For further information on the JTI indemnification claims, see “—Other Contingencies and Guarantees” below.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     On October 30, 2002, the European Community and ten of its member states filed a complaint in the EDNY against RJR, RJR Tobacco and several currently and formerly related companies. The complaint contains many of the same or similar allegations found in an earlier complaint (now dismissed) filed in August 2001 and also alleges that the defendants, together with certain identified and unidentified persons, engaged in money laundering and other conduct violating civil RICO and a variety of common laws. The complaint also alleges that the defendants manufactured cigarettes that were eventually sold in Iraq in violation of U.S. sanctions. The plaintiffs seek compensatory, punitive and treble damages among other types of relief. This matter remains pending, but all proceedings were stayed while the plaintiffs sought review first by the Court of Appeals for the Second Circuit and then by the Supreme Court of the dismissal of their August 2001 complaint. The Court of Appeals for the Second Circuit affirmed the dismissal, and, on January 9, 2006, the Supreme Court denied the plaintiffs’ petition for a writ of certiorari. This case remains stayed while the court and the parties work out a scheduling order.
     On December 20, 2000, October 15, 2001, and January 9, 2003, RJR, and its affiliates including RJR Tobacco, and the other defendants named in each of the European Community cases mentioned above filed applications in the Court of First Instance in Luxembourg challenging the competency of the European Community to bring each of the actions and seeking an annulment of the decision to bring each of the actions. On January 15, 2003, the Court of First Instance entered a judgment denying the first two applications, principally on the grounds that the filing of the first two complaints did not impose binding legal effects on RJR and the other defendants. On March 21, 2003, RJR and its affiliates appealed that judgment to the Court of Justice of the European Communities. The application for annulment filed in connection with the third European Community complaint was stayed pending resolution of the appeals from the January 15, 2003, judgment denying the admissibility of the first two applications. On September 12, 2006, the European Court of Justice upheld the judgment of the Court of First Instance and dismissed the appeals filed by RJR and its affiliates. In light of that decision, on October 12, 2006, RJR and its affiliates withdrew their pending application for annulment filed in connection with the third European Community complaint filed on October 30, 2002.
     RJR Tobacco has been served in two reparations actions (filed in October 2002) brought by descendants of slaves, claiming that the defendants, including RJR Tobacco, profited from the use of slave labor. These two actions have been transferred to the U.S. District Court for the Northern District of Illinois by the Judicial Panel on Multi-District Litigation for coordinated or consolidated pretrial proceedings with other reparation actions. The plaintiffs in these actions are asking for judgment in an amount to satisfy the jurisdictional limitations of the court, punitive damages sufficient to punish the defendants, an accounting, imposition of a constructive trust, restitution of the value of their ancestors’ slave labor, and restitution of the value of defendants’ unjust enrichment based upon slave labor and the cost of the action. RJR Tobacco is named, but has not been served, in another reparations case. That case was conditionally transferred to the Northern District of Illinois on January 7, 2003, but the plaintiffs contested that transfer, and the Judicial Panel on Multi-District Litigation has not yet issued a final ruling on the transfer. The plaintiffs filed a consolidated complaint on June 17, 2003. On July 18, 2003, the defendants moved to dismiss the plaintiffs’ complaint. That motion was granted on January 26, 2004, although the court allowed the plaintiffs to file an amended complaint, which they did on April 5, 2004. In addition, several plaintiffs attempted to appeal the trial court’s January 26, 2004 dismissal. Because the dismissal was not a final order, that appeal was dismissed by the U.S. Court of Appeals for the Seventh Circuit. On July 6, 2005, the trial court granted the defendants’ motion to dismiss the amended complaint with prejudice. On August 3, 2005, the plaintiffs filed a notice of appeal to the Seventh Circuit. On December 13, 2006, the Seventh Circuit affirmed the dismissal of all claims except the consumer protection claims. The case was remanded to the district court for further proceedings.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     On June 8, 2001, in California v. R. J. Reynolds Tobacco Co., the Attorney General of the State of California sued RJR Tobacco in the Supreme Court of the State of California alleging that RJR Tobacco violated California state law by distributing free cigarettes and free coupons for discounts on cigarettes on “public grounds,” even though the promotions occurred within an “adult-only facility” at a race track and certain festivals. The plaintiff was seeking a permanent injunction, enjoining the defendants from distributing coupons or rebate offers at public events for tobacco products, that the defendants be ordered to pay a civil penalty for the violation of unfair competition laws, and that the defendants be permanently enjoined from the use of any information or other material collected pursuant to the non-sale distribution of coupons or other tobacco products. On March 29, 2002, the court ruled that RJR Tobacco’s distribution of free cigarettes violated the law, but the distribution of free coupons for discounts on cigarettes did not. On April 29, 2002, the judge assessed a civil fine against RJR Tobacco of $14.8 million. On October 30, 2003, the California Court of Appeal, Second Appellate District, affirmed the trial court’s decision. On December 22, 2005, the Supreme Court of California affirmed the decision with respect to liability, but remanded the case to the trial court to determine if the fine imposed was excessive under the U.S. Constitution. On January 19, 2006, RJR Tobacco filed a motion to stay issuance of the remittitur pending petition for a writ of certiorari to the U.S. Supreme Court, which was granted on February 1, 2006. The parties settled the case on March 22, 2006. RJR Tobacco agreed to pay a total of $5 million in penalties, fees and costs. After the California Supreme Court approved the settlement, RJR Tobacco paid the settlement amount on June 7, 2006.
     On May 23, 2001 and July 30, 2002, Star Scientific, Inc., referred to as Star, filed two patent infringement actions, which have been consolidated, against RJR Tobacco in the U.S. District Court for the District of Maryland. Both patents at issue are entitled “Method of Treating Tobacco to Reduce Nitrosamine Content, and Products Produced Thereby,” and bear U.S. Patent Nos. 6,202,649 and 6,425,401. The plaintiffs seek: the entry of an injunction restraining RJR Tobacco from further acts of infringement, inducement of infringement, or contributory infringement of the patents; an award of damages to compensate the plaintiff’s lost profits; an award of enhanced damages on account that the defendant’s conduct was willful; an award of prejudgment interest and a further award of post-judgment interest; an award of reasonable attorneys fees; and an order requiring RJR Tobacco to deliver up to the court for destruction all products manufactured from any process which infringes upon, directly or indirectly or otherwise, any claim of such patent. RJR Tobacco has filed counterclaims seeking a declaration that the claims of the two Star patents are invalid, unenforceable and not infringed by RJR Tobacco. Between January 31 and February 8, 2005, the court held a first bench trial on RJR Tobacco’s affirmative defense and counterclaim based upon inequitable conduct. Additionally, in response to the court’s invitation, RJR Tobacco filed two summary judgment motions on January 20, 2005. On January 19, 2007, the court released decisions on those two summary judgment motions. The court granted RJR Tobacco’s motion for summary judgment of invalidity based on indefiniteness. The court granted in part and denied in part RJR Tobacco’s other summary judgment motion concerning the effective filing date of the patents in suit. The court also advised the parties on January 19, 2007, that it expects to issue its ruling on the inequitable conduct trial before the end of February 2007. The court further stated that, by virtue of the grant of RJR Tobacco’s summary judgment motion of invalidity based on indefiniteness, it will enter a final judgment in RJR Tobacco’s favor after the decision on the inequitable conduct trial irrespective of whether that decision is in RJR Tobacco’s favor.
     On September 22, 2005, RJR Tobacco filed a case in the U.S. District Court for the Western District of North Carolina against Market Basket Food Stores and other cigarette retailers and wholesalers located in the states of North Carolina, Tennessee, Virginia and Kentucky to stop and remedy the ongoing conspiracy to abuse RJR Tobacco’s marketing programs, including the buy-down and coupon programs. The complaint alleged violations of the federal and North Carolina RICO statutes and the North Carolina Unfair and Deceptive Trade Practices Act, along with common law fraud, breach of contract and conspiracy. RJR Tobacco seeks actual damages in an amount to be proven at trial, treble damages, an accounting of the defendants’ profits, disgorgement of the defendants’ ill-gotten proceeds and gains, a constructive trust on all funds or property that are the proceeds or profits of defendants’ participation in the scheme, costs of investigating the acts giving rise to this cause of action, attorneys’ fees and experts’ fees, and such other and further relief as the court deems appropriate. A motion for preliminary injunction requested that the court enjoin certain defendants from performing the fraudulent acts detailed in the complaint. On August 21, 2006, the court denied the outstanding motions to dismiss in their entirety and lifted the earlier stay of discovery. On January 30, 2007, the court granted RJR Tobacco’s motion for preliminary injunction. Discovery is underway. As of February 2, 2007, RJR Tobacco had settled with 12 of the 20 defendants.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Finally, in the first quarter of 2005, Commonwealth Brands, Inc., referred to as Commonwealth, was served with two individual smoking and health cases, Croft v. Akron Gasket in Cuyahoga County, Ohio, and Ryan v. Philip Morris, U.S.A., Inc. in Jay County, Indiana. Commonwealth requested indemnity from RJR Tobacco pursuant to the Asset Purchase Agreement dated July 24, 1996, between Commonwealth and B&W, referred to as the 1996 Purchase Agreement. As a result of the business combination of RJR Tobacco and the U.S. cigarette and tobacco business of B&W, RJR Tobacco agreed to indemnify Commonwealth for these claims to the extent, if any, required by the 1996 Purchase Agreement. The scope of the indemnity will be at issue and has not been determined.
Tobacco Buyout Legislation
     On October 22, 2004, the President signed the Fair and Equitable Tobacco Reform Act of 2004, referred to as FETRA, eliminating the U.S. government’s tobacco production controls and price support program. The buyout of tobacco quota holders provided for in FETRA is funded by a direct quarterly assessment on every tobacco product manufacturer and importer, on a market-share basis measured on volume to which federal excise tax is applied. The aggregate cost of the buyout to the industry is approximately $9.9 billion, including approximately $9.6 billion payable to quota tobacco holders and growers through industry assessments over ten years and approximately $290 million for the liquidation of quota tobacco stock. As a result of the tobacco buyout legislation, the MSA Phase II obligations established in 1999 will be continued as scheduled through the end of 2010, but will be offset against the tobacco quota buyout obligations. RJR Tobacco’s annual expense under FETRA, excluding the tobacco stock liquidation assessment, is estimated to be approximately $230 million to $280 million. RJR Tobacco incurred $79 million in 2005 related to assessments from quota tobacco stock liquidation. In the first quarter of 2006, a $9 million favorable adjustment was recorded relating to the tobacco stock liquidation assessment. Remaining contingent liabilities for liquidation of quota tobacco stock, if any, will be recorded when an assessment is made. See note 1 for additional information related to federal tobacco buyout expenses.
     RJR Tobacco will record the FETRA assessment on a quarterly basis upon required notification of assessments. RJR Tobacco estimates that its overall share of the buyout will approximate $2.4 billion to $2.9 billion prior to the deduction of permitted offsets under the MSA. In addition, future market pricing could impact the carrying value of inventory, and adversely affect RJR Tobacco’s financial condition and results of operations.
ERISA Litigation
     On May 13, 2002, in Tatum v. The R.J.R. Pension Investment Committee of the R. J. Reynolds Tobacco Company Capital Investment Plan, an employee of RJR Tobacco filed a class-action suit in the U.S. District Court for the Middle District of North Carolina, alleging that the defendants, RJR, RJR Tobacco, the RJR Employee Benefits Committee and the RJR Pension Investment Committee, violated the Employee Retirement Income Security Act of 1974, referred to as ERISA. The actions about which the plaintiff complains stem from a decision made in 1999 by RJR Nabisco Holdings Corp., subsequently renamed Nabisco Group Holdings Corp., referred to as NGH, to spin off RJR, thereby separating NGH’s tobacco business and food business. As part of the spin-off, the 401(k) plan for the previously related entities had to be divided into two separate plans for the now separate tobacco and food businesses. The plaintiff contends that the defendants violated ERISA by not overriding an amendment to RJR’s 401(k) plan requiring that, prior to February 1, 2000, the stock funds of the companies involved in the food business, NGH and Nabisco Holdings Corp., referred to as Nabisco, be eliminated as investment options from RJR’s 401(k) plan. In his complaint, the plaintiff requests, among other things, that the court require the defendants to pay as damages to the RJR 401(k) plan an amount equal to the subsequent appreciation that was purportedly lost as a result of the liquidation of the NGH and Nabisco funds. On July 29, 2002, the defendants filed a motion to dismiss, which the court granted on December 10, 2003. On January 7, 2004, the plaintiff appealed to the U.S. Court of Appeals for the Fourth Circuit, which, on December 14, 2004, reversed the dismissal of the complaint and remanded the case for further proceedings. On January 20, 2005, the defendants filed a second motion to dismiss on other grounds, which remains pending. The parties have filed supplemental briefs regarding the motion to dismiss. On June 6, 2006, the plaintiff filed a motion to amend the complaint to name as party defendants six individuals who were members of the two defendant committees. The defendants have opposed that motion, which remains pending.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Environmental Matters
     RJR Tobacco is subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. Such laws and regulations provide for significant fines, penalties and liabilities, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. In the past, RJR Tobacco has been named a potentially responsible party with third parties under the Comprehensive Environmental Response, Compensation and Liability Act with respect to several superfund sites. RJR Tobacco is not aware of any current environmental matters that are expected to have a material adverse effect on the business, results of operations or financial condition of RJR Tobacco.
     Regulations promulgated by the U.S. Environmental Protection Agency and other governmental agencies under various statutes have resulted in, and likely will continue to result in, substantial expenditures for pollution control, waste treatment, plant modification and similar activities. RJR Tobacco is engaged in a continuing program to comply with federal, state and local environmental laws and regulations, and dependent upon the probability of occurrence and reasonable estimation of cost, accrue or disclose any material liability. Although it is difficult to reasonably estimate the portion of capital expenditures or other costs attributable to compliance with environmental laws and regulations, RJR Tobacco does not expect such expenditures or other costs to have a material adverse effect on the business, results of operations or financial condition of RJR Tobacco.
Other Contingencies and Guarantees
     In connection with the business combination of RJR Tobacco and the U.S. cigarette and tobacco business of B&W on July 30, 2004, RJR Tobacco has agreed to indemnify B&W and its affiliates against certain liabilities, costs and expenses incurred by B&W or its affiliates arising out of the U.S. cigarette and tobacco business of B&W. As a result of this indemnity, RJR Tobacco has assumed the defense of pending B&W-specific tobacco-related litigation, has paid the judgments and costs related to certain pre-business combination tobacco-related litigation of B&W, and has posted bonds on behalf of B&W, where necessary, in connection with cases decided since the business combination. In addition, pursuant to this indemnity, RJR Tobacco expensed $4 million and $36 million during 2006 and 2005, respectively, for funds to be reimbursed to BAT for costs and expenses incurred arising out of tobacco-related litigation. Although it is impossible to predict the possibility or amount of any additional future payments by RJR Tobacco under this indemnity, a significant indemnification claim by B&W against RJR Tobacco could have an adverse effect on RJR Tobacco.
     As a result of the business combination of RJR Tobacco and the U.S. cigarette and tobacco business of B&W, RJR Tobacco also has agreed to indemnify Commonwealth Brands, Inc. for certain claims brought in two individual smoking and health cases, Croft v. Akron Gasket and Ryan v. Philip Morris, U.S.A., Inc., to the extent, if any, such indemnification is required by the 1996 Purchase Agreement. See “—Litigation Affecting the Cigarette Industry — Other Litigation and Developments” above for further information on these cases.
     In connection with the sale of the international tobacco business to JTI, on May 12, 1999, pursuant to the purchase agreement, RJR and RJR Tobacco agreed to indemnify JTI against:
•	any liabilities, costs and expenses arising out of the imposition or assessment of any tax with respect to the international tobacco business arising prior to the sale, other than as reflected on the closing balance sheet;

•	any liabilities, costs and expenses that JTI or any of its affiliates, including the acquired entities, may incur after the sale with respect to any of RJR’s or RJR Tobacco’s employee benefit and welfare plans; and

•	any liabilities, costs and expenses incurred by JTI or any of its affiliates arising out of certain activities of Northern Brands.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     As described above in “—Litigation Affecting the Cigarette Industry — Other Litigation and Developments,” RJR Tobacco has received several claims for indemnification from JTI under these indemnification provisions in connection with the activities of Northern Brands and its affiliates. Although RJR and RJR Tobacco recognize that, under certain circumstances, they may have indemnification obligations to JTI under the 1999 Purchase Agreement, RJR and RJR Tobacco disagree whether the circumstances described in such claims give rise to any indemnification obligations by RJR and RJR Tobacco. RJR and RJR Tobacco have conveyed their position to JTI, and the parties have agreed to resolve their differences at a later date. RJR has liabilities totaling $94 million that were recorded in 1999 in connection with these indemnification claims.
     RJR Tobacco has entered into an agreement to indemnify certain distributors and retailers from liability and related defense costs arising out of the sale or distribution of their products. The cost of such defense indemnification has been, and is expected to be, insignificant. RJR Tobacco believes that the indemnified claims are substantially similar in nature and extent to the claims that they are already exposed to by virtue of their having manufactured those products.
     Except as otherwise noted above, RJR Tobacco is not able to estimate the maximum potential amount of future payments, if any, related to these guarantees and indemnification obligations.
Employees
     At December 31, 2006, RJR Tobacco had approximately 6,000 full-time employees and approximately 200 part-time employees. On May 11, 2006, a majority of RJR Tobacco’s production and maintenance employees voted not to be represented by the United Tobacco Alliance, a partnership between two unions, the Bakery, Confectionery, Tobacco Workers and Grain Millers International Union and the International Association of Machinists and Aerospace Workers. No employees of RJR Tobacco are unionized.
Note 12—Retirement Benefits
     RJR Tobacco and its subsidiaries participate in a number of RAI’s non-contributory defined benefit pension plans covering most of their employees and also provide certain health and life insurance benefits for most of their retired employees and their dependents. These benefits are generally no longer provided to employees hired on or after January 1, 2004. Substantially all of the benefit obligation and plan assets of RAI’s defined benefit pension plans are attributable to RJR Tobacco; therefore, RJR Tobacco has accounted for its participation in that plan as if RJR Tobacco is the plan sponsor. The amounts allocated to RJR Tobacco are based on actuarial calculations for RJR Tobacco’s participants. These allocations represent management’s best estimate of the amounts directly attributable to RJR Tobacco.
     In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” and was effective for RJR Tobacco at December 31, 2006. SFAS No. 158 requires balance sheet recognition of the net asset or liability for the overfunded or underfunded status of defined benefit pension and other postretirement benefit plans, on a plan-by-plan basis, and recognition of changes in the funded status in the year in which the changes occur.
     The incremental effect of applying SFAS No. 158 on individual line items in the consolidated balance sheet as of December 31, 2006, is as follows:

	Before		After
	Application of	SFAS No. 158	Application
	SFAS No. 158	Adjustments	of SFAS No. 158
Other assets and deferred charges	$199	$(10)	$189
Total assets	12,972	(10)	12,962

Other current liabilities	1,049	(301)	748
Total current liabilities	4,225	(301)	3,924
Long-term retirement benefits	175	923	1,098
Deferred income taxes long-term	858	(246)	612
Accumulated other comprehensive loss	(6)	(386)	(392)
Total shareholder’s equity	7,599	(386)	7,213
Total liabilities and shareholder’s equity	12,972	(10)	12,962

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The adoption of SFAS No. 158 had no effect on net income or cash flow.
     The changes in benefit obligations and plan assets, as well as the funded status of these plans at December 31 were as follows:

			Postretirement
	Pension Benefits		Benefits
	2006	2005	2006	2005
Change in benefit obligation:
Obligation at beginning of year	$5,187	$5,040	$1,490	$1,396
Service cost	36	46	5	6
Interest cost	297	296	84	83
Actuarial (gain)/loss	(79)	191	(46)	59
Plan amendments	—	1	(3)	56
Benefits paid	(364)	(385)	(103)	(105)
Settlements	—	(2)	—	—
Special termination benefits	—	2	—	—
Transfer	2	1	—	—
Curtailment	2	(3)	—	(5)

Obligation at end of year	$5,081	$5,187	$1,427	$1,490

Change in plan assets:
Fair value of plan assets at beginning of year	$4,373	$4,139	$350	$335
Actual return on plan assets	656	341	52	31
Employer contributions	304	280	75	89
Benefits paid	(364)	(385)	(102)	(105)
Settlements	—	(2)	—	—

Fair value of plan assets at end of year	$4,969	$4,373	$375	$350

Funded status:
Funded status	$(112)	$(814)	$(1,052)	$(1,140)
Unrecognized prior service cost	N/A	12	N/A	(47)
Unrecognized net actuarial loss	N/A	884	N/A	320

Net amount recognized	$(112)	$82	$(1,052)	$(867)

			Postretirement
	Pension Benefits		Benefits
	2006	2005	2006	2005
Amounts recognized in the consolidated balance sheets consist of:
Accrued benefit—current liability	$(4)	$(226)	$(62)	$(74)
Accrued benefit—long-term liability	(108)	(519)	(990)	(793)
Intangible asset	—	14	—	—
Accumulated other comprehensive loss	—	813	—	—

Net amount recognized	(112)	82	(1,052)	(867)
Accumulated other comprehensive loss-SFAS No. 158	451	—	192	—

Net amounts recognized in the consolidated balance sheets	$339	$82	$(860)	$(867)

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Amounts included in accumulated other comprehensive loss were as follows as of December 31, 2006:

	Pension	Postretirement
	Benefits	Benefits	Total
Prior service cost (credit)	$11	$(39)	$(28)
Net actuarial loss	440	231	671
Deferred income taxes	(175)	(75)	(250)

Accumulated other comprehensive loss	$276	$117	$393

	Pension Benefits		Postretirement Benefits
	2006	2005	2006	2005
Weighted-average assumptions used to determine benefit obligations at December 31:
Discount rate	6.10%	5.90%	6.10%	5.90%
Rate of compensation increase	5.00%	5.00%	5.00%	5.00%
     The measurement date used for all plans was December 31.
     The accumulated benefit obligation, which represents benefits earned to date, for all pension plans was $4,918 million and $5,014 million for years ended December 31, 2006 and 2005, respectively.
     Pension plans experiencing accumulated benefit obligations in excess of plan assets are summarized below:

	December 31,
	2006	2005
Projected benefit obligation	$527	$5,187
Accumulated benefit obligation	$514	$5,014
Plan assets	$456	$4,373
     The components of the total benefit cost and assumptions are set forth below:

	Pension Benefits			Postretirement Benefits
	2006	2005	2004	2006	2005	2004[1]
Components of total benefit cost (income):
Service cost	$36	$46	$41	$5	$6	$5
Interest cost	297	296	228	84	83	63
Expected return on plan assets	(359)	(326)	(246)	(29)	(27)	(11)
Amortization of transition asset	—	—	—	—	2	(3)
Amortization of prior service cost	1	1	1	(11)	(15)	(18)
Amortization of net loss	68	69	49	20	21	19

Net periodic benefit cost (income)	43	86	73	69	70	55
Curtailment/special benefits	2	3	—	—	(13)	—
Adjustment for deferring cap	—	—	—	—	9	—
Adjustment to 2003 workforce reduction	—	—	(5)	—	—	10
Settlements	—	—	1	—	—	—

Total benefit cost	$45	$89	$69	$69	$66	$65

[1]	Excludes one-time cost which is included in the B&W business combination ..

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The estimated net loss and prior service cost for pension plans that are expected to be amortized from accumulated other comprehensive loss into net periodic benefit cost during 2007 are $39 million and $1 million, respectively. The estimated net loss and prior service cost for the postretirement plans that are expected to be amortized from accumulated other comprehensive loss into net postretirement health care cost during 2007 are $18 million and ($11) million, respectively.

	Pension Benefits			Postretirement Benefits
	2006	2005	2004	2006	2005	2004
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:

Discount rate	5.90%	6.05%	6.15%	5.90%	6.05%;5.70%	6.15%;6.45%[4]
		5.70%[1]	6.27%[2]		5.75%[3]
Expected long-term return on plan assets	8.75%	8.79%	8.79%	8.00%	8.50%	8.50%
Rate of compensation increase	5.00%	5.00%	4.77%	5.00%	5.00%	4.79%

[1]	The January 1, 2005 overall beginning discount rate of 6.05% was changed to 5.70% for the period from April 30, 2005 to December 31, 2005, for plans impacted by the sale of the packaging operations.

[2]	A discount rate of 6.15% was used for the period from January 1, 2004 to July 31, 2004, and a weighted-average discount rate of 6.27% was used for the period from August 1, 2004 to December 31, 2004, to reflect the impact of the B&W business combination.

[3]	The January 1, 2005 overall beginning discount rate of 6.05% was changed for the pre-combination RJR Tobacco benefit plans only, to a discount rate of 5.70% for the period April 30, 2005 to September 15, 2005, and a discount rate of 5.75% was used for the period from September 16, 2005 to December 31, 2005.

[4]	A discount rate of 6.15% was used for the period from January 1, 2004 to July 31, 2004, and a weighted-average discount rate of 6.45% was used for the period from August 1, 2004 to December 31, 2004, to reflect the impact of the B&W business combination.
     In 2000, RJR offered to the current and retired employees of RJR and its subsidiaries who had earned non-qualified pension benefits a one-time opportunity to elect to have at least 75% of their total earned qualified and non-qualified pension benefits funded over a three-year period. The total benefit cost of this program was less than $1 million in 2005 and $1 million in 2004. This program was completed in 2005.
     RJR Tobacco incurred curtailment costs of $2 million in 2006 due to early retirements under a non-qualified pension plan.
     In 2004, after examining the results of a pilot program during the first quarter of 2004, it was decided that approximately 750 sales positions that were expected to be outsourced as part of the 2003 restructuring plan would not be eliminated. Accordingly, associated curtailment and special benefits costs were reversed from the restructuring charge. During the second and third quarters of 2004, other amounts were reversed reflecting less-than-expected workforce reductions, primarily in manufacturing. The total increase to the pension benefits obligation and the postretirement obligation was $2 million and $1 million, respectively. The total adjustment in 2004 to pension benefit income was $5 million and postretirement benefits cost was $10 million as a result of the revision of these planned workforce reductions.
     On May 2, 2005, RJR Tobacco sold its packaging operations and terminated the packaging employees. The curtailment/special benefits related to this transaction were $3 million pension expense and $13 million postretirement income, included as a component of the net $24 million loss on sale of assets during 2005.
     RAI has placed a limit, or cap, on how much it will pay for medical and dental coverage for retirees as a group, excluding pre-1993 retirees and former B&W retirees. In 2005, RAI deferred the implementation of the postretirement benefits cost cap to 2006. RJR Tobacco’s one-time cost of this deferral was $9 million in 2005.
     The overall expected long-term rate of return on assets assumptions for pension and postretirement assets are based on: (1) the target asset allocation for plan assets, (2) long-term capital markets forecasts for asset classes employed, and (3) excess return expectations of active management to the extent asset classes are actively managed.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     SFAS Nos. 87 and 106 permit the delayed recognition of asset fund gains and losses in ratable periods of up to five years. RJR Tobacco uses a five-year period wherein asset fund gains and losses are reflected in the expense calculation at 20% per year, beginning the year after the gains or losses occur. In 2006, an increase in the discount rate and higher than expected asset returns resulted in a decrease of additional minimum pension liabilities through a benefit of $802 million, $487 million after tax, to other comprehensive income. In 2005, a decline in the discount rate and less than expected asset returns, resulted in an increase of additional minimum pension liabilities through a cost of $137 million, $52 million after tax, to other comprehensive income.
     Plan assets are invested using a combination of active and passive investment strategies. Active strategies employ multiple investment management firms. Managers within each asset class cover a range of investment styles and approaches and are combined in a way that controls for capitalization, style biases, such as equity investments, and interest rate exposures, such as fixed income investments, against related benchmark indices, while focusing primarily on issue selection as a means to add value. Risk is controlled through diversification among asset classes, managers, styles and securities. Risk is further controlled both at the manager and asset class level by assigning excess return and tracking error targets. Investment managers are monitored to evaluate performance against these benchmark indices and targets.
     Allowable investment types include U.S. equity, non-U.S. equity, global equity, fixed income, real estate, private equity investment and hedge funds and global tactical asset allocation. The range of allowable investment types utilized for pension assets was expanded in 2006 to enhance returns and more widely diversify the plan. U.S. equities are composed of common stocks of large, medium and small companies. Non-U.S. equities include equity securities issued by companies domiciled outside the U.S. and in depository receipts, which represent ownership of securities of non-U.S. companies. Global equities include a combination of both U.S. and non-U.S. securities. Fixed income includes fixed income securities issued or guaranteed by the U.S. government, and to a lesser extent by non-U.S. governments, or by their respective agencies and instrumentalities, mortgage backed securities, including collateralized mortgage obligations, corporate debt obligations and dollar-denominated obligations issued in the United States by non-U.S. banks and corporations (Yankee bonds). Up to 25% of the fixed income assets can be in debt securities that are below investment grade. Real estate consists of publicly traded real estate investment trust securities. The private equity investments consist of the unregistered securities of private and public companies. Hedge funds invest as a limited partner in portfolios of primarily public securities, including equities and fixed income. Global tactical assets allocation strategies evaluate relative value within and across asset categories and overweights the attractive markets/assets while simultaneously underweighting less attractive markets/assets.
     For pension assets, futures contracts are used for portfolio rebalancing and to approach fully invested portfolio positions. Otherwise, a small number of investment managers employ limited use of derivatives, including futures contracts, options on futures and interest rate swaps in place of direct investment in securities to gain efficient exposure to markets.
     The target pension asset allocation is 59% equity investments, which includes U.S., non-U.S. and global equity, 27% fixed income investments, 10% opportunistic investments, which includes hedge funds and global tactical asset allocation, and 4% alternative investments, which includes private equity investments and real estate, with a rebalancing range of approximately plus or minus 3% to 5% around the target asset allocations.
     The target postretirement asset allocation is 43% U.S. equity investments, including private equity investments, 17% non-U.S. equity investments, 38% debt securities, 1% hedge fund investments and 1% real estate and other, with a rebalancing range of approximately plus or minus 5% around the target asset allocations.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     RAI’s pension and postretirement plans weighted-average asset allocations at December 31, 2006 and 2005, by asset category were as follows:

	Pensions
	2006	2005
Asset Category:
Equities	60%	61%
Fixed income	25%	26%
Opportunistic	11%	9%
Alternative	4%	4%

Total	100%	100%

	Postretirement
	2006	2005
Asset Category:
U.S. equity securities	44%	47%
Debt securities	35%	24%
Non-U.S. equity securities	19%	18%
Hedge funds	1%	5%
Real estate and other	1%	6%

Total	100%	100%

     Weighted-average health care cost trend rates are:

	2006	2005
Health-care cost trend rate assumed for the following year	9.27%	9.23%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2016	2015
     Assumed health care cost trend rates have a significant effect on the amounts reported for the health-care plans. A one-percentage-point change in assumed health-care cost trend rates would have the following effects:

	1-Percentage	1-Percentage
	Point Increase	Point Decrease
Effect on Total of Service and Interest Cost Components	$5	$(4)
Effect on Benefit Obligation	84	(72)
     RAI expects to contribute and allocate to RJR Tobacco, approximately $290 million to its pension plans and expects payments related to its postretirement plans to be $71 million during 2007.
Estimated future benefits payments:

		Postretirement Benefits
		Gross Projected	Expected	Net Projected
		Benefit Payments	Medicare	Benefit Payments
	Pension	Before Medicare	Part D	After Medicare
Year	Benefits	Part D Subsidies	Subsidies	Part D Subsidies
2007	$369	$114	$3	$111
2008	364	116	3	113
2009	358	119	4	115
2010	356	121	4	117
2011	355	121	4	117
2012–2016	1,877	583	24	559

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003. The Medicare Act expanded Medicare to include, for the first time, coverage for prescription drugs. The Medicare Act introduces a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health-care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. RJR Tobacco sponsors retiree medical programs, which include coverage for prescription drugs.
     In May 2004, the FASB issued FASB Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” referred to as FSP 106-2. RJR Tobacco adopted FSP 106-2 in the third quarter of 2004 and as a result, net postretirement health-care costs were reduced approximately $4 million. The accumulated postretirement benefit obligation was reduced approximately $80 million for the federal subsidy related to benefits attributed to past service.
     RAI sponsors qualified defined contribution plans applicable to RJR Tobacco employees. During 2004 and 2005, following a participant’s contribution, RAI matched 50% based on a maximum of 6% of a participant’s compensation for participants hired prior to January 1, 2004. For participants hired after December 31, 2003, RAI matched 100% based on a maximum of 6% of a participant’s compensation. Beginning in 2006, RAI enhanced the contributions to certain qualified defined contribution plans based on a sliding scale by providing higher, additional contributions to certain employees closer to retirement with lower additional contributions for certain other employees. RJR Tobacco’s expense related to these plans was $37 million, $19 million and $17 million, in 2006, 2005 and 2004, respectively.
Note 13—Segment Information
     RJR Tobacco is the second largest cigarette manufacturer in the United States. RJR Tobacco’s largest selling cigarette brands, CAMEL, KOOL, DORAL, WINSTON and SALEM, are currently five of the ten best-selling brands of cigarettes in the United States. Those brands, and its other brands, including PALL MALL, MISTY and CAPRI, are manufactured in a variety of styles and marketed in the United States. Beginning in 2006, RJR Tobacco also manages the BAT contract manufacturing business that was previously managed by R. J. Reynolds Global Products, Inc. and is classified as All Other.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The disclosures classified as All Other include the total assets and results of operations of the joint venture and contract manufacturing. The financial condition and results of operations of these operating segments do not meet the materiality criteria to be reportable.
     Segment Data:

	2006	2005	2004
Net sales:
RJR Tobacco	$7,675	$7,695	$5,945
All Other	193	219	272

Consolidated net sales	$7,868	$7,914	$6,217

Operating income:
RJR Tobacco	$1,626	$1,346	$854
All Other	59	26	24

Consolidated operating income	$1,685	$1,372	$878

Assets:
RJR Tobacco	$12,831	$13,514	$13,491
All Other	422	379	548
Elimination Adjustments	(291)	(312)	(325)

Consolidated assets	$12,962	$13,581	$13,714

Capital expenditures:
RJR Tobacco	$116	$102	$77
All Other	4	—	1

Consolidated capital expenditures	$120	$102	$78

Depreciation and amortization expense:
RJR Tobacco	$149	$188	$148
All Other	1	—	—

Consolidated depreciation and amortization expense	$150	$188	$148

Reconciliation to income from continuing operations before income taxes:
Operating income	$1,685	$1,372	$878
Interest and debt expense	4	4	3
Interest income	(153)	(100)	(33)
Other income, net	(15)	(9)	(8)

Income from continuing operations before income taxes	$1,849	$1,477	$916

     For further information related to restructuring and asset impairment charges, see note 5. For further information related to trademark impairment, see note 1.
     Sales made by RJR Tobacco to McLane Company, Inc., a distributor, comprised 29%, 27% and 30% of RJR Tobacco’s segment revenue in 2006, 2005 and 2004, respectively. No other customer accounted for 10% or more of RJR Tobacco’s revenue during these years.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 14—Lease Commitments
     RJR Tobacco has operating lease agreements that are primarily for office space, automobiles, warehouse space and computer equipment. The majority of these leases expire within the next five years and some contain renewal or purchase options and escalation clauses or restrictions relating to subleases. Total rent expense was $24 million, $36 million and $37 million for 2006, 2005 and 2004, respectively. RJR Tobacco’s estimated rent expense under its operating lease agreements for the next five years and thereafter is set forth below:

Noncancellable Operating Leases
2007	$19
2008	17
2009	12
2010	10
2011	6
Thereafter	13

Total	$77

     The B&W business combination restructuring accrual includes $38 million related to the lease obligations of the former B&W facilities included in the table above.